As filed with the Securities and Exchange Commission on December 20, 2004

                                                     Registration No. 333-118044
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                           AMENDMENT NO.1 TO FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                   DELAWARE                         NUWAVE TECHNOLOGIES, INC.                          22-3387630
(State or Other Jurisdiction of Incorporation       (Name of Registrant in Our            (I.R.S. Employer Identification No.)
               or Organization)                              Charter)

                                                               3663
        1416 MORRIS AVENUE, SUITE 207              (Primary Standard Industrial              1416 MORRIS AVENUE, SUITE 207
           UNION, NEW JERSEY 07083                 Classification Code Number)                  UNION, NEW JERSEY 07083
  (Address and telephone number of Principal                                                         (908) 851-2470
   Executive Offices and Principal Place of                                           (Name, address and telephone number of agent
                  Business)                                                                            for service)

      Approximate date of commencement of proposed sale to the public: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                        CALCULATION OF REGISTRATION FEE
======================================================================================================================
                                                                                       PROPOSED
                                                                                       MAXIMUM
                                                                  PROPOSED MAXIMUM     AGGREGATE        AMOUNT OF
         TITLE OF EACH CLASS OF              AMOUNT TO BE          OFFERING PRICE      OFFERING        REGISTRATION
       SECURITIES TO BE REGISTERED            REGISTERED            PER SHARE(1)       PRICE(1)           FEE(2)
----------------------------------------------------------------------------------------------------------------------
Common stock                                  130,690,033                $0.085       $11,108,653        $1,407.47
----------------------------------------------------------------------------------------------------------------------


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. For the purposes of this table, we have used the average of the closing bid and asked prices as of the date the fee was paid and first submitted to the Commission.


(2)   Fee previously paid.



      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                  Subject to completion, dated December 20, 2004


                            NUWAVE TECHNOLOGIES, INC.

                       130,690,033 SHARES OF COMMON STOCKS

         This prospectus relates to the sale of up to 130,690,033 shares of NuWave's common stock by certain persons who are or will become stockholders of NuWave. Please refer to "Selling Stockholders" beginning on page 12. NuWave is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. We will, however, receive proceeds from the sale of common stock under the Standby Equity Distribution Agreement. All costs associated with this registration will be borne by us

         The shares of common stock are being offered for sale on a "best efforts" basis by the selling stockholders at prices established on the Over-the-Counter Bulletin Board during the term of this offering. There are no minimum purchase requirements. These prices will fluctuate based on the demand for the shares of common stock.


         Our common stock is quoted on the Over-the-Counter Bulletin Board maintained by the NASD under the symbol "NUWV." On November 22, 2004, the last reported sale price of our common stock was $0.065 per share.


         THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK.

         PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE 7.

         THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              The date of this prospectus is ___________ ___, 2004.

                                TABLE OF CONTENTS


PROSPECTUS SUMMARY................................................................................2
THE OFFERING......................................................................................4
SUMMARY CONSOLIDATED FINANCIAL INFORMATION........................................................5
RISK FACTORS......................................................................................7
FORWARD-LOOKING STATEMENTS.......................................................................11
SELLING STOCKHOLDERS.............................................................................12
USE OF PROCEEDS..................................................................................15
DILUTION.........................................................................................16
STANDBY EQUITY DISTRIBUTION AGREEMENT............................................................18
PLAN OF DISTRIBUTION.............................................................................20
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION........................................22
DESCRIPTION OF BUSINESS..........................................................................33
MANAGEMENT.......................................................................................36
DESCRIPTION OF PROPERTY..........................................................................39
LEGAL PROCEEDINGS................................................................................41
PRINCIPAL STOCKHOLDERS...........................................................................42
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...................................................43
MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND OTHER SHAREHOLDER MATTERS....44
DESCRIPTION OF SECURITIES........................................................................45
EXPERTS..........................................................................................46
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
DISCLOSURE.......................................................................................46
LEGAL MATTERS....................................................................................47
HOW TO GET MORE INFORMATION......................................................................47
FINANCIAL STATEMENTS............................................................................F-1



         We intend to distribute to our stockholders annual reports containing audited financial statements. Our audited consolidated financial statements for the year December 31, 2003, were contained in our Annual Report on Form 10-KSB.

                               PROSPECTUS SUMMARY

                                    OVERVIEW


         Since its formation in 1995, NuWave has been a technology company, focused upon the development and marketing of technology and technology products related to enhancing image and video output. Over the last three years, NuWave's annual sales have declined from $505,000 in 2001, to $286,000 in 2002 to $20,000 in 2003 and no sales in the nine month period ended September 30, 2004, as it has had difficulty securing buyers for its technology products in a very competitive market environment. NuWave has incurred net losses of $4,273,000, $2,674,000, $790,000 and $949,000 in 2001, 2002 and 2003, and for the nine months ended September 30, 2004, respectively.

         During 2003, in conjunction with a restructuring with the primary lender, all of NuWave's officers and employees resigned or were terminated. On September 10, 2003, NuWave entered into an agreement with a lender, Cornell Capital Partners, L.P., to settle a default on indebtedness owed to Cornell
Capital Partners, L.P. This indebtedness, consisting of notes payable of $484,000 and accrued interest of approximately $93,000, was settled in full for the net sum of $460,000 on September 10, 2004.


         During 2003, NuWave made changes to its product lines and business strategy. NuWave has had difficulty in selling its technology related to image and video enhancement. This technology is designed to enrich picture and video output with clearer, more defined detail in texture, color, contrast and tone. NuWave competes in a very competitive and quickly evolving market. NuWave's products have not been price competitive in the market, and this had made it difficult to obtain placements within end use electronics markets. NuWave previously marketed three product lines; however, based on a reevaluation of these lines it is no longer marketing the retail and security/surveillance products and has significantly reduced its marketing efforts of the digital filtering technology.

         NuWave intends to broaden its base of products and investments in order to diversify the product portfolio into a broad spectrum of industries and to improve profitability. In 2003 and in the first quarter of 2004, NuWave formed new subsidiaries for the purpose of acquiring and holding real estate and other assets. On December 22, 2003, NuWave, through a wholly owned subsidiary, acquired vacant land that it intends to develop into a community for residents over the age of 55. On April 30, 2004, NuWave, through a wholly owned subsidiary, purchased a parcel of residential real estate for $122,000, utilizing approximately $113,000 in cash and the application of deposits of approximately $9,000. NuWave intends to redevelop and then later sell this property.

                                  GOING CONCERN


         NuWave did not have any revenues in the nine months ended September 30, 2004. NuWave incurred a net loss of approximately $949,000 during the nine months ended September 30, 2004, resulting in a stockholders deficiency of approximately $1,999,000. These matters raise substantial doubt about NuWave's ability to continue as a going concern. The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. These consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should NuWave be unable to continue as a going concern.

          Management has taken a number of actions to lower costs and to improve NuWave's liquidity. NuWave has substantially reduced its cash flow requirements through significant reductions in payroll and various other operating expenses. NuWave intends to remain in the technology business.

           In August 2004, NuWave raised $1,783,549 through the issuance of a convertible debenture related to NuWave's largest real estate holding. In November 2004, NuWave repaid $298,000 of the $1,783,549 proceeds received from this convertible debenture. In September 2004, NuWave repaid in full for the net sum of $460,000 to Cornell Capital Partners, L.P. its indebtedness of notes payable - related party, consisting of principal of $484,000 and interest of $93,000 through the repayment date. In addition, management's plans include the raising of cash through the issuance of debt or equity although there are no assurances that NuWave will be successful. NuWave continues to require funding by and the financial support of Cornell Capital Partners, L.P. Management intends to monitor spending toward development of the land holdings carefully until such time as all required new funding is secured.

                                    ABOUT US

         Our principal office is located at 1416 Morris Avenue, Suite 207, Union, New Jersey 07083. Our telephone number is (908) 851-2470.

                                  THE OFFERING

         This offering relates to the sale of common stock by certain persons who are stockholders of NuWave.

         Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically issue and sell to Cornell Capital Partners, L.P. shares of common stock for a total purchase price of up to $30 million. Note that at an assumed price of $0.065 per share we would receive gross proceeds of $3,978,500 or $26,021,500 less than is available under the Standby Equity Distribution Agreement. In order to have access to the full amount available under the Standby Equity Distribution Agreement, our stock price would have to rise substantially to approximately $0.45 per share or we would need to register and issue an additional approximately 400 million shares of common stock.

         Cornell Capital Partners, L.P. may purchase the shares of common stock for a 1% discount to the lowest volume weighted average price of our common stock for the 5 days immediately following the notice date. Cornell Capital Partners, L.P. intends to sell any shares purchased under the Standby Equity Distribution Agreement at the then prevailing market price. Among other things, this prospectus relates to the shares of common stock to be issued under the Standby Equity Distribution Agreement.


COMMON STOCK OFFERED                            130,690,033  shares  by  selling
                                                stockholders.  This would  equal
                                                98.4% of our outstanding  common
                                                stock on the date hereof, if all
                                                of  these   shares  were  to  be
                                                issued.

OFFERING PRICE                                  Market price

COMMON STOCK OUTSTANDING BEFORE THE OFFERING    2,062,013 shares

USE OF PROCEEDS                                 We will not receive any proceeds
                                                of  the  shares  offered  by the
                                                selling    stockholders.     Any
                                                proceeds  we  receive  from  the
                                                sale of common  stock  under the
                                                Standby   Equity    Distribution
                                                Agreement  will be used for real
                                                estate  development   activities
                                                and  general   working   capital
                                                purposes. See "Use of Proceeds."

RISK FACTORS                                    The  securities  offered  hereby
                                                involve  a high  degree  of risk
                                                and    immediate     substantial
                                                dilution. See "Risk Factors" and
                                                "Dilution."

OVER-THE-COUNTER BULLETIN BOARD SYMBOL          NUWV

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                ($ in thousands, except share and per share data)

                                               YEAR ENDED DECEMBER 31,   NINE MONTHS ENDED SEPTEMBER 30,
                                                 2003           2002           2004           2003
                                             -----------    -----------    -----------    -----------
STATEMENTS OF OPERATION DATA:                                                     (unaudited)

Net sales                                    $        20    $       286    $        --    $        19
Cost of sales                                          5            390             --              5
                                             -----------    -----------    -----------    -----------
    Gross profit (loss)                               15           (104)            --             14
Operating expenses:

    General and administrative                       958          2,071            572            631
    Research and development                         134            681             --            127
                                             -----------    -----------    -----------    -----------
Total operating expenses                           1,092          2,752            572            758
    Loss from operations                          (1,077)        (2,856)          (572)          (744)
Gain on forgiveness of debt                          347             --             --            265
Interest income                                       --              5             --             --
Interest expense                                     (55)            (5)          (377)           (21)
                                             -----------    -----------    -----------    -----------
Loss before (provision for) benefit from
    income taxes                                    (785)        (2,856)          (949)          (500)
    (Provision for) benefit from income
       taxes                                          (5)           182             --             --
                                             -----------    -----------    -----------    -----------
    Net loss                                 $      (790)   $    (2,674)   $      (949)   $      (500)
Deemed dividend - redemption premium on
    convertible preferred stock                      (19)            --             --             --
                                             -----------    -----------    -----------    -----------
Net loss applicable to common stockholders   $      (809)   $    (2,674)   $      (949)   $      (500)
                                             ===========    ===========    ===========    ===========
Weighted average number of common shares
    outstanding                                1,455,365        285,315      1,961,240      1,267,079
                                             ===========    ===========    ===========    ===========
    Basic and diluted net loss per common
      share                                  $     (0.56)   $     (9.37)   $     (0.48)   $     (0.39)
                                             ===========    ===========    ===========    ===========
Comprehensive loss:

Net loss                                     $      (809)   $    (2,674)   $      (949)   $      (500)
Other comprehensive loss net of income
    taxes:

    Unrealized losses on marketable
      securities                                      --             --            (45)            --
                                             -----------    -----------    -----------    -----------
Comprehensive loss                           $      (809)   $    (2,674)   $      (994)   $      (500)
                                             ===========    ===========    ===========    ===========

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                                ($ in thousands)


                                            SEPTEMBER 30, 2004 DECEMBER 31, 2003
                                                -----------      -----------
                                                (unaudited)
CONSOLIDATED BALANCE SHEET DATA:

Cash and cash equivalents                       $       822      $       119
Marketable securities - available-for-sale               85               --
Inventory                                                 1                1
                                                -----------      -----------
    Total current assets                                908              120
Property and equipment, net                              22                4
Land held for development and sale                    3,328            2,970
Deferred tax asset                                       --              225
                                                -----------      -----------
    Total assets                                $     4,258      $     3,319
                                                ===========      ===========
Accounts payable, accrued interest and
    accrued liabilities                         $       101      $       170
Current portion of note payable-related
    party                                               198               --
                                                -----------      -----------
    Total current liabilities                           299              170
                                                -----------      -----------
Notes payable - related party                            --              484
Note payable - related party                          1,202            1,400
Convertible debentures - related party,
    net of unamortized discounts of $697
    and $866, respectively                            2,603            2,634
Convertible debentures, net of unamortized
    discounts of $574 and $109,
    respectively                                      1,945              336
Accrued interest - non-current (including
    related party of $182)                              208               --
                                                -----------      -----------
    Total non-current liabilities                     5,958            4,854
                                                -----------      -----------
    Total liabilities                                 6,257            5,024
Series A Convertible Preferred Stock                     --               --
Preferred Stock                                          --               --
Common stock                                              2                2
Additional paid-in capital                           26,916           26,216
Accumulated other comprehensive loss                    (45)              --
Accumulated deficit                                 (28,872)         (27,923)
                                                -----------      -----------
    Total stockholders' deficiency                   (1,999)          (1,705)
                                                -----------      -----------
    Total liabilities and stockholders'
        deficiency                              $     4,258      $     3,319
                                                ===========      ===========

                                  RISK FACTORS

      NuWave is subject to various risks that may materially harm our business, financial condition and results of operations. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS FILING BEFORE DECIDING TO PURCHASE OUR COMMON STOCK. IF ANY OF THESE RISKS OR UNCERTAINTIES ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS COULD BE MATERIALLY HARMED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

                          RISKS RELATED TO OUR BUSINESS

WE HAVE HISTORICALLY INCURRED LOSSES AND LOSSES MAY CONTINUE IN THE FUTURE


      We have historically incurred losses. NuWave has experienced losses from operations as a result of its investment necessary to achieve its operating plan, which is long-range in nature. In the nine months ended September 30, 2004, we had a net loss applicable to common stockholders of $949,000. In the years ended December 31, 2003 and 2002, we had net losses applicable to common shareholders of $809,000 and $2,674,000, respectively. Future losses are likely to occur. Accordingly, we may experience significant liquidity and cash flow problems because historically our operations have not been profitable. No assurances can be given that we will be successful in reaching or maintaining profitable operations.


WE MAY NEED TO RAISE ADDITIONAL CAPITAL TO FINANCE OPERATIONS

      We have relied on significant external financing to fund our operations and expect to rely on external financing for the foreseeable future. Such financing has historically come from a combination of borrowings and sale of common stock from third parties. We cannot assure you that financing, whether from external sources or related parties, will be available if needed or on favorable terms. We have sufficient funds to continue operations for one year but will require additional capital to complete our real estate development projects. Our inability to obtain adequate financing will result in the need to curtail business operations. Any of these events would be materially harmful to our business and may result in a lower stock price. We will need to raise additional capital to fund our anticipated future expansion. Among other things, external financing may be required to cover our operating costs.

THE STANDBY EQUITY DISTRIBUTION AGREEMENT AND CONVERTIBLE DEBENTURES CONTAIN CERTAIN COVENANTS PROHIBITING US FROM RAISING CAPITAL AT LESS THAN THE MARKET PRICE OR PLEDGING ASSETS TO OTHER LENDERS

      The Standby Equity Distribution Agreement and Convertible Debentures contain covenants that restrict the following activities:

      o     Raising  capital  from  the  sale  of  stock  or  other   securities
            convertible into stock at a price less than the market price of NuWave's common stock on the date of issuance; or

      o Granting a security interest in NuWave's assets, which security interest may be needed in order to obtain borrowings or capital from a lender.

      The existence of these covenants may severely limit NuWave's ability to borrow money or raise capital from the sale of stock or convertible securities because any potential lender will likely require collateral in the form of a security interest on NuWave's assets to secure a loan and purchasers of our stock or convertible securities may want to pay a discount to the market price of our stock.

WE HAVE BEEN THE SUBJECT OF A GOING CONCERN OPINION FROM OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS, WHICH MEANS THAT WE MAY NOT BE ABLE TO CONTINUE OPERATIONS UNLESS WE OBTAIN ADDITIONAL FUNDING

      Our independent registered public accounting firms have added an explanatory paragraph to their audit opinions issued in connection with the financial statements for the years ended December 31, 2003 and 2002, which states that NuWave's ability to continue as a going concern depends upon its ability to secure financing and attain profitable operations. Our ability to obtain additional funding will determine our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

OUR COMMON STOCK MAY BE AFFECTED BY LIMITED TRADING VOLUME AND MAY FLUCTUATE SIGNIFICANTLY

      There has been a limited public market for our common stock and there can be no assurance that an active trading market for our common stock will develop. An absence of an active trading market could adversely affect our shareholders' ability to sell our common stock in short time periods, or possibly at all. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations that could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially.

OUR COMMON STOCK IS DEEMED TO BE "PENNY STOCK," WHICH MAY MAKE IT MORE DIFFICULT FOR INVESTORS TO SELL THEIR SHARES DUE TO SUITABILITY REQUIREMENTS

      Our common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline. Penny stocks are stock:

      o     With a price of less than $5.00 per share;

      o     That are not traded on a "recognized" national exchange;

      o Whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ listed stock must still have a price of not less than $5.00 per share); or

      o In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

      Broker-dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker-dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor.

                         RISKS RELATED TO THIS OFFERING

Future Sales By Our Stockholders May Adversely Affect Our Stock Price And Our Ability To Raise Funds In New Stock Offerings


      Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Of the 2,062,013 shares of common stock outstanding as of November 29, 2004, 1,805,148 shares are, or will be, freely tradable without restriction, unless held by our "affiliates." The remaining 256,865 shares of common stock held by existing stockholders are "restricted securities" and may be resold in the public market only if registered or pursuant to an exemption from registration. Some of these shares may be resold under Rule 144.


EXISTING STOCKHOLDERS WILL EXPERIENCE SIGNIFICANT DILUTION FROM OUR SALE OF SHARES UNDER THE STANDBY EQUITY DISTRIBUTION AGREEMENT

      The sale of shares pursuant to the Standby Equity Distribution Agreement will have a dilutive impact on our stockholders. As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price is, the more shares of common stock we will have to issue under the Standby Equity Distribution Agreement to draw down the full amount. If our stock price is lower, then our existing stockholders would experience greater dilution.

THE INVESTOR UNDER THE STANDBY EQUITY DISTRIBUTION AGREEMENT AND CONVERTIBLE DEBENTURES WILL PAY LESS THAN THE THEN-PREVAILING MARKET PRICE OF OUR COMMON STOCK

      The common stock to be issued under the Standby Equity Distribution Agreement will be issued at a 1% discount to the volume weighted average price for the 5 days immediately following the notice date of an advance. These discounted sales could cause the price of our common stock to decline.

      In addition, Cornell Capital Partners, L.P. holds debentures convertible into NuWave's Common Stock at a price equal to the lower of either (a) 120% of the closing bid price on the closing date or (b) an amount equal to eighty percent (80%) of the average weighted average price of the common stock for the 5 trading days immediately preceding the conversion date. There is essentially no limit on the number of shares that Cornell Capital Partners, L.P. may acquire upon conversion of these debentures because Cornell Capital Partners, L.P. will be entitled to a greater number of shares as the stock price falls.

THE NUMBER OF SHARES TO BE ISSUED UPON CONVERSION OF THE DEBENTURES IS ESSENTIALLY LIMITLESS BECAUSE WE ARE REQUIRED TO ISSUE MORE SHARES AS OUR STOCK PRICE DECLINES

      Cornell Capital Partners, L.P. holds debentures convertible into NuWave's Common Stock at a price equal to the lower of either (a) 120% of the closing bid price on the closing date or (b) an amount equal to eighty percent (80%) of the average weighted average price of the Common Stock for the 5 trading days immediately preceding the conversion date. This means that the conversion price of the debentures will decline as the price of our common stock declines. Accordingly, NuWave would be obligated to issue a greater number of shares of Common Stock as the stock price declines. For example, NuWave would be obligated to issue the number of shares of Common Stock set forth below for the indicated stock prices.

         Stock Price                           No. of Shares
         -----------                           -------------
         $0.065                                  461,538,000
         $0.0325                                 923,077,000
         $0.01625                              1,846,154,000


THE SELLING STOCKHOLDERS INTEND TO SELL THEIR SHARES OF COMMON STOCK IN THE MARKET, WHICH SALES MAY CAUSE OUR STOCK PRICE TO DECLINE

      The selling stockholders intend to sell in the public market the shares of common stock being registered in this offering. That means that up to 130,690,033 shares of common stock, the number of shares being registered in this offering, may be sold. Such sales may cause our stock price to decline.

THE SALE OF OUR STOCK UNDER OUR STANDBY EQUITY DISTRIBUTION AGREEMENT COULD ENCOURAGE SHORT SALES BY THIRD PARTIES, WHICH COULD CONTRIBUTE TO THE FUTURE DECLINE OF OUR STOCK PRICE

      The significant downward pressure on the price of our common stock caused by the sale of material amounts of common stock under the Standby Equity Distribution Agreement could encourage short sales by third parties. In a short sale, a prospective seller borrows stock from a shareholder or broker and sells the borrowed stock. The prospective seller hopes that the stock price will decline, at which time the seller can purchase shares at a lower price to repay the lender. The seller profits when the stock price declines because it is purchasing shares at a price lower than the sale price of the borrowed stock. Such sales could place further downward pressure on the price of our common stock by increasing the number of shares being sold.

OUR COMMON STOCK HAS BEEN RELATIVELY THINLY TRADED AND WE CANNOT PREDICT THE EXTENT TO WHICH A TRADING MARKET WILL DEVELOP

      Before this offering, our common stock has traded on the Over-the-Counter Bulletin Board. Our common stock is thinly traded compared to larger more widely known companies in our industry. Thinly traded common stock can be more volatile than common stock trading in an active public market. We cannot predict the extent to which an active public market for the common stock will develop or be sustained after this offering.

THE PRICE YOU PAY IN THIS OFFERING WILL FLUCTUATE AND MAY BE HIGHER OR LOWER THAN THE PRICES PAID BY OTHER PEOPLE PARTICIPATING IN THIS OFFERING

      The price in this offering will fluctuate based on the prevailing market price of the common stock on the Over-the-Counter Bulletin Board. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

WE MAY NOT BE ABLE TO ACCESS SUFFICIENT FUNDS UNDER THE STANDBY EQUITY DISTRIBUTION AGREEMENT WHEN NEEDED

      We are dependent on external financing to fund our operations. Our financing needs are expected to be provided from the Standby Equity Distribution Agreement, in large part. No assurances can be given that such financing will be available in sufficient amounts or at all when needed, in part, because the amount of financing available will fluctuate with the price and volume of our common stock. As the price and volume decline, then the amount of financing available under the Standby Equity Distribution Agreement will decline.


      There are additional restrictions on our ability to request advances under the Standby Equity Distribution Agreement. For example, our ability to request an advance is conditioned upon us registering the shares of common stock with the SEC. Further, we may not request advances if the shares to be issued in connection with such advances would result in Cornell Capital Partners, L.P. owning more than 9.9% of our outstanding common stock. Even if we request advances the amount of each advance is limited to a maximum draw down of $1,000,000 every 7 trading days.

                           FORWARD-LOOKING STATEMENTS

Forward-Looking Statements

      Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology.

      This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under "Management's Discussion and Analysis or Plan of Operations" and "Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

                              SELLING STOCKHOLDERS

      The following table presents information regarding the selling stockholders. A description of each selling shareholder's relationship to NuWave and how each selling shareholder acquired or will acquire the shares to be sold in this offering is detailed in the information immediately following this table.


                                                                            PERCENTAGE
                                                                                OF
                                                                            OUTSTANDING
                                                                             SHARES TO
                                                             SHARES TO BE       BE
                                            PERCENTAGE OF      ACQUIRED      ACQUIRED                      PERCENTAGE
                                             OUTSTANDING      UNDER THE      UNDER THE                      OF SHARES
                               SHARES          SHARES          STANDBY        STANDBY                      BENEFICIALLY
                            BENEFICIALLY    BENEFICIALLY        EQUITY        EQUITY       SHARES TO BE       OWNED
                            OWNED BEFORE    OWNED BEFORE     DISTRIBUTION   DISTRIBUTION    SOLD IN THE       AFTER
  SELLING STOCKHOLDER         OFFERING      OFFERING (1)      AGREEMENT      AGREEMENT       OFFERING      OFFERING(1)
-------------------------   -------------  --------------   -------------  -------------   ------------    ------------
Cornell Capital Partners,
  L.P.                         226,615(2)          9.9%      61,208,092        97.0%       120,122,191         0.0%
Gerald Holland                 226,615(2)          9.9%              --           --         3,209,764         0.0%
David Kesselbrenner            226,615(2)          9.9%              --           --           445,800         0.0%
Sarah Kesselbrenner            226,615(2)          9.9%              --           --           445,800         0.0%
Joseph Kesselbrenner           226,615(2)          9.9%              --           --           534,961         0.0%
Louis Kesselbrenner            226,615(2)          9.9%              --           --           445,800         0.0%
Joanna Saporito                226,615(2)          9.9%              --           --         1,783,202         0.0%
Michael Kesselbrenner          226,615(2)          9.9%              --           --         1,783,202         0.0%
Mary-Ellen Viola               226,615(2)          9.9%              --           --         1,783.202         0.0%
NextGen Associates                 25,000          1.2%              --           --            25,000         0.0%
Newbridge Securities
  Corporation                     111,111          5.1%              --           --           111,111         0.0%
                                                            -----------                    -----------        -----
TOTAL                                                        61,208,092                    130,690,033         0.0%
                                                            ===========                    ===========        =====


-------------
     *   Less than 1%.

(1) Applicable percentage of ownership is based on 2,062,013 shares of common stock outstanding as of November 29, 2004, together with securities exercisable or convertible into shares of common stock within 60 days of November 29, 2004. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of November 29, 2004 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.


(2) These represent the approximate number of shares underlying convertible debentures at an assumed price of $0.052 per share (i.e., 80% of a recent price $0.065 per share), subject to a limitation of 9.9% contained in the convertible debentures. Because the conversion price will fluctuate based on the market price of our stock, the actual number of shares to be issued upon conversion of the debentures may be higher or lower. NuWave is registering the number of shares indicated in the column entitled "Shares to be Sold in the Offering," which number reflects NuWave's good faith estimate of the number of shares that will need to be issued upon conversion of the debentures. The number of shares in such column is higher than the number of shares beneficially owned by each selling stockholder because the number of shares in such column is not subject to the 9.9% limitation. Each selling stockholder is permitted to convert up to the 9.9% limit and sell the underlying stock on more than one occasion. As such, each selling stockholder could convert and sell in the aggregate more shares than is indicated in the beneficial ownership column.

      The following information contains a description of the selling shareholders' relationship to NuWave and how the selling shareholders acquired the shares to be sold in this offering. No selling shareholder has held a position or office, or had any other material relationship, with NuWave, except as follows:

SHARES ACQUIRED IN FINANCING TRANSACTION WITH NUWAVE

      o CORNELL CAPITAL PARTNERS, L.P. Cornell Capital Partners, L.P. is the investor under the Standby Equity Distribution Agreement and the holder of convertible debentures. All investment decisions of Cornell Capital Partners, L.P. are made by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, LLC, makes the investment decisions on behalf of Yorkville Advisors LLC. Cornell Capital Partners, L.P. acquired all shares being registered in this offering in financing transactions with NuWave. Those transactions are explained below:

            STANDBY EQUITY DISTRIBUTION AGREEMENT. In May 2004, NuWave entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, L.P. Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically sell to Cornell Capital Partners, L.P. shares of common stock for a total purchase price of up to $30 million. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners, L.P. will pay NuWave 99% of the volume weighted average price on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the 5 days immediately following the notice date. Further, Cornell Capital Partners, L.P. will retain a fee of 10% of each advance under the Standby Equity Distribution Agreement. We are registering 61,208,092 shares in this offering that may be issued under the Standby Equity Distribution Agreement.


            CONVERTIBLE DEBENTURES. During October 2003, NuWave raised $200,000 through the issuance of a convertible debenture to Cornell Capital Partners, L.P. On September 10, 2004, this $200,000 convertible debenture was redeemed in full. On December 22, 2003, NuWave issued a convertible debenture for $3,300,000 to Cornell Capital Partners, L.P. in connection with the acquisition of land held for development and sale which is secured through a first mortgage lien on the land. This debenture bears interest at a rate of 5% per annum, with interest due at maturity or upon conversion. This debenture matures in December 2008. At the option of NuWave, upon the maturity date, this convertible debenture and accrued interest may be converted into NuWave's Common Stock. At the option of the holder, at any time prior to maturity, any portion of this convertible debenture and accrued interest may be converted into Common Stock. The value of principal and accrued interest is convertible at the per share price equal to the lesser of (a) 120% of the closing bid price, or (b) 80% of the lowest daily volume weighted average price for the five days immediately preceding the conversion date. In addition, NuWave may redeem a portion or all of this debenture at 120% of the dollar value of the amount redeemed plus accrued interest. Under the conversion limitation for the debenture, NuWave may issue shares under conversion only so long as, at conversion, the holder has no more than 9.9% of NuWave's outstanding shares. NuWave is registering in this offering 58,914,099 shares of common stock underlying this convertible debenture.

      o INDIVIDUAL SELLING STOCKHOLDERS. The individual selling stockholders are all holders of convertible debentures. These debentures, with the exception of the debenture held by Mary-Ellen Viola, are convertible at the holder's option any time up to maturity at a conversion price equal to the lower of (i) 120% of the lowest volume weighted average price of the common stock as of the closing date or
            (ii) 80% of the lowest volume weighted average price of the common stock for the 5 trading days immediately preceding the conversion date. Prior to maturity, NuWave has the option to redeem at 110% of the amount redeemed, plus accrued interest. At maturity, NuWave has the option to either pay the holder the outstanding principal balance and accrued interest or to convert the debentures and accrued interest into shares of common stock at a conversion price equal to the lower of (i) 120% of the lowest volume weighted average price of the common stock as of the closing date or (ii) 80% of the lowest volume weighted average price of the common stock for the 5 trading days immediately preceding the conversion date. The convertible debentures are secured by all of NuWave's assets. NuWave is registering in this offering 8,648,529 shares of common stock underlying the convertible debentures.

            With respect to the debenture held Mary-Ellen Viola, the debenture is convertible at the holder's option any time up to maturity at a conversion price equal to the lower of (i) 120% of the lowest closing bid price of the common stock as of the closing date, or
            (ii) 80% of the lowest closing bid price of the common stock for the

            5 trading days immediately preceding the conversion date. Prior to maturity, NuWave has the option to redeem at 120% of the amount redeemed, plus accrued interest. At maturity, NuWave has the option to either pay the holder the outstanding principal balance and accrued interest or to convert the debentures and accrued interest into shares of common stock at a conversion price equal to the lower of (i) 120% of the lowest closing bid price of the common stock as of the closing date or (ii) 80% of the lowest closing bid price of the common stock for the 5 trading days immediately preceding the conversion date. NuWave is registering in this offering 1,783.202 shares of common stock underlying this convertible debenture.

      o NEXTGEN ASSOCIATES. NextGen Associates received the shares for services provided to NuWave. Stanley J. Chayka, President and Chief Executive Officer, makes the investment decisions on behalf of NextGen Associates. NuWave is registering 25,000 of these shares in this offering.


      o NEWBRIDGE SECURITIES CORPORATION. Newbridge Securities Corporation is a registered broker-dealer that we engaged to advise us in connection with the Standby Equity Distribution Agreement. Guy Amico makes the investment decisions on behalf of Newbridge Securities Corporation. We paid Newbridge Securities Corporation a fee of 111,111 shares of common stock. NuWave is registering 111,111 of these shares in this offering.

THERE ARE CERTAIN RISKS RELATED TO SALES BY CORNELL CAPITAL PARTNERS, L.P.

      There are certain risks related to sales by Cornell Capital Partners, L.P., including:

      o The shares will be issued based on a discount to the market rate. As a result, the lower the stock price around the time Cornell Capital Partners, L.P. is issued shares, the greater chance that Cornell Capital Partners, L.P. gets more shares. This could result in substantial dilution to the interests of other holders of common stock.

      o To the extent Cornell Capital Partners, L.P. sells its common stock, the common stock price may decrease due to the additional shares in the market. This could allow Cornell Capital Partners, L.P. to sell greater amounts of common stock, the sales of which would further depress the stock price.

      o The significant downward pressure on the price of the common stock as Cornell Capital Partners, L.P. sells material amounts of common stocks could encourage short sales by others to the extent permitted by applicable law. This could place further downward pressure on the price of the common stock.

                                 USE OF PROCEEDS

      This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering. However, we may receive the proceeds from the sale of shares of common stock to Cornell Capital Partners, L.P. under the Standby Equity Distribution Agreement. The purchase price of the shares purchased under the Standby Equity Distribution Agreement will be equal to 99% of the volume weighted average price of our common stock on the Over-the-Counter Bulletin Board for the 5 days immediately following the notice date.


      For illustrative purposes, NuWave has set forth below its intended use of proceeds for the range of net proceeds indicated below to be received under the Standby Equity Distribution Agreement. The table assumes estimated offering expenses of $100,000 and commitment fees of 10% of the gross proceeds raised under the Standby Equity Distribution Agreement.

USE OF PROCEEDS:                  AMOUNT            AMOUNT             AMOUNT            AMOUNT             AMOUNT
-------------------------- ---------------- ----------------- ------------------ ----------------- ------------------

Gross Proceeds                  $2,500,000        $5,000,000        $10,000,000       $20,000,000        $30,000,000

Net Proceeds                    $2,150,000        $4,400,000         $8,900,000       $17,900,000        $26,900,000

Real Estate Development         $1,150,000        $3,200,000         $7,400,000       $16,150,000        $24,900,000

General Working Capital
(including the repayment of
outstanding or future debt)     $1,000,000        $1,200,000         $1,500,000        $1,750,000         $2,000,000
                               -----------       -----------        -----------      ------------       ------------

Total                           $2,150,000        $4,400,000         $8,900,000       $17,900,000        $26,900,000
                               ===========       ===========        ===========      ============       ============

                                    DILUTION


         The net tangible book value of NuWave as of September 30, 2004 was ($1,999,000) or ($0.9694) per share of common stock. Net tangible book value per share is determined by dividing the tangible book value of NuWave (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to NuWave, our net tangible book value will be unaffected by this offering. Our net tangible book value per share, however, will be impacted by the common stock to be issued under the Standby Equity Distribution Agreement. The amount of dilution will depend on the offering price and number of shares to be issued under the Standby Equity Distribution Agreement. The following example shows the dilution to new investors at an offering price of $0.065 per share.

         If we assume that NuWave had issued 61,208,092 shares of common stock under the Standby Equity Distribution Agreement at an assumed offering price of $0.065 per share (i.e., the number of shares being registered in this offering), less commitment fees of $397,853 and $100,000 of other offering expenses, our net tangible book value as of September 30, 2004 would have been $1,481,673 or $0.02340 per share. Note that at an assumed price of $0.065 per share NuWave would receive gross proceeds of approximately $3,978,500 or $26,021,500 less than is available under the Standby Equity Distribution Agreement. This represents an immediate increase in net tangible book value to existing stockholders of $0.9928 per share and an immediate dilution to Cornell Capital Partners, L.P. of $0.0416 per share. The following table illustrates the per share dilution:

Assumed public offering price per share                                $  0.0650
Net tangible book value per share before this offering     (0.9694)
Increase attributable to new investors                      0.9928
Net tangible book value per share after this offering                  $ 0.02340
                                                                       ---------
Dilution per share to Cornell Capital Partners, L.P.                   $  0.0416
                                                                       =========


         The offering price of our common stock is based on the then-existing market price. In order to give Cornell Capital Partners, L.P. an idea of the dilution per share they may experience, we have prepared the following table showing the dilution per share at various assumed offering prices:


                                                         DILUTION PER SHARE TO
              ASSUMED            NO. OF SHARES TO BE        CORNELL CAPITAL
          OFFERING PRICE              ISSUED(1)             PARTNERS, L.P.
          --------------         -------------------     ---------------------
             $0.0650                 61,208,092                 $0.0416
             $0.0490                 61,208,092                 $0.0395
             $0.0330                 61,208,092                 $0.0374
             $0.0160                 61,208,092                 $0.0353


------------
(1) This represents the number of shares of common stock that will be registered hereunder in connection with the Standby Equity Distribution Agreement.

         Nuwave's convertible debenture holders will experience dilution upon the conversion of the Convertible Debentures. The following table is intended to give the holders of the Convertible Debentures an idea of the dilution per share they may experience in connection with the outstanding Convertible Debentures.


                                                        DILUTION PER SHARE TO
             ASSUMED            NO. OF SHARES TO BE     CONVERTIBLE DEBENTURE
      CONVERSION PRICE (1)           ISSUED(2)                 HOLDERS
      --------------------      -------------------     ---------------------
             $0.052                 69,345,830                 $0.0295
             $0.039                 69,345,830                 $0.0291
             $0.026                 69,345,830                 $0.0287
             $0.013                 69,345,830                 $0.0284


----------


(1) The Assumed Offering Price is calculated by multiplying the discount contained in the Convertible Debentures by an assumed market price of $0.065, $0.049, $0.0325 and $0.01625 per share. The discount is 20% for all of the Convertible Debentures.


(2) This represents the number of shares of common stock that will be registered hereunder in connection with the Convertible Debentures.

                      STANDBY EQUITY DISTRIBUTION AGREEMENT

         SUMMARY. In May 2004, we entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, L.P. Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically sell to Cornell Capital Partners, L.P. shares of common stock for a total purchase price of up to $30.0 million. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners, L.P. will pay 99% of the lowest volume weighted average price on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the 5 days immediately following the notice date. The volume weighted average price is calculated automatically by Bloomberg, LLC, a reporting service, and is calculated by multiplying the number of NuWave's shares sold on a given day by the actual sales prices, adding up the totals and then dividing by the number of shares sold. Cornell Capital Partners, L.P. is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. Further, Cornell Capital Partners, L.P. will retain a fee of 10% of each advance under the Standby Equity Distribution Agreement. In addition, we engaged Newbridge Securities Corporation, a registered broker-dealer, to advise us in connection with the Standby Equity Distribution Agreement. For its services, Newbridge Securities Corporation received a fee of 111,111 shares of our common stock. NuWave is registering 61,208,092 shares of common stock for the Standby Equity Distribution Agreement pursuant to this registration statement. The costs associated with this registration will be borne by us. There are no other significant closing conditions to draws under the Standby Equity Distribution Agreement.

         STANDBY EQUITY DISTRIBUTION AGREEMENT EXPLAINED. Pursuant to the Standby Equity Distribution Agreement, we may periodically sell shares of common stock to Cornell Capital Partners, L.P. to raise capital to fund our working capital and real estate development needs. The periodic sale of shares is known as an advance. We may request an advance every 7 trading days. A closing will be held 1 trading day after the end of each pricing period at which time we will deliver shares of common stock and Cornell Capital Partners, L.P. will pay the advance amount.

         We may request advances under the Standby Equity Distribution Agreement once the underlying shares are registered with the Securities and Exchange
Commission. Thereafter, we may continue to request advances until Cornell Capital Partners, L.P. has advanced $30.0 million or 24 months after the effective date of the accompanying registration statement, whichever occurs first.

         The amount of each advance is limited to a maximum draw down of $1,000,000 every 7 trading days up to a maximum of $4,000,000 in any 30-day period. The amount available under the Standby Equity Distribution Agreement is not dependent on the price or volume of our common stock. Our ability to request advances are conditioned upon us registering the shares of common stock with the SEC. In addition, we may not request advances if the shares to be issued in connection with such advances would result in Cornell Capital Partners, L.P. owning more than 9.9% of our outstanding common stock. We do not have any agreements with Cornell Capital Partners, L.P. regarding the distribution of such stock, although Cornell Capital Partners, L.P. has indicated that it intends to promptly sell any stock received under the Standby Equity Distribution Agreement.

      There are certain conditions to NuWave's right to request an advance. These conditions include:

      o     Maintaining   NuWave's    authorization   for   quotation   on   the
            Over-the-Counter Bulletin Board,

      o Having an effective registration statement related to the stock to be issued,

      o The absence of a stop order or other action adversely affecting the registration statement,

      o No events shall have occurred that would require NuWave to file a post-effective amendment to the effective registration statement, and


      o The advance will not cause Cornell Capital Partners, L.P. to beneficially own more than 9.9% of NuWave's outstanding common stock.

         Cornell Capital Partners, L.P. is permitted to terminate the Standby Equity Distribution Agreement if (i) there is a stop order or suspension of the effectiveness of this registration statement for 50 trading days or (ii) NuWave fails to materially comply with certain covenants, which include the following:


      o Maintaining a quotation of the common stock on the Over-the-Counter Bulletin Board,

      o Maintaining NuWave's status as a public company under Section 12(g) of the Securities Act of 1934,


      o Delivering instructions to the transfer agent to issue shares in connection with an advance notice,


      o Failing to notify Cornell Capital Partners, L.P. of events impacting the registration of the stock to be issued, including the issuance of a stop order,


      o Issuing stock or convertible securities at a price less than the market price of NuWave's common stock on the date of issuance, or

      o Merging or consolidating NuWave with another company where the acquiring entity does not assume NuWave's obligations under the Standby Equity Distribution Agreement.

         We cannot predict the actual number of shares of common stock that will be issued pursuant to the Standby Equity Distribution Agreement, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of our common stock that will be issued using certain assumptions. Assuming we issued the number of shares of common stock being registered in the accompanying registration statement at a recent price of $0.065 per share, we would issue 61,208,092 shares of common stock to Cornell Capital Partners, L.P. for gross proceeds of $3,978,500 or $26,021,500 less than is available under the Standby Equity Distribution Agreement. These shares would represent 97.0% of our outstanding common stock upon issuance.

         Proceeds used under the Standby Equity Distribution Agreement will be used in the manner set forth in the "Use of Proceeds" section of this prospectus. We cannot predict the total amount of proceeds to be raised in this transaction because we have not determined the total amount of the advances we intend to draw.


         We expect to incur expenses of approximately $100,000 in connection with this registration, consisting primarily of professional fees. In addition, we issued 111,111 shares of common stock to Newbridge Securities Corporation, a registered broker-dealer, as a placement agent fee.

                              PLAN OF DISTRIBUTION

            The selling stockholders and any of their respective pledgees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

      -- ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

      -- block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      -- purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

      -- an exchange distribution in accordance with the rules of the applicable exchange;

      --    privately-negotiated transactions;

      -- broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

      --    through the writing of options on the shares;

      --    a combination of any such methods of sale; and

      --    any other method permitted pursuant to applicable law.

      The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

      The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.


      The selling stockholders or their respective pledges, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholders will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. Cornell Capital Partners, L.P. and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, are deemed "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act, including any untrue statement of a material fact contained in this prospectus or an omission to state any material fact necessary to make the statements in this prospectus not misleading.


      The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

      If a selling stockholder notifies us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

      INDEMNIFICATION. We have agreed to indemnify the selling stockholder, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholder or their respective pledgees, transferees or other successors in interest, may be required to make in respect of such liabilities. The selling stockholders have agreed to indemnify us against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of NuWave pursuant to the foregoing, or otherwise, NuWave has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.


      STATUTORY UNDERWRITER. Cornell Capital Partners, L.P. is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Standby Equity Distribution Agreement. For so long as Cornell Capital Partners, L.P. is an "underwriter," Cornell Capital Partners, L.P. may not sell shares by relying on Rule 144. Cornell Capital Partners, L.P. will pay us 99% of the lowest volume weighted average price of our common stock on the Over-the-Counter Bulletin Board or other principal trading market on which our common stock is traded for the 5 days immediately following the advance date. In addition, Cornell Capital Partners, L.P. will retain 10% of the proceeds received by us under the Standby Equity Distribution Agreement. The 1% discount and the 10% retention are underwriting discounts. In addition, we engaged Newbridge Securities Corporation, a registered broker-dealer, to advise us in connection with the Standby Equity Distribution Agreement. For its services, Newbridge Securities Corporation received 111,111 shares of our common stock.


      Cornell Capital Partners, L.P. was formed in February 2000 as a Delaware limited partnership. Cornell Capital Partners, L.P. is a domestic hedge fund in the business of investing in and financing public companies. Cornell Capital Partners, L.P. does not intend to make a market in our stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price. Prospective investors should take these factors into consideration before purchasing our common stock.

      BLUE SKY LAWS. Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.


      COSTS OF REGISTRATION. We will pay all of the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We have agreed to indemnify Cornell Capital Partners, L.P. and its controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $100,000. The offering expenses consist of: a SEC registration fee of $1,407, printing expenses of $1,500, accounting fees of $65,000, legal fees of $25,000 and miscellaneous expenses of $7,093. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders. We will, however, receive proceeds from the sale of common stock under the Standby Equity Distribution Agreement.


      REGULATION M. The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Registration M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this prospectus. The selling stockholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. The selling stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

      The following information should be read in conjunction with the consolidated financial statements of NuWave and the notes thereto appearing elsewhere in this filing. Statements in this Management's Discussion and Analysis or Plan of Operation and elsewhere in this prospectus that are not statements of historical or current fact constitute "forward-looking statements."

GENERAL

      Our mission is to profitably exploit our proprietary imaging technology and to identify and develop other business opportunities that will diversify NuWave's operations. We have diversified NuWave's operations by acquiring land for development and sale. We also have been focusing on technology related to image and video enhancement designed to enrich picture and video output with clearer, more defined detail in texture, color, contrast and tone, at low cost. We have developed and are currently marketing the NuWave Video Processor Technology.

NOTE - NUWAVE WILL DISCUSS ITS TECHNOLOGY BUSINESS UNDER RESULTS OF OPERATIONS AND WILL DISCUSS ITS NEW REAL ESTATE DEVELOPMENT BUSINESS UNDER PLAN OF OPERATION. SEE BELOW.


         OVERALL FINANCIAL PERFORMANCE FOR NINE MONTHS ENDED SEPTEMBER 30, 2004

         Nine Months Ended September 30, 2004 Compared to the Nine Months Ended September 30, 2003. For the nine months ended September 30, 2004, the Company reported a net loss of $949,000 as compared to a net loss of $500,000 for the nine months ended September 30, 2003. This represented a $449,000 increase in the Company's net loss. This increase in the net loss was primarily attributable to an increase in interest expense.

         General and administrative expenses for the overall Company for the nine months ended September 30, 2004 were $572,000, as compared to $631,000 for the nine months ended September 30, 2003, a decrease of $59,000 or 9%. This decrease was the result of reductions in salaries of $148,000 resulting from the resignation of all management and employees with only a new CEO in September 2003 and one other administrative employee hired on November 1, 2003. There were also decreases in insurance of $195,000 and depreciation expense of $39,000. There were increases in accounting fees of $116,000, financial consulting $76,000, and legal fees of $65,000. These professional fees increased on account of the Company having to rely on consultants to perform functions such as accounting and reporting, that previously were performed by employees, as well as to support the Company's efforts to prepare for its registration filing and other financing programs. Real estate taxes increased by $46,000 on account of the Company's December 2003 investment in a real estate parcel for development. The Company allocated approximately $224,000 of these general and administrative expenses to the video and image technology segment and approximately $348,000 to the real estate segment, for the nine months ended September 30, 2004.


         RESULTS OF OPERATIONS - TECHNOLOGY BUSINESS


         Nine Months Ended September 30, 2004 Compared to the Nine Months Ended September 30, 2003. The Company continues to have difficulty selling its video and image technology products. The market for the Company's technology products continues to be adversely affected by strong competition and price compression in the imaging and video electronics markets. There were no revenues for the nine month period ended September 30, 2004, as compared to revenues of $19,000 for the nine month period ended September 30, 2003. These 2003 revenues related to the Company's sale of its inventory of its retail line of products to its former exclusive licensee.

         Research and development expenses for the nine months ended September 30, 2004 were $0, as compared to expenses of $127,000 for the nine months ended September 30, 2003. These expenses have decreased because the Company has terminated all research and development employees and research consulting agreements during 2003. The decrease in research and development expenses were primarily in engineering salaries of $79,000, research and development fees of $9,000 and $9,000 in laboratory supplies and laboratory operating expenses.

         General and administrative expenses for the technology business for the nine months ended September 30, 2004 were $224,000, as compared to $631,000 for the nine months ended September 30, 2003, a decrease of $407,000 or 65%. This decrease was the result of a reduction in the allocation of the overall NuWave general and administrative expenses to the technology activities. Interest expense for non real estate operations increased $141,000 on account of notes payable and convertible debenture obligations entered into during 2003 and the first nine months of the year 2004 to provide liquidity for the Company's operations. The notes payable, along with accrued interest at the default penalty rate of 24% per annum were repaid in September 2004. The convertible debenture obligations applied to the technology operations bear a weighted average annual interest rate of approximately 20%.

         Year Ended December 31, 2003 Compared to December 31, 2002. Revenues for the year ended December 31, 2003 were $20,000 as compared to $286,000 for the prior year. Revenues for 2003 were negatively impacted by increased competition and price compression in the image and video sectors of the electronics markets. Revenues for 2002 were a direct result of the introduction of our first retail product, the VGE 101 and an agreement with Gemini Industries, Inc. ("Gemini") to become the exclusive licensee of NuWave's VGE retail products. The Gemini program was not successful, and NuWave is no longer marketing the VGE retail products.

         In December 2001, we entered into a strategic alliance with Gemini, a manufacturer and distributor of consumer electronics accessories. Gemini was granted a five-year exclusive license to market and distribute NuWave's video game enhancer ("VGE") in North America. Initial shipments of the VGE and Application Specific Integrating Chips ("ASIC") chips to Gemini took place during the first quarter of 2002. Minimum ongoing purchase requirements under the contract were to begin in July 2002. After having received a six-month extension, Gemini still had not met their minimum contractual purchase requirements and management determined it was in NuWave's best interest to terminate the agreement.


         The sales for the year ended December 31, 2002 were primarily sales of NuWave's remaining domestic VGE inventory to Gemini, as NuWave's efforts were concentrated on sales of the NuWave Video Processor ("NVP") 1104. Cost of sales for 2003 was $5,000 versus $390,000 for 2002. The decrease in cost of sales was a result of a decrease in sales. Cost of sales in 2002 was primarily the result of a write-off of NuWave's December 31, 2002 remaining physical inventory in the amount of $230,000 consisting of the discontinued domestic and European VGE product and the related NVP 1104 ASIC chips. Research and development costs for the year ended December 31, 2003 were $134,000; a reduction of $547,000 from the prior year. This reduction primarily resulted from a reduction in all research and development due to liquidity constraints and the head count reductions in order to trim costs. The decreases in research and development were in engineering salaries and outside consulting fees that decreased $504,000 from 2002; and, a $54,000 reduction in lab supplies and lab operating expenses. General and administrative expenses related to the technology business for the year ended December 31, 2003 were $943,000 a decrease of $1,128,000 from the prior year. This decrease was the result of a significant reduction in most all expenses resulting from the resignation of all management and employees with only a new CEO in September 2003 and one other administrative employee hired on November 1, 2003. The decrease also resulted from continued Company wide cost cutting efforts. There were major decreases in marketing and sales expenses of $117,000, salaries of $278,000, professional fees $171,000, investor relations of $77,000, financial consulting of $128,000, closing of overseas operations of $110,000, insurance of $133,000, and domestic rent of $46,000. Interest expense for non real estate operations increased $44,000 on account of additional notes payable to finance liquidity and paying interest rates on these notes at the default penalty rate of 24% per year. Gain on forgiveness of debt increased $347,000 due to settlement of various liabilities for approximately 10% of the amounts owed.


         NuWave recorded a consolidated net loss of $790,000 for the year ended December 31, 2003. After subtracting the loss associated with the real estate operations (which are discussed in the plan of operation, below) NuWave incurred a net loss for technology operations of $764,000. This compares favorably to the $2,674,000 loss incurred in the year ended December 31, 2002. This decrease in loss of $1,910,000 is primarily attributable to NuWave-wide cost cutting, which occurred during 2003, as discussed above. These decreases in operating expenses were offset by the decrease in NuWave's benefit from income tax of $187,000.


         PLAN OF OPERATION - REAL ESTATE ACTIVITIES


          Nine Months Ended September 30, 2004 Compared to the Nine Months Ended September 30, 2004. The Company's first real estate investment, of land held for development and sale, acquired through its wholly owned subsidiary, was made on December 22, 2003. On April 30, 2004, the Company, through a separate wholly owned subsidiary, purchased a parcel of residential real estate for $122,000, utilizing approximately $113,000 in cash and the application of deposits of approximately $9,000.

         NuWave intends to develop the land held for development and sale. To date, there are no revenues from the sale of developed properties. Revenues from development activities are not projected to be realized until mid to late 2005.

         During the nine months ended September 30, 2004, the Company incurred general and administrative expenses of approximately $348,000, which consisted of real estate taxes and maintenance expenses of approximately $49,000 and an allocation of other general and administrative expenses of approximately

$299,000. Interest expense for the nine months ended September 30, 2004 was $215,000. In addition, during the nine months ended September 30, 2004, costs for legal expenses regarding the development plan of $27,000 and interest of $209,000 has been capitalized to the cost of the land held for development and sale. Accordingly, the Company recorded a net loss on the real estate segment of approximately $572,000.


         NuWave follows SFAS No. 34, "Capitalization of Interest Costs", which provides for the capitalization of interest as part of the historical cost of acquiring certain assets. Interest is capitalized on assets that require a period of time to get them ready for their intended use, such as real estate development projects. Interest is capitalized from the period activities begin, such as planning and permitting, until such time as the project is complete. Interest costs include interest recognized on obligations having explicit rates, as well as the amortization of discounts that result from imputing interest on convertible debentures over the life of the obligation. Interest is capitalized on only the net book value of the land and improvements, net of the discount recorded on the acquisition of the land. Interest on specific borrowings associated with the land, that are in excess of its net book value are expensed as incurred.


         During July 2004 and August 2004, the Company entered into an Agreement of Sale and a Convertible Debenture, respectively, related to its transfer of a 20% fee simple interest in its land held for development and sale as a tenant in common. During November 2004, the Agreement of Sale and the Convertible Debenture were terminated and rescinded in their entirety and replaced with an Amended and Restated Agreement of Sale issued in November 2004, as described below.

         The terms of the July 2004 Agreement of Sale and the August 2004 Convertible Debenture are outlined below.

         The Company sold a 20% fee simple interest in its land held for development and sale as a tenant in common to an entity which is a related party to a current holder of the Company's convertible debentures ("Investor") and received cash proceeds of $1,783,549.

         The Company may reacquire an interest in the property ("Company's Option"). At any time after closing and upon 15 days advance written notice, the Company may repurchase all or a portion of the interest sold at a purchase price computed at 120% of the price, or portion thereof, paid by the Investor on the effective date.

         The Investor, at any time after closing and upon 15 days advance written notice, may sell back to the Company all or any portion of its interest in the property ("Investor's Option"). The Investor may sell this property back to the Company through exercise rights under a convertible debenture agreement, discussed below. The Investors Option expires on August 1, 2007, and shall thereupon be exercised automatically for any portion of the property interest not already reacquired by the Company.

         In addition, the Investor has provided the Company with a right of first offer to reacquire the Company's interest in the property. If, at any time prior to August 1, 2007, the Investor wishes to sell its interest to a third party, it must first notify the Company. Upon such notice, the Company may, within 30 days, repurchase all of the remaining property interest for a price equal to a pro-rata portion of the original price paid by the Investor at the effective date ($1,783,549). If the Company fails to exercise this offer within the 30 day period, then the Investor shall be allowed 90 days in which to sell all of its interests in the property to a third party.

         In conjunction with this transaction, the Company issued a convertible debenture in favor of the Investor for $1,783,549. This convertible debenture bears interest from July 14, 2004 at 10% per annum, with the interest payable monthly, starting September 1, 2004. This convertible debenture matures on August 1, 2007.

         Under the terms of the convertible debenture, an exercise of the Company's Option to reacquire its former interest in the property is treated as a redemption of all or a portion of its obligations under the convertible debenture. The Company's purchase price in this case is a premium of 120% of the price, or portion thereof, paid by the Investor on the effective date, as discussed above.

         An exercise of the Investor's Option to sell its interest in the land back to the Company is accomplished through the Investor's right to convert the amount outstanding under the convertible debenture into the Company's common stock. The aggregate amount of principal and any unpaid interest is convertible at the per share price equal to the lesser of (a) 120% of the closing bid price at August 20, 2004, or (b) 80% of the lowest closing bid price for the five days immediately preceding the conversion date. Upon such conversion, a pro-rata portion of the interest in the property is sold back to the Company. Upon the maturity of the convertible debenture, the Investor's Option terminates and any remaining amount of the convertible debenture is automatically converted into the Company's common stock. Upon such conversion, the remaining portion of the interest in the property is sold back to the Company.

         The Company's reacquisition of its interests in the property under the terms of the rights of first offer, as described above, shall represent a satisfaction of its obligations at face value under the convertible debenture.

         Upon the Investor's sale of the property to a third party under the terms of the rights of first offer, as described above, all obligations of the Company under the convertible debenture shall immediately terminate.

         In accordance with the provisions a SFAS No. 66, "Accounting for Sales of Real Estate," the Company has accounted for this transaction as a financing transaction. Under the provisions of SFAS No. 66, when the seller has an obligation to repurchase the property, or the terms of the transaction allow the buyer to compel the seller to repurchase the property or interest, then the transaction shall be accounted for as a financing transaction, rather than a sale. Under the terms of this transaction, the Investor's Option requires the Investor to sell the property back to the Company. This sale back to the Company will be satisfied through the conversion of the Investor's interest under the convertible debenture into the Company's common stock.

         Upon the Investor's sale of the property interest to a third party under the terms of the rights of first offer, as described above, this financing transaction shall be deemed to have terminated and the Company shall thereupon account for the proceeds received as a sale of its interest in the property, with any gain or loss on such sale to be recognized accordingly at that time.

         During November 2004, the July 2004 Agreement of Sale and the August 2004 Convertible Debenture were rescinded and terminated pursuant to an Amended and Restated Agreement of Sale. Under this Amended and Restated Agreement of Sale, for a selling price of approximately $1,427,000, the Company has sold a 20% fee simple interest in its land held for development and sale as a tenant in common to an entity which is a related party to a current holder of the Company's convertible debentures. The Company has applied the $1,427,000 sale amount against the proceeds from the convertible debenture and has incurred interest expense of $38,000 for the three month period ended September 30, 2004, $30,000 of which has been paid to the buyer through September 30, 2004. The Company has incurred additional interest expense of $20,000 through the date of termination. On November 29, 2004, NuWave paid approximately $326,000 to the buyer, representing approximately $28,000 in accrued interest and $298,000 in refunded proceeds.

         NuWave's tentative plans for the land held for development and sale acquired in 2003 call for the development of approximately 100 residential dwelling units. NuWave has engaged an architectural consultant during 2004 for the purpose of preparing drawings that support the approval and permitting process. Once the approvals and permits are in place, NuWave will contract with a developer to build out the property. Land development and construction costs are roughly estimated to be $8,000,000 to $10,000,000. NuWave will have to raise additional funds to finance construction. Such financing may come from the sale of securities or through bank or other debt financing.


         Regarding the residential property acquired in April 2004, NuWave intends to redevelop and then sell this property.

         Year Ended December 31, 2003 Compared to December 31, 2002. During 2003, NuWave diversified its business by investing in real estate and real estate development. NuWave's first real estate investment was made on December 22, 2003. At that time, NuWave acquired a parcel of undeveloped acreage for $4,950,000. NuWave obtained an appraisal which valued the acreage at $4,950,000.

         There are no revenues from real estate activities. Revenues in real estate are not projected to be realized until mid to late 2005. NuWave's real estate related operating costs include primarily real estate taxes. NuWave recorded a net loss on real estate operations of approximately $26,000 during the year ended December 31, 2003.

         NuWave's tentative plans call for the development of approximately 100 residential dwelling units. NuWave intends to engage an architect during mid to late 2004 for the purpose of drawing up specifications and establishing budgets for costs for the project. Once the architectural plans are in place, NuWave will interview and contract with a developer to build out the property.

         Land development and construction costs are roughly estimated to be $8,000,000 to $10,000,000. NuWave will have to raise additional funds to finance construction, from the sale of securities or through bank or other debt financing.

LIQUIDITY AND CAPITAL RESOURCES


         The Company had cash balances on hand of $822,000 and $119,000 as of September 30, 2004 and December 31, 2003, respectively. During August 2004, NuWave received proceeds of approximately $1,783,000 from the issuance of a convertible debenture related to its transfer of a 20% fee simple interest in NuWave's land held for development and sale. During November 2004, the convertible debenture was terminated and rescinded in its entirety and replaced with an Amended and Restated Agreement of Sale dated November 2004. Under this Amended and Restated agreement of sale, for a selling price of approximately $1,427,000, the Company has sold a 20% fee simple interest in its land held for development and sale as a tenant in common to an entity which is a related party to a current holder of the Company's convertible debentures. The Company has applied the $1,427,000 sale amount against the proceeds from the convertible debenture and has incurred interest expense of $38,000 for the three month period ended September 30, 2004, $30,000 of which has been paid to the buyer through September 30, 2004. The Company has incurred additional interest expense of $20,000 through the date of termination. On November 29, 2004 NuWave paid approximately $326,000 to the buyer, representing approximately $28,000 in accrued interest and $298,000 in refunded proceeds.

          A  portion  of  the  proceeds  from  the  Company's   receipt  of  the
convertible debenture was applied to repay obligations consisting of notes payable to Cornell Capital Partners, L.P. of approximately $460,000; convertible debentures payable to Cornell Capital Partners, L.P. of $200,000 and convertible debentures of four other debenture holders of an aggregate approximating $79,000. These funds will provide the Company with current working capital. The Company's future cash funding sources continue to be uncertain. The Company's primary cash needs are to fund ongoing operations and real estate development activities. The Company will defer any land development and construction expenditures until after it has arranged adequate funding. In order to obtain funding during the next twelve months, the Company intends to seek financing through a combination of sources. These sources might include funding through the sale of securities or loans.


         In seeking sources of liquidity, NuWave intends to continue to rely on the sale of securities or loans for near term working capital needs. NuWave expects to satisfy most of its funding needs in 2005 pursuant to the Standby Equity Distribution Agreement that is being registered in this offering. In addition, NuWave will seek outside mortgage financing for certain of the properties that it might acquire in the future, as well as to finance development and construction of the dwelling units on the undeveloped acreage. The cost cutting has reduced cash requirements at NuWave. In their reports on the audit of NuWave's financial statements for the years ended December 31, 2003, and 2002 our independent registered public accounting firms included an explanatory paragraph in their reports because of the uncertainty that we could continue in business as a going concern. In the event we are unable to raise the anticipated operating capital needs through the sale of securities or some other form of financing or receive cash from sales of our products, there would be substantial doubt about our ability to continue as a going concern.


         During the nine month period ended September 30, 2004, the Company had a net increase in cash and cash equivalents of $703,000. The Company's sources and uses of funds were as follows:

         CASH USED IN OPERATING ACTIVITIES. Net cash used in operating activities was $410,000. This was primarily driven by a consolidated net loss of $949,000, offset by the receipt of proceeds of $225,000 from the sale of certain of the Company's state net operating losses.

         CASH USED IN INVESTING ACTIVITIES. The Company purchased $21,000 of new computer and office equipment. The Company acquired a parcel of land for $122,000. The Company purchased marketable securities - available-for-sale, for approximately $130,000. Also, the Company incurred $27,000 for legal costs toward development of the land held for development and sale.

         CASH PROVIDED BY FINANCING ACTIVITIES. The Company raised $2,143,000 in funds through the issuance of convertible debentures. This was offset by the repayment in September 2004 of notes and convertible debentures to Cornell Capital Partners, L.P. of $460,000 and $200,000, respectively; and repayments of other convertible debentures of approximately $70,000.

         At September 30, 2004, the Company had positive net working capital of approximately $609,000. The Company intends to monitor spending carefully until such time that new funding is arranged.

         In October 2004, NuWave raised $100,000 through the issuance of a convertible debenture.

         During November 2004, NuWave redeemed a convertible debentures with a face amount of $250,000 and accrued interest through redemption of approximately $12,000. The unamortized discount of approximately $63,000 at redemption has been recorded as interest expense.

         In May 2004, NuWave entered into a five year sublease agreement for the rental of 3,580 square feet of corporate office tower space in Jersey City, New Jersey. This rental agreement is effective July 1, 2004 and requires NuWave to pay rent of approximately $7,000 and approximately $3,000 in shared building operating expenses, each month. NuWave subleases one half of this space to a subtenant, for approximately $5,000 per month.


         In October 2004, NuWave received $100,000 upon the issuance of a convertible debenture. In November 2004, NuWave redeemed a $250,000 convertible debenture and related accrued interest and redemption premium, utilizing cash of approximately $287,000.


CRITICAL ACCOUNTING POLICIES

         NuWave's consolidated financial statements and related public financial information are based on the application of accounting principles generally accepted in the United States ("GAAP"). GAAP requires the use of estimates, assumptions, judgments and subjective interpretations of accounting principles that have an impact on the assets, liabilities, revenue and expense amounts reported. These estimates can also affect supplemental information contained in our external disclosures including information regarding contingencies, risk and financial condition. We believe our use of estimates and underlying accounting assumptions adhere to GAAP and are consistently and conservatively applied. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions. We continue to monitor significant estimates made during the preparation of our consolidated financial statements.


         Our significant accounting policies are summarized in Note 3 of our consolidated financial statements at December 31, 2003. While all these significant accounting policies impact its financial condition and results of operations, NuWave views certain of these policies as critical. Policies determined to be critical are those policies that have the most significant impact on NuWave's consolidated financial statements and require management to use a greater degree of judgment and estimates. Actual results may differ from those estimates. Our management believes that given current facts and circumstances, it is unlikely that applying any other reasonable judgments or estimate methodologies would cause a material effect on our consolidated results of operations, financial position or liquidity for the periods presented in this report.

         NuWave's critical accounting policy relates to its acquisition of a parcel of land, outlined as follows. On December 22, 2003, Lehigh Acquisition Corp. ("Lehigh") (NuWave's wholly owned subsidiary) acquired a parcel of land in New Jersey for $4,950,000 that it intends to develop and then sell. This land was acquired from Stone Street Asset Management LLC ("Stone Street"), a company under common control with Cornell Capital Partners, L.P. In connection with this purchase of land, NuWave incurred debt obligations consisting of a $3,300,000 convertible debenture to Cornell Capital Partners, L.P., $250,000 of convertible debentures to unrelated parties and a $1,400,000 secured note payable to Stone Street. As a result of Stone Street's relationship with Cornell Capital Partners, L.P., and Cornell Capital Partners, L.P.'s relationship with NuWave, NuWave has recorded the land at the historical cost basis as recorded by Stone Street of approximately $2,915,000 in accordance with accounting rules regarding transfer of non-monetary assets. The difference of $2,035,000 between the fair value of the land as determined by an independent appraiser and the carryover cost basis of land from Stone Street has been recorded as an adjustment to additional paid-in capital.

         During July 2004 and August 2004, the Company entered into an Agreement of Sale and a Convertible Debenture, respectively, related to its transfer of a 20% fee simple interest in its land held for development and sale as a tenant in common. During November 2004, the Agreement of Sale and the Convertible Debenture were terminated and rescinded in their entirety and replaced with an Amended and Restated Agreement of Sale issued in November 2004, as described below.

         The terms of the July 2004 Agreement of Sale and the August 2004 Convertible Debenture are outlined below.

         The Company sold a 20% fee simple interest in its land held for development and sale as a tenant in common to an entity which is a related party to a current holder of the Company's convertible debentures ("Investor") and received cash proceeds of $1,783,549.

         The Company may reacquire an interest in the property ("Company's Option"). At any time after closing and upon 15 days advance written notice, the Company may repurchase all or a portion of the interest sold at a purchase price computed at 120% of the price, or portion thereof, paid by the Investor on the effective date.

         The Investor, at any time after closing and upon 15 days advance written notice, may sell back to the Company all or any portion of its interest in the property ("Investor's Option"). The Investor may sell this property back to the Company through exercise rights under a convertible debenture agreement, discussed below. The Investors Option expires on August 1, 2007, and shall thereupon be exercised automatically for any portion of the property interest not already reacquired by the Company.

         In addition, the Investor has provided the Company with a right of first offer to reacquire the Company's interest in the property. If, at any time prior to August 1, 2007, the Investor wishes to sell its interest to a third party, it must first notify the Company. Upon such notice, the Company may, within 30 days, repurchase all of the remaining property interest for a price equal to a pro-rata portion of the original price paid by the Investor at the effective date ($1,783,549). If the Company fails to exercise this offer within the 30 day period, then the Investor shall be allowed 90 days in which to sell all of its interests in the property to a third party.

         In conjunction with this transaction, the Company issued a convertible debenture in favor of the Investor for $1,783,549. This convertible debenture bears interest from July 14, 2004 at 10% per annum, with the interest payable monthly, starting September 1, 2004. This convertible debenture matures on August 1, 2007.

         Under the terms of the convertible debenture, an exercise of the Company's Option to reacquire its former interest in the property is treated as a redemption of all or a portion of its obligations under the convertible debenture. The Company's purchase price in this case is a premium of 120% of the price, or portion thereof, paid by the Investor on the effective date, as discussed above.

         An exercise of the Investor's Option to sell its interest in the land back to the Company is accomplished through the Investor's right to convert the amount outstanding under the convertible debenture into the Company's common stock. The aggregate amount of principal and any unpaid interest is convertible at the per share price equal to the lesser of (a) 120% of the closing bid price at August 20, 2004, or (b) 80% of the lowest closing bid price for the five days immediately preceding the conversion date. Upon such conversion, a pro-rata portion of the interest in the property is sold back to the Company. Upon the maturity of the convertible debenture, the Investor's Option terminates and any remaining amount of the convertible debenture is automatically converted into the Company's common stock. Upon such conversion, the remaining portion of the interest in the property is sold back to the Company.

         The Company's reacquisition of its interests in the property under the terms of the rights of first offer, as described above, shall represent a satisfaction of its obligations at face value under the convertible debenture.

         Upon the Investor's sale of the property to a third party under the terms of the rights of first offer, as described above, all obligations of the Company under the convertible debenture shall immediately terminate.

         In accordance with the provisions a SFAS No. 66, "Accounting for Sales of Real Estate," the Company has accounted for this transaction as a financing transaction. Under the provisions of SFAS No. 66, when the seller has an obligation to repurchase the property, or the terms of the transaction allow the buyer to compel the seller to repurchase the property or interest, then the transaction shall be accounted for as a financing transaction, rather than a sale. Under the terms of this transaction, the Investor's Option requires the Investor to sell the property back to the Company. This sale back to the Company will be satisfied through the conversion of the Investor's interest under the convertible debenture into the Company's common stock.

         Upon the Investor's sale of the property interest to a third party under the terms of the rights of first offer, as described above, this financing transaction shall be deemed to have terminated and the Company shall thereupon account for the proceeds received as a sale of its interest in the property, with any gain or loss on such sale to be recognized accordingly at that time.

         During November 2004, the July 2004 Agreement of Sale and the August 2004 Convertible Debenture were rescinded and terminated pursuant to an Amended and Restated Agreement of Sale. Under this Amended and Restated Agreement of Sale, for a selling price of approximately $1,427,000, the Company has sold a 20% fee simple interest in its land held for development and sale as a tenant in common to an entity which is a related party to a current holder of the Company's convertible debentures. The Company has applied the $1,427,000 sale amount against the proceeds from the convertible debenture and has incurred interest expense of $38,000 for the three month period ended September 30, 2004, $30,000 of which has been paid to the buyer through September 30, 2004. The Company has incurred additional interest expense of $20,000 through the date of termination. On November 29, 2004 NuWave paid approximately $326,000 to the buyer, representing approximately $28,000 in accrued interest and $298,000 in refunded proceeds.

EFFECTS OF ACCOUNTING PRONOUNCEMENTS

         In May 2003, the Financial Accounting Standards Board ("FASB") issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity". SFAS No. 150 establishes standards for classification and measurement in the statement of financial position of certain financial instruments with characteristics of both liabilities and equity. It requires classification of a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and, otherwise, is effective at the beginning of the first interim period beginning after June 15, 2003. NuWave adopted SFAS No. 150 in the third quarter of 2003. The adoption did not have an impact on the consolidated financial statements.

         In January 2003, as revised in December 2003, the FASB issued Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51." FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period ending after December 15, 2004. The adoption of FIN 46 for provisions effective during 2003 and 2004 did not have a material impact on the consolidated financial statements.

RECENT SALES OF UNREGISTERED SECURITIES

         Standby Equity Distribution Agreement

         In May 2004, we entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, L.P. Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically sell to Cornell Capital Partners, L.P. shares of common stock for a total purchase price of up to $30 million. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners, L.P. will pay NuWave 99% of the volume weighted average price on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the 5 days immediately following the notice date. Further, Cornell Capital Partners, L.P. will retain a fee of 10% of each advance under the Standby Equity Distribution Agreement. In connection with the Standby Equity Distribution Agreement, we paid Newbridge Securities Corporation a fee of 111,111 shares of common stock.

         Convertible Debenture


         During August 2004, the Company raised approximately $1,783,000 through the issuance of a convertible debenture to a party related to a current convertible debenture holder. This debenture bore interest at 10% per annum, with interest payable monthly and was secured through an interest in the land held for development and sale. This debenture matured in August 2007. At the option of the holder or the Company, at any time, this convertible debenture could be converted into the Company's Common Stock. The value of principal and accrued interest was convertible at the per share price equal to the lesser of
(a) 120% of the closing bid price at August 20, 2004, or (b) 80% of the lowest closing bid price for the five days immediately preceding the conversion date. In connection with the issuance of this convertible debenture the Company transferred a 20% fee simple interest in its land held for development and sale. In addition, the Company and the transferee each have the option to effectively void all or a portion of the transfer. In the event that neither option is exercised within three years, the 20% fee simple interest will revert to the Company upon settlement of the convertible debenture. Upon issuance NuWave has recorded a debt discount of $446,000, for the August 2004 debenture. This debt discount was recorded to reflect the value of the beneficial conversion feature related to the convertible debentures. Accordingly, NuWave has recorded the value of the beneficial conversion feature as a reduction to the carrying amount of the convertible debt and as an addition to additional paid-in capital. This debt discount was being amortized over the term of the related debentures, which was 36 months, and the amortization of such discount was recorded as interest expense on the accompanying condensed consolidated statement of operations for the nine months ended September 30, 2004.

         During November 2004, the July 2004 Agreement of Sale and the August 2004 Convertible Debenture were rescinded and terminated pursuant to an Amended and Restated Agreement of Sale. Under this Amended and Restated Agreement of Sale, for a selling price of approximately $1,427,000, the Company has sold a 20% fee simple interest in its land held for development and sale as a tenant in common to an entity which is a related party to a current holder of the Company's convertible debentures. The Company has applied the $1,427,000 sale amount against the proceeds from the convertible debenture and has incurred interest expense of $38,000 for the three month period ended September 30, 2004, $30,000 of which has been paid to the buyer through September 30, 2004. The Company has incurred additional interest expense of $20,000 through the date of termination. On November 29, 2004 NuWave paid approximately $326,000 to the buyer, representing approximately $28,000 in accrued interest and $298,000 in refunded proceeds.

         Convertible Debentures


         During October 2004, NuWave issued $100,000 in a convertible debenture. This debenture bears interest at a rate of 5% per annum, with interest due at maturity or upon conversion. This debenture matures in October 2006. NuWave has recorded a debt discount of $25,000 at issuance of this convertible debenture to reflect the value of the beneficial conversion feature related to the convertible debenture. Accordingly, NuWave has recorded the value of the beneficial conversion feature as a reduction to the carrying amount of the convertible debt and as an addition to additional paid-in capital. This debt discount is being amortized over the term of the related debenture, which is 24 months, and such amortization will be recorded as interest expense in the consolidated statement of operations. At the option of NuWave, upon the maturity date, this convertible debenture may be converted into NuWave's Common Stock. At the option of the holder, at any time prior to maturity, any portion of this convertible debenture may be converted into Common Stock. The value of principal and accrued interest is convertible at the per share price equal to the lesser of (a) 120% of the closing bid price, or (b) 80% of the lowest closing bid price for the five days immediately preceding the conversion date. In addition, NuWave may redeem, with 15 days advance notice, a portion or all of this outstanding debenture at 110% of the dollar value of the amount redeemed plus accrued interest.

         In June 2004, NuWave issued $250,000 in a convertible debenture. This debenture bears interest at a rate of 10% per annum, with interest due at maturity or upon conversion and matures in June 2006. NuWave has recorded a debt discount of $83,000 at issuance of this convertible debenture to reflect the value of the beneficial conversion feature related to the convertible debenture. At the option of NuWave, upon the maturity date, this convertible debenture may be converted into NuWave's Common Stock. At the option of the holder, at any time prior to maturity, any portion of this convertible debenture may be converted into Common Stock. The value of principal and accrued interest is convertible at the per share price equal to the lesser of (a) 120% of the closing bid price on April 26, 2004, or (b) 75% of the lowest closing bid price for the five days immediately preceding the conversion date. In addition, NuWave may redeem, with 15 days advance notice, a portion or all of these outstanding debentures at 125% of the dollar value of the amount redeemed plus accrued interest.


         During January 2004, NuWave issued $110,000 in convertible debentures. These debentures bear interest at a rate of 5% per annum, with interest due at maturity or upon conversion. These debentures mature in January 2006. NuWave has recorded a debt discount of $27,000 at issuance of these convertible debentures to reflect the value of the beneficial conversion feature related to the convertible debentures. Accordingly, NuWave has recorded the value of the beneficial conversion feature as a reduction to the carrying amount of the convertible debt and as an addition to additional paid-in capital. This debt discount is being amortized over the term of the related debentures, which is 24 months, and such amortization was recorded as interest expense on the accompanying condensed consolidated statement of operations. At the option of NuWave, upon the maturity date, these convertible debentures may be converted into NuWave's Common Stock. At the option of the holder, at any time prior to maturity, any portion of these convertible debentures may be converted into Common Stock. The value of principal and accrued interest is convertible at the per share price equal to the lesser of (a) 120% of the closing bid price, or (b) 80% of the lowest daily volume weighted average price for the five days immediately preceding the conversion date. In addition, NuWave may redeem, with 15 days advance notice, a portion or all of these outstanding debentures at 110% of the dollar value of the amount redeemed plus accrued interest.


         During October 2003, NuWave raised $200,000 through the issuance of a convertible debenture to Cornell Capital Partners, L.P. In addition, during December 2003, NuWave raised $195,000 through the issuance of convertible debentures to various unrelated parties. In September 2004, NuWave redeemed a $200,000 convertible debenture with Cornell Capital Partners, L.P. and $70,000 of the convertible debentures issued in December 2003 and January 2004. On December 22, 2003, NuWave issued a convertible debenture for $3,300,000 to Cornell Capital Partners, L.P. and $250,000 to unrelated parties in connection with the acquisition of land held for development and sale which is secured through a first mortgage lien on the land. All of these debentures bear interest at a rate of 5% per annum, with interest due at maturity or upon conversion. These debentures mature at various dates ranging from October 2005 through December 2008. At the option of NuWave, upon the maturity date, these convertible debentures and accrued interest may be converted into NuWave's Common Stock. At the option of the holder, at any time prior to maturity, any portion of these convertible debentures may be converted into Common Stock. The value of principal and accrued interest is convertible at the per share price equal to the lesser of (a) 120% of the closing bid price, or (b) 80% of the lowest daily volume weighted average price for the five days immediately preceding the conversion date. In addition, NuWave may redeem a portion or all of these outstanding debentures at 110% (120% for Cornell Capital Partners, L.P.) of the dollar value of the amount redeemed plus accrued interest. Under the conversion limitation for the debentures, NuWave may issue shares under conversion only so long as, at conversion, the holder has no more than 9.9% of NuWave's outstanding shares.

         Note Payable - Related Party

         On December 22, 2003, Lehigh issued a note for $1,400,000 to Stone Street in conjunction with its purchase of land in New Jersey. The note provides for the payment of sixty equal monthly installments of principal and interest of $27,741 beginning on January 1, 2005, matures on January 10, 2010 and is secured through a second mortgage on the land. The note bears interest at a rate of 5% per annum.

         Warrants

         On September 24, 2003, NuWave issued 200,000 warrants to purchase NuWave's common stock at $1.00 per share. These warrants were issued to two former officers for prior services provided to NuWave. The warrants are exercisable over a five-year period which expires in September 2008.

         Equity Line of Credit

         On April 15, 2002, NuWave entered into a $3,000,000 Equity Line of Credit Agreement with Cornell Capital Partners, L.P. Provided NuWave was in compliance with the terms of the Agreement, NuWave could, at its option, periodically require the Purchaser to purchase up to $100,000 in any seven day period of NuWave's common stock (the "put" shares) up to a maximum of $3,000,000 over the next two years, commencing on May 31, 2002 (the effective date of a Securities Act of 1933 registration statement on Form SB-2 for the registration of 100,000 shares of common stock to be sold under the Agreement, plus 4,762 shares of common stock mentioned below). Additional registration statements added 280,000 shares on November 1, 2002 and 1,200,000 on January 10, 2003, bringing the total registered shares to 1,580,000 under the Agreement. NuWave issued to the Purchaser 4,362 shares of common stock as a commitment fee for entering into the Agreement. In addition, NuWave issued to the placement agent 400 shares of NuWave's common stock. For each share of common stock purchased under the Equity Line of Credit, the Purchaser paid 97% of the then Market Price (as defined in the Agreement), and was paid a fee of 4% of each advance. This Agreement expired on April 15, 2004.

         The Agreement was non-exclusive; thereby permitting NuWave to offer and sell its securities to third parties while the Equity Line of Credit was in effect. NuWave had the option to terminate the Equity Line of Credit Agreement at any time, provided there is no pending advance thereunder. During July 2003, NuWave reached the limit of 1,580,000 registered shares that were issuable under the Agreement.

         NuWave received loans aggregating $357,000 and $525,000 during the years ended December 31, 2003 and 2002, respectively, from Cornell Capital Partners, L.P. NuWave repaid certain of these loans in the amounts of $273,000 and $325,000, in each of the years December 31, 2003 and 2002, respectively through the issuance of 1,151,490 and 187,374 shares of NuWave's common stock. The common shares issued to repay these notes were issued at a 3% discount. These loans were non-interest bearing during their terms, which ranged from 90 days to 180 days.

         The balance of these loans as of September 2003, totaling $284,000, were not repaid within their term and were in default. During September 2003, NuWave entered into an Agreement with Cornell Capital Partners, L.P. to settle the default on these loans. In connection therewith, Cornell Capital Partners, L.P. agreed not to foreclose on its outstanding indebtedness of $284,000 owed by NuWave. In addition, on September 29, 2003, Cornell Capital Partners, L.P. entered into a new loan agreement with NuWave for $200,000 to be deposited in escrow to be used to satisfy certain outstanding obligations of NuWave, including trade payables, unpaid wages, and settlement of employment agreements. The loan was non-interest bearing for its original term of 180 days.


         On March 27, 2004, the $200,000 loan matured and was not repaid according to its terms. On April 5, 2004, Cornell Capital Partners, L.P. agreed to extend the due dates of the $284,000 of loans and the $200,000 loan to April 15, 2005. On May 11, 2004, Cornell Capital Partners, L.P. agreed to further extend the due dates of these $484,000 in loans to August 1, 2005. On July 20, 2004, Cornell Capital Partners, L.P. agreed to further extend the due dates of these $484,000 in loans to December 5, 2005. While in default and through the extended maturity date, the $284,000 of loans and the $200,000 loan accrue interest from the default dates at a rate of 24% per annum. On September 10, 2004, NuWave paid off in full its obligations for principal and accrued interest related to its $484,000 in loans to Cornell Capital Partners, L.P.


         Convertible Preferred Stock

         During May 2003, NuWave entered into a Securities Purchase Agreement with several independent buyers whereby NuWave issued and sold to the buyers 67,000 shares of Series A Preferred Stock at $1 per share. The buyers were entitled, at their option, to convert the Series A Preferred Stock into shares of NuWave's Common Stock at any time commencing after May 1, 2004 at an adjusted conversion price of $0.05 per share. Any unconverted shares as of May 1, 2005 would automatically convert into shares of NuWave's Common Stock at an adjusted conversion price of $0.05 per share. NuWave had the right to redeem the outstanding Preferred Stock upon 30 days written notice at a redemption price of 150% of the subscription amount plus interest on the purchase price of 24%. If NuWave chooses to redeem some, but not all, of the Series A Preferred Stock, NuWave could redeem a pro rata amount from each holder of the Series A Preferred Stock. The preferred stock was redeemed by NuWave in October 2003 for a total redemption price of $86,400. The $19,400 excess of the amount of the redemption over the amount of the original issue has been recorded as a deemed dividend - redemption premium on the convertible preferred stock.

         Shares issued for services

         On June 30, 2003, NuWave issued 25,000 shares of common stock valued at approximately $5,000 in exchange for services provided to NuWave.

         Effective June 1, 2004, NuWave issued 75,000 shares of common stock to George Kanakis, its President, under the terms of his employment contract. Mr. Kanakis is also entitled to options to purchase 100,000 shares of common stock at some future date. NuWave has not yet adopted a stock option plan, and as such, no options have been granted to Mr. Kanakis.

         Increase in Authorized Shares, Reduction in Par Value and Reverse Stock Split

         On December 20, 2002, the stockholders approved an increase in the number of authorized shares from 40,000,000 to 140,000,000 and a reduction of the par value per share from $0.01 to $0.001. The change in par value has been reflected in the consolidated financial statements during 2002. On July 21, 2003, NuWave's Board of Directors declared effective a reverse split of NuWave's common shares in the ratio of 1 to 50 as voted on and approved by the stockholders at NuWave's Annual Stockholders' meeting held on December 20, 2002, and effective on July 21, 2003. All share and per share amounts have been retroactively restated for the stock split.

         Issuance of Common Stock

         Between June 7, 2002 and June 30, 2002 NuWave entered into agreements with various investors whereby a total of 22,203 shares of Common Stock and warrants exercisable at $50 per share for 1,000 shares of common stock were issued for an aggregate purchase price of $330,350. In connection with the issuance of these shares, NuWave incurred costs of $35,664 in placement agent fees and expenses.

         On February 27, 2002, NuWave entered into an agreement with an investor whereby NuWave issued 4,285 shares of common stock for an aggregate purchase price of $150,000 and warrants to purchase up to 1,000 shares of Common Stock at an exercise price of $50.00 per share with an exercise period of five years expiring February 27, 2007. Under the terms of the agreement a consultant was paid a finder's fee of $1,500 representing one percent of the purchase price.

         On February 5, 2002, NuWave entered into a private placement agreement with investors whereby NuWave issued 12,000 shares of NuWave's common stock for an aggregate purchase price of $330,000. In connection with this agreement, NuWave issued to the Placement Agent a Placement Agent Warrant, exercisable to purchase up to 600 shares of common stock, representing five percent of the total of the stock issued in the Offering. The warrants shall be exercisable for a period of five years, expiring on February 8, 2007, at an exercise price of $27.50 per share. The Placement Agent also received a cash placement fee of eight percent of the purchase price and a non-accountable allowance equal to two percent of the purchase price, totaling $33,000.

         All of the above offerings and sales were deemed to be exempt under Rule 506 of Regulation D and Section 4(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of NuWave or executive officers of NuWave, and transfer was restricted by NuWave in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings.

                             DESCRIPTION OF BUSINESS

GENERAL

         NuWave Technologies was incorporated in Delaware on July 17, 1995.

         Since its formation in 1995, NuWave has been a technology company, focused upon the development and marketing of technology and technology products related to enhancing image and video output. NuWave continues in its efforts to identify customers and markets where it will be able to market its proprietary technology.

         Over the last three years, NuWave's annual sales have declined from $505,000 in 2001, to $286,000 in 2002 and to $20,000 in 2003, as it has had
difficulty in securing buyers for its technology products in a very competitive market environment. NuWave has incurred annual net losses of $4,273,000, $2,674,000 and $790,000 for each of the years 2001, 2002 and 2003, respectively.

         During 2003, in conjunction with a restructuring with the primary lender, NuWave terminated all of its officers and employees. On September 10, 2003, NuWave entered into an Agreement with a lender, Cornell Capital Partners, L.P., to settle a default on its indebtedness owed to Cornell Capital Partners, L.P. Pursuant to the Agreement, Cornell Capital Partners, L.P. and NuWave agreed to the following:


       o Cornell Capital Partners, L.P. agreed not to foreclose on its outstanding indebtedness owed by NuWave. Cornell Capital Partners, L.P. agreed to enter into a new loan agreement with NuWave for $200,000 to be deposited in escrow to be used to satisfy certain outstanding obligations of NuWave, including trade payables, unpaid wages, and settlement of employment agreements.

       o In this agreement, Cornell Capital Partners, L.P. will consider providing additional capital to NuWave and assisting in identifying new businesses. Cornell Capital Partners, L.P. has agreed to maintain NuWave's public filings and status. NuWave's Chief Executive Officer ("CEO") and Chairman of the Board of Directors, and Chief Financial Officer ("CFO"), agreed to resign their positions with NuWave. The CEO and CFO received a settlement consisting of cash and warrants to purchase shares of NuWave's common stock at an exercise price of $1.00 per share. NuWave's Board of Directors appointed a nominee to its Board of Directors, selected by Cornell Capital Partners, L.P. Upon such appointment, NuWave's Board members resigned. The Agreement was consummated on September 29, 2003, effective with the closing and the resignations of the Board members. As a result of reaching settlements to satisfy certain outstanding obligations of NuWave, including trade payables, unpaid wages, and settlement of employment agreements, NuWave realized a gain on forgiveness of debt of approximately $347,000, during the year ended December 31, 2003.


         During 2003, NuWave made changes to its product lines and business strategy. NuWave has had difficulty in selling its technology related to image and video enhancement. This technology is designed to enrich picture and video output with clearer, more defined detail in texture, color, contrast and tone. NuWave competes in a very competitive and quickly evolving market. NuWave's products have not been price competitive in the market, and this had made it difficult to obtain placements within end use electronics markets. NuWave previously marketed three product lines; however, based on a reevaluation of these lines it is no longer marketing the retail and security/surveillance products and have significantly reduced our marketing efforts of the digital filtering technology and will continue to market the NuWave Video Processor
(NVP).

         The NVP technology is proprietary video-enhancement technology designed to significantly enhance video output devices with clearer, sharper details and more vibrant colors when viewed on the display screen. NuWave has engaged an exclusive independent sales agent to provide marketing, product development, promotion, sales and distribution of the NuWave Technology. This exclusive independent agent is marketing NuWave's products and technology to electronics and other companies on a world wide basis.


         NuWave intends to broaden its base of products and investments in order to diversify the product portfolio into a broad spectrum of industries and to improve profitability. In 2003 and during the first quarter of 2004, NuWave formed new subsidiaries for the purpose of acquiring and holding real estate and other assets. As of September 30, 2004, NuWave holds two real estate properties.

         On December 22, 2003, NuWave, through a wholly owned subsidiary, acquired vacant land that it intends to develop into a community for residents over the age of 55. On April 30, 2004, NuWave, through a wholly owned subsidiary, purchased a parcel of residential real estate for $122,000, utilizing approximately $113,000 in cash and the application of deposits of approximately $9,000. NuWave intends to redevelop and then later sell this property.

OTHER POTENTIAL PRODUCTS

         NuWave continues to search for companies and investments, as well as products that use NuWave's technology. Each opportunity will be evaluated for both its fit for NuWave and the time frame upon which it will bring a satisfactory return on NuWave's investment. As of the date hereof, NuWave has not identified nor purchased any new investment products or companies.

RESEARCH AND DEVELOPMENT

         Currently, research and development efforts are limited to refining technology for specific markets and customers from whom there may be near term sales. During 2003, NuWave made its research and development testing facilities and testing equipment available to its independent commissioned agent who will work with potential customers and markets to develop sales opportunities for NuWave. The agent may use the research and development facility as needed to support near term needs of potential market opportunities.

          During fiscal 2003 and 2002, $134,000 and $681,000, respectively, was spent on research and development activities.

MARKETING AND SALES


         In its technology business, NuWave is currently exploring how best to market its NuWave Video Processor technology. NuWave's contract with a sales and marketing agent expired on October 31, 2004. NuWave currently is evaluating whether to renew its agreement with that agent or whether to engage a new agent to assist NuWave in marketing its technology.


MANUFACTURING

         NuWave does not contemplate that it will directly manufacture any of its products. It has contracted with third parties to manufacture its NVP Application Specific Integrating Chips ("ASIC") and its product line up. It also may license to third parties the rights to manufacture the products, through direct licensing, Original Equipment Manufacturer ("OEM") arrangements or otherwise.

         NuWave intends to produce the NVP ASIC chips only as ordered under firm commitments by customers.

PATENTS; PROPRIETARY INFORMATION

         NuWave is presently re-evaluating is technology line-up and product strategy. In the past, NuWave has filed U.S. patents and/or copyright applications for certain of its proposed products and technology. NuWave has also filed applications in key industrial countries worldwide. NuWave intends to protect patents and technologies in key strategic technology product areas. These areas are currently being studied, and have not yet been clearly identified.

         In April 1996, NuWave filed two U.S. patent applications on behalf of Rave Engineering Corporation ("Rave") for its Randall connector system. One patent was received in November 1997 and the second one in January 1998. Under the terms of the settlement agreement with Rave, NuWave retains the exclusive license rights to these patents.


         In April 1998, NuWave filed three U.S. patent applications for certain of its independently developed products: one for the NuWave Video Processor and two for the Softsets, these patents were granted in November 2000, February 2001 and May 2001, respectively. In August 1999, NuWave filed a patent application for its digital software technology as used in PicturePrep product line, this patent was granted in October 2001. There is no assurance that any patent will afford us with commercially significant protection of our technology or that we will have adequate resources to enforce our patents.


         NuWave historically sold its technology and products in foreign markets. As such, it has filed for foreign patent protection in the countries forming the European Common Union, Japan and Korea. The patent laws of other countries may differ significantly from those of the United States as to the patentability of NuWave's products and technology. Moreover, the degree of protection afforded by foreign patents may be different from that in the United States. Patent applications in the United States are maintained in secrecy until the patents are issued, if a non-publication request is timely made and the applications are not foreign filed, and are otherwise published 18 months after filing. Publication of discoveries in scientific or patent literature tends to lag behind actual discoveries by several months. As a result, NuWave cannot be certain that it will be the first creator of inventions covered by any patent applications it makes or the first to file patent applications on such inventions.

         Management believes that the products NuWave intends to market and sell do not infringe the patents or other proprietary rights of third parties. Further, it is not aware of any patents held by competitors that will prevent, limit or otherwise interfere with NuWave's ability to make and sell its products. However, it is possible that competitors may have applied for, or may in the future apply for and obtain, patents which have an adverse impact on NuWave's ability to make and sell its products. There is no assurance that competitors will not infringe NuWave's patents. Defense and prosecution of patent suits, even if successful, are both costly and time consuming. An adverse outcome in the defense of a patent suit could subject NuWave to significant liabilities to third parties, require disputed rights to be licensed from third parties or require it to cease selling its products.

         NuWave also relies on unpatented proprietary technology. There is no assurance that others may not independently develop the same or similar technology or otherwise obtain access to NuWave's unpatented technology. To protect its trade secrets and other proprietary information, NuWave requires employees, advisors and collaborators to enter into confidentiality agreements. NuWave could be adversely affected in the event that these agreements fail to provide meaningful protection for its trade secrets, know-how or other proprietary information.

COMPETITION

         The markets that NuWave intends to enter are characterized by intense competition, and, particularly with respect to the market for video editing, video production and video processing products, significant price erosion over the life of a product. NuWave's products will directly compete with those of numerous well-established companies, such as Sony Electronics, Inc., Panasonic Division of Matsushita Electric Industrial Co., Motorola, Inc., Mitsubishi International Corp. and Royal Philips Electronics, NV, which design, manufacture and/or market video technology and other products. All of these companies have substantially greater financial, technical, personnel and other resources than NuWave and have established reputations for success in the development, licensing, sale and service of their products and technology. Certain of these competitors dominate their industries and have the necessary financial resources to enable them to withstand substantial price competition or downturns in the market for video products.

EMPLOYEES

         NuWave currently has two full-time employees, of whom one is an executive and depending on its level of business activity, expects to hire additional employees in the next 12 months, as needed, to support marketing and sales, development and construction. NuWave also retains a number of consultants on an as-needed basis.

                                   MANAGEMENT

         NuWave's present directors and executive officers are as follows:

        NAME                     AGE      POSITION
        ----------------------   ----     --------

        George D. Kanakis         32      President, Chief Executive Officer,
                                          Chief Financial Officer and Director

        Robert B. Legnosky (1)    31      Director

        Gary H. Giannantonio      32      Director


        (1) Robert B. Legnosky resigned from the Board of Directors effective August 26, 2004.


         The following is a brief description of the background of the directors and executive officers of NuWave.

         George D. Kanakis has been a Director and President and Chief Executive Officer of NuWave since September 10, 2003. From March 2002 through August 2003, he had been a Vice President, Corporate Finance for Cornell Capital Partners, L.P., where he structured equity and debt financings, as well as provided consulting to clients on mergers and acquisitions. From 1993 to 2001 Mr. Kanakis managed the Futures and Options Group at Barclays Capital, where he serviced primarily institutional clients, around the world. Mr. Kanakis holds an MBA in Finance and Investments from the Zicklin School of Business at Baruch College where he graduated in December 2001 and a degree in Economics from Rutgers University where he graduated in May 1995.

         Robert B. Legnosky has been a Director since September 10, 2003. Since October 30, 2002, Mr. Legnosky has been serving as the President and Chief Executive Officer of Celerity Systems, Inc. From 1998 through October 2002, Mr. Legnosky has served as a Senior Technical Consultant with AXA Financial/Equitable Life where he provided technical support and direction on cash analysis and monitored unprocessed cash reports to ensure service standards. From 1997 to 1998, Mr. Legnosky served as a Sales Associate with Cybermax Computer Inc. where he advised consumers on personal computers, provided technical support to clients, and drafted proposals. From 1997 to 1998, Mr. Legnosky also served as a Group Life Claims Manager with Prudential
Insurance Company where he evaluated life insurance claims. Mr. Legnosky graduated from Rutgers University with a Bachelor of Science and Bachelor of Arts degree in 1996.

         Gary H. Giannantonio became a Director on May 17, 2004. He is an associate at the law firm of Kalebic, McDonnell & Miller, P.C. in Hackensack, New Jersey. Mr. Giannantonio's primary experience involves residential and commercial real estate transactions. He also has experience handling general civil litigation, collections, landlord/tenant, matrimonial, and bankruptcy matters. Mr. Giannantonio is also an Assistant Municipal Prosecutor in Palisades Park, New Jersey. He received his Juris Doctor degree from New York Law School in 1998 and a Bachelor of Arts Degree in Political Science from Boston University in 1994. He is licensed to practice in New Jersey State Courts as well as the United States District Court for the District of New Jersey.

COMMITTEES

         NuWave's Board of Directors serves as the audit committee. The Board of Directors does not have a "financial expert" due to the lack of capital needed to attract a qualified expert.

CODE OF ETHICS

         On March 30, 2004, the Board of Directors of NuWave adopted a written Code of Ethics designed to deter wrongdoing and promote honest and ethical conduct, full, fair and accurate disclosure, compliance with laws, prompt internal reporting and accountability to adherence to the Code of Ethics.

ITEM 10. EXECUTIVE COMPENSATION

         The following table sets forth the annual and long-term compensation for services in all capacities for the fiscal years ended December 31, 2003, 2002 and 2001 paid to George D. Kanakis and Gerald Zarin ("Named Executive Officer"). No other executive officer received compensation exceeding $100,000 during the years ended December 31, 2003, 2002 and 2001. Mr. Kanakis became our Chief Executive Officer on September 10, 2003. The employment of Mr. Zarin terminated on September 29, 2003. The following table sets forth the annual compensation paid by NuWave for services performed on NuWave's behalf for the years ended December 31, 2001, 2002 and 2003.

                           SUMMARY COMPENSATION TABLE

                                                                                           LONG TERM
                                                ANNUAL COMPENSATION                   COMPENSATION AWARDS
                                                -------------------                   -------------------
                                                                                   SECURITIES
                                                                                   UNDERLYING
            NAME AND                                              OTHER ANNUAL   OPTIONS (NUMBER    ALL OTHER
       PRINCIPAL POSITION        YEAR      SALARY       BONUS     COMPENSATION   OF SHARES) (1)   COMPENSATION
       ------------------        ----      ------       -----     ------------   --------------   ------------
George D. Kanakis, President
and Chief Executive Officer      2003     $  12,500        --          --              --              --

Gerald Zarin
Former President and Chief
Executive Officer                2003     $ 117,000        --          --              --              --
                                 2002     $ 155,000   $ 30,000         --              --              --
                                 2001     $ 144,000        --          --             200,000          --

Note:  Effective June 1, 2004, George D. Kanakis' annual salary was $125,000.

Note: Gerald Zarin's employment terminated on September 29, 2003. In conjunction therewith, he received 100,000 warrants to purchase NuWave's stock at $1.00 per share. Mr. Zarin surrendered all options upon his resignation during 2003.

STOCK OPTIONS

         For the Year Ended December 31, 2003, there were no options granted.

         On January 12, 2003, the former executive Officers of NuWave and all employees voluntarily and irrevocably surrendered all options granted to them through that date. As such, no options remain outstanding as of this date. All stock option plans have been terminated.

DIRECTORS' COMPENSATION

         Directors who are not employees of NuWave are entitled to a fee of $2,500 per quarter for serving on the Board of Directors. Each director is also reimbursed for expenses incurred in connection with attendance at meetings of the Board of Directors.

       EMPLOYMENT AGREEMENT

         Effective June 1, 2004, NuWave entered into a five year employment contract with George Kanakis. Pursuant to the contract, Mr. Kanakis is employed as President and Chief Executive Officer at an annual salary of $125,000 per year, subject to increases at the Board of Directors' discretion. Mr. Kanakis is also entitled to a bonus equal to 12.5% of the net income attributable to each NuWave subsidiary, plus a discretionary bonus as determined by the Board of Directors. Mr. Kanakis is also entitled to 75,000 shares of common stock and options to purchase 100,000 shares of common stock at some future date. NuWave has not yet adopted a stock option plan. Accordingly, no options have been issued to Mr. Kanakis.

         Until September 29, 2003, NuWave had employment agreements with its former President and CEO, Mr. Gerald Zarin and its Chief Financial Officer, Mr. Jeremiah F. O'Brien. These agreements terminated upon the September 29, 2003 resignations of these two former officers.

                             DESCRIPTION OF PROPERTY

         NuWave maintains it headquarters in Union, New Jersey, a shared space for which NuWave pays $500 per month, on a month-to-month basis. In addition, NuWave maintains approximately 1,000 square feet of lab and storage space in Fairfield, New Jersey. NuWave pays $1,200 per month, on a month-to-month basis. Effective July 2004, NuWave entered into a five year lease agreement for approximately 3,500 square feet of office tower space in Jersey City, New Jersey. NuWave incurs a net cost of approximately $5,000 per month for this space, when combining the rent and other costs such as utilities, taxes and maintenance. This net cost reflects the benefit of NuWave subleasing approximately 50% of the space to a subtenant.

         Effective in 2003, NuWave began seeking investments in real estate properties. Currently, there are no limitations on the types of assets NuWave may invest. This policy may be changed without the consent of shareholders. It is NuWave's policy to invest in properties primarily for possible capital gain.

         NuWave may invest in most any property, including, for example, undeveloped acreage, shopping centers, single family residential and office buildings. NuWave intends to finance the acquisition of these properties through a combination of debt and equity financing. NuWave intends to hold and manage properties for only the duration which will facilitate the sale for the possible capital gain.

         NuWave has no current intention to invest in real estate mortgages. NuWave may invest in the common stock of companies that are in the real estate business. Primary real estate activities in which NuWave may invest in the future include investing in: undeveloped and developed properties.

         In April 2004, NuWave, through a wholly owned subsidiary, purchased residential property consisting of land and a residential building in Jersey City, New Jersey for a total purchase price of $122,000. The purchase was paid with $113,000 in cash and $9,000 in the application of a deposit. NuWave intends to redevelop and then later sell this property.

         On December 22, 2003, NuWave acquired a parcel of undeveloped acreage in Cranford, New Jersey. This land was purchased for $4,950,000 from Stone Street Asset Management, LLC, a company under common control with Cornell Capital Partners, L.P. NuWave obtained an appraisal by an independent Certified General Real Estate Appraiser, who valued the acreage at $4,950,000. In exchange for the undeveloped acreage, NuWave issued $3,550,000 in convertible debentures and $1,400,000 in a note payable. $3,300,000 of the convertible debentures are collateralized with a first mortgage lien on the land, which debentures are held by Cornell Capital Partners, L.P. The $1,400,000 note payable is secured with a second mortgage on the land and is held by Stone Street Asset Management, LLC. Stone Street and Cornell Capital Partners, L.P. are related parties in that they have common ownership. The $4,950,000 purchase price of the undeveloped acreage is at a price that is approximately $2,035,000 greater than the cost basis in the hands of Stone Street immediately prior to the sale. Stone Street purchased the property from an independent 3rd party in August 2003. As a result of Stone Street's relationship with Cornell Capital Partners, L.P., and Cornell Capital Partners, L.P.'s ability to influence the management of NuWave, NuWave has recorded the land on its book at the cost basis of the seller. NuWave has a deeded interest in the property. Of the obligations due under the convertible debentures $250,000 are due in December 2005 and $3,300,000 are due in December 2008. The holders of the convertible debentures may convert a portion into NuWave's common stock at any time. The $1,400,000 note is payable over 60 months, starting January 1, 2005. All of these obligations accrue interest at a 5% annual interest rate.


         During July 2004 and August 2004, the Company entered into an Agreement of Sale and a Convertible Debenture, respectively, related to its transfer of a 20% fee simple interest in its land held for development and sale as a tenant in common. During November 2004, the Agreement of Sale and the Convertible Debenture were terminated and rescinded in their entirety and replaced with an Amended and Restated Agreement of Sale issued in November 2004, as described below.

         The terms of the July 2004 Agreement of Sale and the August 2004 Convertible Debenture are outlined below.

         The Company sold a 20% fee simple interest in its land held for development and sale as a tenant in common to an entity which is a related party to a current holder of the Company's convertible debentures ("Investor") and received cash proceeds of $1,783,549.

         The Company may reacquire an interest in the property ("Company's Option"). At any time after closing and upon 15 days advance written notice, the Company may repurchase all or a portion of the interest sold at a purchase price computed at 120% of the price, or portion thereof, paid by the Investor on the effective date.

         The Investor, at any time after closing and upon 15 days advance written notice, may sell back to the Company all or any portion of its interest in the property ("Investor's Option"). The Investor may sell this property back to the Company through exercise rights under a convertible debenture agreement, discussed below. The Investors Option expires on August 1, 2007, and shall thereupon be exercised automatically for any portion of the property interest not already reacquired by the Company.

         In addition, the Investor has provided the Company with a right of first offer to reacquire the Company's interest in the property. If, at any time prior to August 1, 2007, the Investor wishes to sell its interest to a third party, it must first notify the Company. Upon such notice, the Company may, within 30 days, repurchase all of the remaining property interest for a price equal to a pro-rata portion of the original price paid by the Investor at the effective date ($1,783,549). If the Company fails to exercise this offer within the 30 day period, then the Investor shall be allowed 90 days in which to sell all of its interests in the property to a third party.

         In conjunction with this transaction, the Company issued a convertible debenture in favor of the Investor for $1,783,549. This convertible debenture bears interest from July 14, 2004 at 10% per annum, with the interest payable monthly, starting September 1, 2004. This convertible debenture matures on August 1, 2007.

         Under the terms of the convertible debenture, an exercise of the Company's Option to reacquire its former interest in the property is treated as a redemption of all or a portion of its obligations under the convertible debenture. The Company's purchase price in this case is a premium of 120% of the price, or portion thereof, paid by the Investor on the effective date, as discussed above.

         An exercise of the Investor's Option to sell its interest in the land back to the Company is accomplished through the Investor's right to convert the amount outstanding under the convertible debenture into the Company's common stock. The aggregate amount of principal and any unpaid interest is convertible at the per share price equal to the lesser of (a) 120% of the closing bid price at August 20, 2004, or (b) 80% of the lowest closing bid price for the five days immediately preceding the conversion date. Upon such conversion, a pro-rata portion of the interest in the property is sold back to the Company. Upon the maturity of the convertible debenture, the Investor's Option terminates and any remaining amount of the convertible debenture is automatically converted into the Company's common stock. Upon such conversion, the remaining portion of the interest in the property is sold back to the Company.

         The Company's reacquisition of its interests in the property under the terms of the rights of first offer, as described above, shall represent a satisfaction of its obligations at face value under the convertible debenture.

         Upon the Investor's sale of the property to a third party under the terms of the rights of first offer, as described above, all obligations of the Company under the convertible debenture shall immediately terminate.

         In accordance with the provisions a SFAS No. 66, "Accounting for Sales of Real Estate," the Company has accounted for this transaction as a financing transaction. Under the provisions of SFAS No. 66, when the seller has an obligation to repurchase the property, or the terms of the transaction allow the buyer to compel the seller to repurchase the property or interest, then the transaction shall be accounted for as a financing transaction, rather than a sale. Under the terms of this transaction, the Investor's Option requires the Investor to sell the property back to the Company. This sale back to the Company will be satisfied through the conversion of the Investor's interest under the convertible debenture into the Company's common stock.

         Upon the Investor's sale of the property interest to a third party under the terms of the rights of first offer, as described above, this financing transaction shall be deemed to have terminated and the Company shall thereupon account for the proceeds received as a sale of its interest in the property, with any gain or loss on such sale to be recognized accordingly at that time.

         During November 2004, the July 2004 Agreement of Sale and the August 2004 Convertible Debenture were rescinded and terminated pursuant to an Amended and Restated Agreement of Sale. Under this Amended and Restated Agreement of Sale, for a selling price of approximately $1,427,000, the Company has sold a 20% fee simple interest in its land held for development and sale as a tenant in common to an entity which is a related party to a current holder of the

Company's convertible debentures. The Company has applied the $1,427,000 sale amount against the proceeds from the convertible debenture and has incurred interest expense of $38,000 for the three month period ended September 30, 2004, $30,000 of which has been paid to the buyer through September 30, 2004. The Company has incurred additional interest expense of $20,000 through the date of termination. On November 29, 2004 NuWave paid approximately $326,000 to the buyer, representing approximately $28,000 in accrued interest and $298,000 in refunded proceeds.


         NuWave intends to develop the property into a 55 and over, residential community. NuWave intends to develop residential dwelling units and limited retail space on the site. The residential dwelling units will be sold to individual buyers. Currently the acreage is not developed. NuWave believes that there is a demand for these 55 and over units. Reasons include: an aging population with disposable income, the continued positive economic outlook for the Northeast economy and the positive local economics in the Cranford, New Jersey area. NuWave expects that planning for the project will be completed in 2004 and that construction and development will begin in 2005. NuWave is currently developing costs estimates for the development of the property.

         NuWave maintains adequate liability insurance on the undeveloped acreage.

                                LEGAL PROCEEDINGS

         We are not aware of any pending legal actions against us.

                             PRINCIPAL STOCKHOLDERS

Voting Securities And Principal Holders Thereof


         The following table sets forth, as of November 29, 2004, information with respect to the beneficial ownership of our common stock by (i) persons known by us to beneficially own more than five percent of the outstanding shares, (ii) each director, (iii) each executive officer and (iv) all directors and executive officers as a group.


                                                         COMMON STOCK
                                                      BENEFICIALLY OWNED
                                            -----------------------------------

NAME/ADDRESS                                  NUMBER                PERCENT(1)
-------------------------------             ------------           ------------
George Kanakis                                75,000(2)                  3.6%

Robert Legnosky (4)                                  --                    --

Gary H. Giannantonio                                 --                    --

All Officers and Directors                       75,000                  3.6%

Cornell Capital Partners, L.P.               226,615(3)                  9.9%
101 Hudson Street
Jersey City, NJ 07302


-----------------------
     *   Less than 1%.


(1) Applicable percentage of ownership is based on 2,062,013 shares of common stock outstanding as of November 29, 2004. Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of November 29, 2004 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The common stock is the only outstanding class of equity securities of NuWave.

(2)      Includes 75,000 shares of common stock.


(3) Cornell Capital Partners, L.P. holds $3,300,000 of convertible debentures in NuWave. NuWave may exercise conversion of the debenture into common stock, so long as after the conversion, NuWave holds not more than 9.9% of NuWave's outstanding common stock.

(4) Robert B. Legnosky has resigned from the Board of Directors, effective August 26, 2004.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


         Lehigh acquired a parcel of land in New Jersey for $4,950,000 that it intends to develop and then sell. Lehigh based its purchase price on an independent commercial appraisal. This land was acquired from Stone Street Asset Management LLC ("Stone Street"), a Company under common ownership and control as Cornell Capital Partners, L.P. In connection with this purchase of land, NuWave incurred debt obligations consisting of a $3,300,000 convertible debenture to Cornell Capital Partners, L.P., $250,000 of convertible debentures to unrelated parties and a $1,400,000 note payable to Stone Street (see Note 7 to the December 31, 2003 NuWave Consolidated Financial Statements, page number F-34). As a result of Stone Street's relationship with Cornell Capital Partners, L.P., NuWave has recorded land at the cost basis recorded by Stone Street of approximately $2,915,000.


         Effective July 2004, NuWave entered into a five year lease agreement for approximately 3,500 square feet of office tower space in Jersey City, New Jersey. NuWave incurs a net cost of approximately $5,000 per month for this space, when combining the rent and other costs such as utilities, taxes and maintenance. This net cost reflects the benefit of NuWave subleasing approximately 50% of the space to a subtenant. NuWave's obligations under this lease are guaranteed by Yorkville Advisors Management, LLC ("Yorkville").
Yorkville is related to Cornell Capital Partners, L.P. a related party to NuWave.

                MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S
                   COMMON EQUITY AND OTHER SHAREHOLDER MATTERS

         NuWave's Common Stock, par value $0.001 per share ("Common Stock") is traded on the OTC bulletin board (OTCBB) Market under the symbol NUWV. The OTCBB is a regulated quotation service that displays real-time quotes, last-sale prices and volume information in over-the-counter (OTC) equity securities. Prior to August 13, 2002, the stock had been traded on the NASDAQ SmallCap Market. The following table sets forth the range of high and low closing sale prices for the Common Stock as reported on the NASDAQ SmallCap Stock Market during each of the quarters presented until August 12, 2002 and the OTCBB subsequent to August 12, 2002. The quotations set forth below are inter-dealer quotations, without retail mark-ups, mark-downs or commissions and do not necessarily represent actual transactions. On July 21, 2003, NuWave affected a 1:50 reverse stock split, as previously approved by stockholders. All closing sales prices below have been restated retroactively for the effect of the reverse stock split.

                                                        BID PRICE PER SHARE
                                                        -------------------
                                                         HIGH          LOW
                                                        ------       ------
        Three Months Ended March 31, 2002               $52.50       $29.50
        Three Months Ended June 30, 2002                $36.50       $15.00
        Three Months Ended September 30, 2002           $20.50        $3.50
        Three Months Ended December 31, 2002             $7.00        $0.50

        Three Months Ended March 31, 2003                $8.00        $0.18
        Three Months Ended June 30, 2003                 $0.45        $0.10
        Three Months Ended September 30, 2003            $0.60        $0.10
        Three Months Ended December 31, 2003             $0.31        $0.10

        Three Months Ended March 31, 2004                $0.18        $0.10
        Three Months Ended June 30, 2004                 $0.17        $0.04
        Three Months Ended September 30, 2004            $0.085       $0.065


         As of November 29, 2004, there were approximately 195 holders of record of NuWave's Common Stock. This number does not include beneficial owners of the Common Stock whose shares are held in the names of various dealers, clearing agencies, banks, brokers and other fiduciaries.


         During October 2003, NuWave redeemed its convertible preferred stock. In accordance with the redemption, NuWave paid a one time deemed dividend - redemption premium in total of $19,400. These convertible preferred shares have now all been redeemed are there remain no shares outstanding.

         NuWave has never declared or paid any cash dividends on its common shares. NuWave currently intends to retain any future earnings to finance the growth and development of its business and future operations, and therefore does not anticipate paying any further cash dividends in the foreseeable future.

                            DESCRIPTION OF SECURITIES

Capital Stock


         The authorized capital stock of NuWave consists of 140,000,000 shares of common stock, par value $0.001 per share. As of November 29, 2004, we had 2,062,013 shares of our common stock outstanding. The following description is a summary of the capital stock of NuWave and contains the material terms of the capital stock. Additional information can be found in NuWave's Articles of Incorporation and Bylaws.


         Common Stock. Each share of common stock entitles the holder to one vote on each matter submitted to a vote of our stockholders, including the election of directors. There is no cumulative voting. Subject to preferences that may be applicable to any outstanding preferred stock, stockholders are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors. Stockholders have no preemptive, conversion or other subscription rights. There are no redemption or sinking fund provisions related to the common stock. In the event of liquidation, dissolution or winding up of NuWave, stockholders are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

WARRANTS


         NuWave has outstanding warrants, as of November 29, 2004 to purchase a total of 217,600 shares of common stock. Warrants for 200,000 of these are at an exercise price of $1.00 per share. The remaining 17,600 warrants to purchase common stock are at a weighted average exercise price of $63.15 per share.


Limitation Of Liability: Indemnification

         Our Bylaws include an indemnification provision under which we have agreed to indemnify directors and officers of NuWave to fullest extent possible from and against any and all claims of any type arising from or related to future acts or omissions as a director or officer of NuWave.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of NuWave pursuant to the foregoing, or otherwise, NuWave has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Anti-Takeover Effects Of Provisions Of The Articles Of Incorporation

         AUTHORIZED AND UNISSUED STOCK. The authorized but unissued shares of our common and preferred stock are available for future issuance without our shareholders' approval. These additional shares may be utilized for a variety of corporate purposes including but not limited to future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans. The issuance of such shares may also be used to deter a potential takeover of NuWave that may otherwise be beneficial to shareholders by diluting the shares held by a potential suitor or issuing shares to a shareholder that will vote in accordance with the desires of NuWave's Board of Directors. A takeover may be beneficial to shareholders because, among other reasons, a potential suitor may offer shareholders a premium for their shares of stock compared to the then-existing market price.

                                     EXPERTS

         The consolidated financial statements for the year ended December 31, 2003 included in the Prospectus have been audited by Marcum & Kliegman LLP, independent registered public accounting firm to the extent and for the period set forth in their report (which contains an explanatory paragraph regarding NuWave's ability to continue as a going concern) appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

         The financial statements for the year ended December 31, 2002 included in the Prospectus have been audited by Eisner LLP, independent registered public accounting firm to the extent and for the periods set forth in their report (which contains an explanatory paragraph regarding NuWave's ability to continue as a going concern) appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

    CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
                                   DISCLOSURE

         On July 2, 2004, NuWave Technologies, Inc. engaged Weiser LLP as its principal accountant to audit NuWave Technologies's financial statements. NuWave did not consult Weiser LLP on any matters described in paragraph (a)(2)(i) or
(ii) of Item 304 of Regulation S-B during the Registrant's two most recent fiscal years or any subsequent interim period prior to engaging Weiser LLP.

         Effective on June 30, 2004, NuWave Technologies, Inc. dismissed Marcum & Kliegman LLP as its independent registered public accounting firm.

         Marcum & Kliegman LLP's report on NuWave's financial statements for the past fiscal year did not contain an adverse opinion or a disclaimer of opinion and was not qualified as to uncertainty, audit scope, or accounting principles; however, the report was modified to include an explanatory paragraph wherein Marcum & Kliegman LLP expressed substantial doubt about NuWave's ability to continue as a going concern.

         Marcum & Kliegman LLP's dismissal was recommended and approved by NuWave's Board of Directors.

         During NuWave's most recent fiscal year, as well as the subsequent interim period through June 30, 2004, there were no disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement. Marcum & Kliegman LLP did not advise NuWave Technologies, Inc. of any of the matters identified in paragraph
(a)(1)(B), (a) (1) (C), (D) or (E) of Item 304 of Regulation S-B.

         On October 30, 2003, NuWave Technologies, Inc. dismissed Eisner LLP as its independent registered public accountant.

         Eisner's report on NuWave's financial statements for the years ended December 31, 2001 and 2002, respectively, did not contain an adverse opinion or a disclaimer of opinion. However, the report did reflect a going concern uncertainty.

         Eisner's dismissal was recommended and approved by NuWave's Board of Directors.

         Since January 1, 2001, as well as any subsequent interim period prior to dismissal, there were no disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement.

         Since January 1, 2001, as well as any subsequent interim period prior to dismissal, Eisner did not advise NuWave Technologies, Inc. of any of the matters identified in paragraph (a)(1)(iv)(B) of Item 304 of Regulation S-B.

         On October 30, 2003, NuWave Technologies, Inc. engaged Marcum & Kleigman, LLP as its principal accountant to audit NuWave Technologies's financial statements. NuWave did not consult Marcum & Kleigman, LLP on any matters described in paragraph (a)(2)(i) or (ii) of Item 304 of Regulation S-B since January 1, 2003 or any subsequent interim period prior to engaging Marcum & Kliegman, LLP.

                                  LEGAL MATTERS

Troy J. Rillo, Esquire will pass upon the validity of the shares of common stock offered hereby for us. In addition to his law practice, Mr. Rillo is employed by Yorkville Advisors Management, LLC, which is the investment manager of Cornell Capital Partners, LP.

                           HOW TO GET MORE INFORMATION

         We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the to the exhibits for a complete statement of their terms and conditions. The registration statement and other information may be read and copied at the Commission's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

                   NUWAVE TECHNOLOGIES, INC. AND SUBSIDIARIES

                                    FORM SB-2

                              FINANCIAL STATEMENTS

                                TABLE OF CONTENTS


                                                                            Page
                                                                            ----


CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003

Balance Sheet as of September 30, 2004 (unaudited) and December 31, 2003     F-2

Statements of Operations and Comprehensive Income (Loss) for the three and nine month periods ended September 30, 2004 (unaudited) and 2003
(unaudited)                                                                  F-3

Statements of Cash Flows for the nine month periods ended
September 30, 2004 (unaudited) and 2003 (unaudited)                          F-4


Notes to Financial Statements                                                F-6

CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31,
2003 AND 2002

Report of Independent Registered Public Accounting Firm -
Marcum & Kliegman LLP                                                       F-19

Report of Independent Registered Public Accounting Firm - Eisner LLP        F-20

Balance Sheet as of December 31, 2003                                       F-21

Statements of Operations for the years ended December 31, 2003 and 2002     F-22

Statements of Stockholders' Equity (Deficiency) for the years ended
December 31, 2003 and 2002                                                  F-23

Statements of Cash Flows for the years ended December 31, 2003 and 2002     F-24

Notes to Financial Statements                                               F-26

                   NUWAVE TECHNOLOGIES, INC. AND SUBSIDIARIES

                      Condensed Consolidated Balance Sheets
                 (In thousands, except share and per share data)

                                     ASSETS

                                                                           September 30,    December 31,
                                                                               2004            2003
                                                                           -----------------------------
                                                                           (unaudited)
Current assets:
     Cash and cash equivalents                                               $    822         $    119
     Marketable securities - available-for-sale                                    85               --
     Inventory                                                                      1                1
                                                                             -------------------------
                      Total current assets                                        908              120

Property and equipment, net                                                        22                4
Land held for development and sale                                              3,328            2,970
Deferred tax asset                                                                 --              225
                                                                             -------------------------
                      Total assets                                           $  4,258         $  3,319
                                                                             =========================

                  LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current liabilities:
     Accounts payable, accrued interest and accrued liabilities              $    101         $    170
     Current portion of note payable - related party                              198               --
                                                                             -------------------------
                      Total current liabilities                                   299              170
                                                                             -------------------------
Non-current liabilities:
     Notes payable - related party                                                 --              484
     Note payable - related party, net of current portion                       1,202            1,400
     Convertible debentures - related party,
       net of unamortized discounts of $697 and $866, respectively              2,603            2,634
     Convertible debentures,
       net of unamortized discounts of $574 and $109, respectively              1,945              336
     Accrued interest - non-current                                               208               --
                                                                             -------------------------
                      Total non-current liabilities                             5,958            4,854
                                                                             -------------------------
                      Total liabilities                                         6,257            5,024
                                                                             -------------------------
Stockholders' deficiency:
     Series A Convertible Preferred Stock, noncumulative,
       $.01 par value; authorized 400,000 shares; none issued                      --               --
     Preferred stock, $.01 par value; authorized 1,600,000
       shares; none issued - (preferences and
       rights to be designated by the Board of Directors)                          --               --
     Common stock, $.001 par value; authorized 140,000,000 shares;
       2,062,013 shares issued and outstanding at September 30, 2004                2                2
       and 1,875,902 shares issued and outstanding at December 31, 2003
     Additional paid-in capital                                                26,916           26,216
     Accumulated other comprehensive loss                                         (45)              --
     Accumulated deficit                                                      (28,872)         (27,923)
                                                                             -------------------------
                      Total stockholders' deficiency                           (1,999)          (1,705)
                                                                             -------------------------
                      Total liabilties and stockholders' deficiency          $  4,258         $  3,319
                                                                             =========================

See accompanying notes to these condensed consolidated financial statements.

                   NUWAVE TECHNOLOGIES, INC. AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                         AND COMPREHENSIVE INCOME (LOSS)
                 (In thousands, except share and per share data)

                                                               Three Months Ended            Nine Months Ended
                                                                  September 30,                 September 30,
                                                          --------------------------    --------------------------
                                                              2004           2003           2004           2003
                                                          -----------    -----------    -----------    -----------
                                                          (unaudited)    (unaudited)    (unaudited)    (unaudited)

Net sales                                                 $        --    $         4    $        --    $        19
Cost of sales                                                      --              2             --              5
                                                          -----------    -----------    -----------    -----------
             Gross profit                                          --              2             --             14
                                                          -----------    -----------    -----------    -----------
Operating expenses:
     General and administrative                                   280             59            572            631
     Research and development                                      --              1             --            127
                                                          -----------    -----------    -----------    -----------
         Total operating expenses                                 280             60            572            758
                                                          -----------    -----------    -----------    -----------

             Loss from operations                                (280)           (58)          (572)          (744)

Other income (expense):
   Gain on forgiveness of debt                                     --            265             --            265
   Interest expense                                              (202)           (14)          (377)           (21)
                                                          -----------    -----------    -----------    -----------
             Net income (loss)                            $      (482)   $       193    $      (949)   $      (500)
                                                          ===========    ===========    ===========    ===========
             Weighted average number of
                 common shares outstanding                  2,062,013      1,866,788      1,961,240      1,267,079
                                                          ===========    ===========    ===========    ===========
             Basic and diluted net income (loss)
                 per common share                         $     (0.23)   $      0.10    $     (0.48)   $     (0.39)
                                                          ===========    ===========    ===========    ===========
Comprehensive loss:

Net income (loss)                                         $      (482)   $       193    $      (949)   $      (500)

Other comprehensive (loss) net of income taxes:

             Unrealized losses on marketable securities           (45)            --            (45)            --
                                                          -----------    -----------    -----------    -----------
Comprehensive income (loss)                               $      (527)   $       193    $      (994)   $      (500)
                                                          ===========    ===========    ===========    ===========


See accompanying notes to these condensed consolidated financial statements.

                   NUWAVE TECHNOLOGIES, INC. AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                        (In thousands except share data)

                                                                         Nine Months Ended September 30,
                                                                         -------------------------------
                                                                               2004           2003
                                                                           -----------    -----------
                                                                           (unaudited)    (unaudited)
Cash flows from operating activities:
      Net loss                                                             $      (949)   $      (500)
                                                                           -----------    -----------
          Adjustments to reconcile net loss to net cash used in
              operating activities:
              Depreciation                                                           3             42
              Provision for bad debt expense                                        --             11
              Gain on forgiveness of debt                                           --           (265)
              Amortization of debt discount                                        170             --
              Issuance of stock options and warrants for                            18             27
                  consulting services
          Decrease in operating assets:
              Inventory                                                             --             24
              Prepaid expenses and other current assets                             --            159
              Other assets                                                          --             20
              Deferred tax asset                                                   225             --
          Increase (decrease) in operating liabilities:
              Accounts payable, accrued liabilities and accrued interest           123           (237)
                                                                           -----------    -----------
                    Total adjustments                                              539           (219)
                                                                           -----------    -----------
                    Net cash used in
                      operating activities                                        (410)          (719)
                                                                           -----------    -----------
Cash flows from investing activities:
      Purchase of marketable securities                                           (130)            --
      Purchase of property and equipment                                           (21)            --
      Land acquisition and land development costs                                 (149)            --
                                                                           -----------    -----------
                    Net cash used in investing activities                         (300)            --
                                                                           -----------    -----------

                                  (continued)

See accompanying notes to these condensed consolidated financial statements.

                   NUWAVE TECHNOLOGIES, INC. AND SUBSIDIARIES

                        (In thousands except share data)



                                                                         Nine Months Ended September 30,
                                                                         -------------------------------
                                                                               2004           2003
                                                                           -----------    -----------
                                                                           (unaudited)    (unaudited)
                                                                           -----------    -----------
Cash flows from financing activities:
      Proceeds from issuance of notes payable - related party                       --            557
      Proceeds from issuance of convertible debentures                           2,143             --
      Proceeds from equity offerings                                                --            122
      Repayment of note payable to officer/stockholder                              --           (115)
      Repayment of notes payable - related party                                  (460)            --
      Repayment of convertible debentures                                         (270)            --
      Costs incurred for equity offerings and warrants                              --            (15)
                                                                           -----------    -----------
          Net cash provided by financing activities                              1,413            549
                                                                           -----------    -----------

Net increase (decrease) in cash and cash equivalents                               703           (170)
Cash and cash equivalents - beginning of the period                                119            174
                                                                           -----------    -----------
Cash and cash equivalents - end of the period                              $       822    $         4
                                                                           ===========    ===========
Supplemental disclosure of cash flow information:
      Interest paid during the period                                      $         3    $        12
                                                                           ===========    ===========

Supplemental disclosures of non-cash investing and financing activities:
      Recording of debt discount                                           $       556    $        --
                                                                           ===========    ===========
      Issuance of 1,151,489 shares of
      common stock in settlement of notes payable                          $        --    $       273
                                                                           ===========    ===========
      Recording of interest payable and amortization of
      debt discount that is capitalized as an addition to
      the cost of the land held for development and sale                   $       209    $        --
                                                                           ===========    ===========
      Gain on related party forgiveness of debt credited to
      additional paid-in capital                                           $       126    $        --
                                                                           ===========    ===========

See accompanying notes to these condensed consolidated financial statements.

                           NUWAVE TECHNOLOGIES, INC.
                                AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.       BASIS OF INTERIM FINANCIAL STATEMENT PREPARATION

         The accompanying unaudited condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America for interim information. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. The results of operations for the interim periods shown in this report are not necessarily indicative of expected results for any future interim period or for the entire fiscal year. NUWAVE Technologies, Inc. (the "Company" or "NUWAVE"), believes that the quarterly information presented includes all adjustments (consisting only of normal, recurring adjustments) necessary for a fair presentation in accordance with accounting principles generally accepted in the United States of America. The accompanying condensed consolidated financial statements should be read in conjunction with the Company's Annual Report on Form 10-KSB as filed with the Securities and Exchange Commission ("SEC") on April 15, 2004.

2.       GOING CONCERN AND MANAGEMENT'S PLANS

         Over the last three years, the Company's annual sales have declined from approximately $505,000 in 2001 to approximately $286,000 in 2002 to approximately $20,000 in 2003 and no sales in the three and nine month periods ended September 30, 2004, as the Company has had difficulty securing buyers for its technology products in a very competitive environment. The Company has incurred annual net losses of approximately $4,273,000, $2,674,000, $790,000 in 2001, 2002 and 2003, respectively. As shown in the accompanying condensed consolidated financial statements, the Company incurred a net loss of approximately $482,000 and $949,000 during the three and nine months ended September 30, 2004, respectively, resulting in a stockholders' deficiency of approximately $1,999,000 at September 30, 2004. For the nine months ended September 30, 2004, the Company has net cash used in operations of approximately $410,000, resulting primarily from a net loss of approximately $949,000, offset by amortization of debt discount of $170,000 and the receipt of the proceeds from the sale of certain state net tax operating losses of $225,000. This represents a decrease of $309,000 over the Company's net use of cash of $719,000 for the corresponding nine month period ended September 30, 2003. Net cash provided by financing activities increased by approximately $864,000 to
$1,413,000, primarily through the issuance of convertible debentures of $2,143,000. These matters raise substantial doubt about the Company's ability to continue as a going concern. The accompanying condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. These condensed consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

                           NUWAVE TECHNOLOGIES, INC.
                                AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2.       GOING CONCERN AND MANAGEMENT'S PLANS - CONTINUED

         Management has taken a number of actions to lower costs and to improve the Company's liquidity. The Company has substantially reduced its cash flow requirements through significant reductions in payroll and various other operating expenses. The Company has raised approximately $1,783,000 through the issuance of a convertible debenture related to the Company's land held for development and sale. In November 2004, this convertible debenture was terminated and rescinded and a significant portion of the proceeds retained by the Company and were applied toward the sale of an interest in the Company's land held for development and sale (see Note 12). The current net proceeds of approximately $1,783,000 from this convertible debenture has provided cash flow for operating expenses and for repayment of certain obligations. The Company applied approximately $460,000 of these funds to pay off in full certain obligations to Cornell Capital Partners, L.P. ("Cornell") totaling $484,000. In addition, the Company paid off convertible debenture obligations to Cornell and others with a face value of $200,000 and $70,000, respectively. The Company intends to remain in the technology business. The Company has found it difficult to generate revenues through its technology business.

       In addition, Management's plans include the raising of cash through the issuance of debt or equity although there are no assurances that the Company will be successful. The Company continues to require funding by and the financial support of Cornell. In May 2004, the Company entered into a Standby Equity Distribution Agreement ("SEDA") with Cornell (see Note 9).

         On August 9, 2004, the Company filed a Form SB-2 Registration Statement, with the Securities and Exchange Commission. The Company is seeking to register 130,690,033 shares of its common stock.

       Management does not intend to expend any additional funds toward the development of the land held for development and sale until such time as new funding is secured.

3.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         PRINCIPLES OF CONSOLIDATION

         The consolidated financial statements include the accounts of NuWave and its wholly-owned subsidiaries Lehigh Acquisition Corp ("Lehigh"), WH Acquisition Corp, Harwood Acquisition Corp and JK Acquisition Corp (collectively, the "Company"). All significant intercompany accounts and transactions have been eliminated in consolidation.

                           NUWAVE TECHNOLOGIES, INC.
                                AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

3.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

         STOCK-BASED COMPENSATION

          On June 1, 2004, the Company granted 75,000 shares of stock to its President and CEO under his employment agreement and recorded an earnings charge of $7,500 (see Note 8). In addition, for the three months and nine months ended September 30, 2004 and 2003, there was no other stock based employee compensation expense as determined under the fair value based method. Accordingly, for these periods, there are no differences between basic and diluted net income (loss) per share as reported and pro forma net income (loss).

         REVENUE RECOGNITION

         In regard to the technology operations, income is recorded when orders are shipped and the Company has no further involvement with the product. In regard to real estate operations, income from sales of real estate is recorded when title is conveyed to the buyer, adequate cash payment has been received and there is no continued involvement.

         EARNINGS (LOSS) PER SHARE

         The Company follows Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share", which provides for the calculation of "basic" and "diluted" earnings (loss) per share. Basic earnings (loss) per share includes no dilution and is computed by dividing earnings (loss) available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur through the effect of common shares issuable upon the exercise of stock options and warrants and convertible securities. For the periods ended September 30, 2004 and 2003, potential common shares amount to 80,198,409 and 220,230 shares, respectively. For the three and nine months ended September 30, 2004 and the nine months ended September 30, 2003, such potential common shares have not been included in the computation of diluted loss per share since the effect would be antidilutive. For the three months ended September 30, 2003, the potential common shares were warrants that were out of the money.

         MARKETABLE SECURITIES

         The Company evaluates its investment policies and the appropriate classification of securities at the time of purchase consistent with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," at each balance sheet date and determined that all of its investment securities are to be classified as available-for-sale. Available-for-sale securities are carried at fair value, with the unrealized gains and losses reported in Stockholders' Deficiency under the caption "Accumulated Other Comprehensive Loss." Realized gains and losses and declines in value judged to be other-than-temporary on available-for-sale securities are included in general and administrative expenses. The cost of securities sold is based on the specific identification method. Interest and dividends on securities classified as available-for-sale are included in interest and dividend income.

                           NUWAVE TECHNOLOGIES, INC.
                                AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

3.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

         INTEREST CAPITALIZATION

         The Company follows SFAS No. 34, "Capitalization of Interest Costs", which provides for the capitalization of interest as part of the historical cost of acquiring certain assets. Interest is capitalized on assets that require a period of time to get them ready for their intended use, such as real estate development projects. Interest is capitalized from the period activities begin, such as planning and permitting, until such time as the project is complete. Interest costs include interest recognized on obligations having explicit rates, as well as the amortization of discounts that result from imputing interest on convertible debentures over the life of the obligation. Interest is capitalized on only the net book value of the land and improvements, net of the discount recorded on the acquisition of the land. Interest on specific borrowings associated with the land, that are in excess of its net book value are expensed as incurred.

         EFFECT OF RECENT ACCOUNTING PRONOUNCEMENTS

         In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"), which clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements." FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not provide sufficient equity at risk for the entity to support its activities. In December 2003, the FASB revised certain elements of FIN 46 ("FIN 46-R"). The FASB also modified the effective date of FIN 46. This interpretation applies immediately to variable interest entities created after January 31, 2003 and variable interest entities in which the Company obtains an interest after January 31, 2003. For variable interest entities in which a company obtained an interest before February 1, 2003, the interpretation applies to periods ending after December 15, 2004. The adoption of FIN 46 is not expected to have a material impact on the consolidated financial statements.

         In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity". SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and, otherwise, is effective at the beginning of the first interim period beginning after June 15, 2003. The Company adopted SFAS No. 150 in the third quarter of 2003. The adoption has not had, and is not expected to have, a material impact on the Company's consolidated financial position or results of operations.

                           NUWAVE TECHNOLOGIES, INC.
                                AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

4.       LAND HELD FOR DEVELOPMENT AND SALE

         During April 2004, WH Acquisition Corp. purchased real estate property consisting of land and a residential building in Jersey City, New Jersey for a total purchase price of $122,000. The purchase was paid with $113,000 in cash and $9,000 in the application of a deposit. The Company intends to redevelop and then later sell this property. On December 22, 2003, Lehigh acquired a parcel of land in New Jersey that it intends to develop and then sell. During the three and nine month periods ended September 30, 2004, the Company capitalized approximately $68,000 and $209,000 of interest relating to the financing costs incurred for the portion of Lehigh land that was capitalized in December 2003 and $12,000 and $27,000 in legal fees, respectively.

         During August 2004, the Company received proceeds of approximately $1,783,000 through the issuance of a convertible debenture that is secured through an interest in the Company's land held for development and sale (see
Note 12).

5.       NOTES PAYABLE - RELATED PARTY

                  On September 10, 2004, the Company repaid in full the $484,000 balance of the notes payable - related party, and related accrued interest of approximately $93,000, for the net sum of $460,000. Such forgiveness, aggregating approximately $117,000 has been recorded as an addition to additional paid-in capital. Funds for this repayment were provided through the proceeds received from the convertible debenture related to the land held for development and sale (see Note 4).

6.       CONVERTIBLE DEBENTURES

         During August 2004, the Company raised approximately $1,783,000 through the issuance of a convertible debenture to a party related to a current convertible debenture holder. This debenture bears interest at 10% per annum, with interest payable monthly and is secured through an interest in the land held for development and sale. This debenture was to mature in August 2007 (see
Note 12).

         On September 14, 2004, the Company redeemed convertible debentures with a face amount of $70,000 for approximately $80,000, including the 10% redemption fee and accrued interest through the date of redemption. The unamortized discount aggregating approximately $11,000 at September 14, 2004 has been recorded as interest expense. On September 10, 2004, the Company redeemed a convertible debenture - related party with a balance of $200,000 and accrued interest of approximately $9,000 at redemption for the net sum of $200,000. The lender waived receipt of the accrued interest. Such forgiveness, aggregating approximately $9,000 has been recorded as an addition to additional paid-in capital. The unamortized discount of approximately $28,000 at September 10, 2004 has been recorded as interest expense.

         During June 2004, the Company raised $250,000 through the issuance of a convertible debenture to an unrelated party. This debenture bears interest at 10% per annum, with interest due at maturity or upon conversion. This debenture matures in June 2006. During January 2004, the Company raised $110,000 through the issuance of convertible debentures to two unrelated parties. These debentures bear interest at a rate of 5% per annum, with interest due at maturity or upon conversion. These debentures mature in January 2006.

                           NUWAVE TECHNOLOGIES, INC.
                                AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

6.       CONVERTIBLE DEBENTURES - CONTINUED

         For the convertible debenture issued in August 2004, at the option of the holder or the Company, at any time, this convertible debenture could have been converted into the Company's Common Stock. The value of principal and accrued interest was convertible at the per share price equal to the lesser of
(a) 120% of the closing bid price at August 20, 2004, or (b) 80% of the lowest closing bid price for the five days immediately preceding the conversion date. In connection with the issuance of this convertible debenture the Company transferred a 20% fee simple interest in its land held for development and sale. In addition, the Company and the transferee each had the option to effectively void all or a portion of the transfer. In the event that neither option was exercised within three years, the 20% fee simple interest would revert to the Company upon settlement of the convertible debenture. This convertible debenture was terminated and rescinded during November 2004 (see Note 12).

         Upon the issuance of the convertible debenture issued in August 2004, the Company has recorded a debt discount of $446,000. This debt discount was recorded to reflect the value of the beneficial conversion feature related to the convertible debenture. Accordingly, the Company has recorded the value of the beneficial conversion feature as a reduction to the carrying amount of the convertible debt and as an addition to additional paid-in capital. This debt discount was being amortized over the term of the related debenture, which was 36 months, and amortization of such discount was recorded as interest expense on the accompanying condensed consolidated statement of operations (see Note 12).

         For the convertible debenture issued in June 2004, at the option of the Company, upon the maturity date, this convertible debenture may be converted into the Company's Common Stock. At the option of the holder, at any time prior to maturity, any portion of this convertible debenture may be converted into the Company's Common Stock. The value of principal and accrued interest is convertible at the per share price equal to the lesser of (a) 120% of the closing bid price at April 26, 2004, or (b) 75% of the lowest closing bid price for the five days immediately preceding the conversion date. In addition, the Company may redeem, with 15 days advance notice, a portion or all of these outstanding debentures at 125% of the dollar value of the amount redeemed plus accrued interest.

         For the convertible debentures issued in January 2004, at the option of the Company, upon the maturity date, these convertible debentures may be converted into the Company's Common Stock. At the option of the holder, at any time prior to maturity, any portion of these convertible debentures may be converted into the Company's common stock. The value of principal and accrued interest is convertible at the per share price equal to the lesser of (a) 120% of the closing bid price, or (b) 80% of the lowest daily volume weighted average price for the five days immediately preceding the conversion date. In addition, the Company may redeem, with 15 days advance notice, a portion or all of these outstanding debentures at 110% of the dollar value of the amount redeemed plus accrued interest.

                           NUWAVE TECHNOLOGIES, INC.
                                AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

6.       CONVERTIBLE DEBENTURES - CONTINUED



         Upon the issuance of the convertible debentures issued in June 2004 and January 2004, the Company has recorded debt discounts of $83,000 and $27,000, respectively. These debt discounts are recorded to reflect the value of the beneficial conversion feature related to the convertible debentures. Accordingly, the Company has recorded the value of the beneficial conversion features as a reduction to the carrying amount of the convertible debt and as an addition to additional paid-in capital. This debt discount is being amortized over the term of the related debentures, which is 24 months, and amortization of such discounts were recorded as interest expense on the accompanying condensed consolidated statement of operations.

7.       OTHER NON-CURRENT LIABILITIES

         The Company accrues interest payable on all of its debt obligations. For the convertible debenture issued in August 2004, the interest is payable monthly. For the convertible debentures - related party and the other convertible debentures, the interest is payable at maturity or redemption, if earlier, and such interest will be converted to common stock upon the conversion of the convertible debentures. For the August 2004 convertible debenture obligation, the corresponding accrued interest payable is classified as a current liability. The remaining obligations and the corresponding accrued interest obligations thereon are classified as non-current obligations on the condensed consolidated balance sheet at September 30, 2004.

         Under the terms of the note payable - related party, the Company accrues interest from the date of issue, December 22, 2003, through December 31, 2004. Pursuant to the terms of the note, effective on January 1, 2005, the accrued interest will be added to the principal balance of the obligation. The Company will then begin making 60 equal payments of $27,740, including interest at 5% per annum, which will fully repay the outstanding obligations under the note by January 2010. The accrued interest on this note payable, aggregating approximately $54,000 at September 30, 2004, is reflected in accrued interest - non-current in the condensed consolidated balance sheet as of September 30, 2004.

                           NUWAVE TECHNOLOGIES, INC.
                                AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

8.       EMPLOYMENT AGREEMENT

         Effective June 1, 2004, NuWave entered into a five year employment contract with its President and Chief Executive Officer, George Kanakis, at an annual salary of $125,000 per year, subject to increases at the Board of Directors' discretion. Mr. Kanakis is also entitled to a bonus equal to 12.5% of the net income attributable to each NuWave subsidiary, plus a discretionary bonus as determined by the Board of Directors. In addition, Mr. Kanakis was issued 75,000 shares of common stock. Under the contract, at some future date, Mr. Kanakis will be entitled to receive options to purchase 100,000 shares of common stock. The Company has not yet adopted a stock option plan and as such, no options have yet been issued to Mr. Kanakis. The Company recorded an earnings charge of $7,500 in connection with the issuance of the 75,000 shares of common stock.

9.       STANDBY EQUITY DISTRIBUTION AGREEMENT

         In May 2004, NuWave entered into a Standby Equity Distribution Agreement with Cornell. Pursuant to the Standby Equity Distribution Agreement, the Company may, at its discretion, periodically sell to Cornell registered shares of common stock for a total purchase price of up to $30 million. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell will pay NuWave 99% of the volume weighted average price on the Over-the-Counter Bulletin Board or other principal market on which its common stock is traded for the 5 days immediately following the notice date. Further, Cornell will retain a fee of 10% of each advance under the Standby Equity
Distribution Agreement. Pursuant to the terms of this Standby Equity Distribution Agreement, the Company is restricted from raising capital from the sale of securities at a price less than the market price of the Company's stock on the date of issuance or granting additional security interests in the Company's assets. The Company intends to register 67,000,000 shares of common stock in conjunction with this Standby Equity Distribution Agreement. On May 25, 2004, the Company issued 111,111 shares to the placement agent engaged in association with this agreement, and recorded an earnings charge of $10,000.

         The amount of each advance is limited to a maximum draw down of $1,000,000 every 7 trading days up to a maximum of $4,000,000 in any 30-day period. The amount available under the Standby Equity Distribution Agreement is not dependent on the price or volume of the Company's common stock. The Company's ability to request advances is conditioned upon the Company registering the shares of common stock with the SEC. In addition, the Company may not request advances if the shares to be issued in connection with such advances would result in Cornell Capital Partners, L.P. owning more than 9.9% of the Company's outstanding common stock.

                           NUWAVE TECHNOLOGIES, INC.
                                AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

10.      SEGMENT DATA

         Commencing with the acquisition of land in December 2003, the Company operates in two industry segments - video and image technology and real estate development and sale. The Company evaluates segment performance based on loss from operations.

         Summarized financial information for the three and nine months ended September 30, 2004 concerning the Company's reportable segments is shown in the following table:

                                         THREE MONTHS ENDED SEPTEMBER 30, 2004
                                                     (IN THOUSANDS)

                                                        REAL ESTATE
                                       VIDEO & IMAGE    DEVELOPMENT
                                        TECHNOLOGY        AND SALE      TOTAL
                                        -----------     -----------   ---------
    Net revenues from customers         $        --     $        --   $      --
                                        ===========     ===========   =========
    Loss from operations                $       (79)    $      (201)  $    (280)
                                        ===========     ===========   =========

    Interest expense                    $        86     $       116   $     202
                                        ===========     ===========   =========

    Total identifiable assets           $         5     $     4,253   $   4,258
                                        ===========     ===========   =========
    Capital expenditures, including
    capitalized interest                $        --     $        86   $      86
                                        ===========     ===========   =========


                                          NINE MONTHS ENDED SEPTEMBER 30, 2004
                                                    (IN THOUSANDS)

                                                        REAL ESTATE
                                       VIDEO & IMAGE    DEVELOPMENT
                                        TECHNOLOGY        AND SALE      TOTAL
                                        -----------     -----------   ---------
    Net revenues from customers         $        --     $        --   $      --
                                        ===========     ===========   =========
    Loss from operations                $      (224)    $      (348)  $    (572)
                                        ===========     ===========   =========

    Interest expense                    $       162     $       215   $     377
                                        ===========     ===========   =========

    Total identifiable assets           $         5     $     4,253   $   4,258
                                        ===========     ===========   =========
    Capital expenditures, including
    capitalized interest                $        --     $       379   $     379
                                        ===========     ===========   =========

                           NUWAVE TECHNOLOGIES, INC.
                                AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

11.      LEASE COMMITMENT

         In May 2004, the Company entered into a five year sublease agreement for the rental of 3,580 square feet of corporate office tower space in Jersey City, New Jersey. This rental agreement is effective July 1, 2004 and requires the Company to pay rent of approximately $7,000 and approximately $3,000 in shared building operating expenses, each month. The Company subleases one half of this space to a subtenant, for approximately $5,000 per month. The Company's obligations under this lease are guaranteed by Yorkville Advisors Management, LLC ("Yorkville"). Yorkville is related to Cornell a related party to the Company.

         The approximate future minimum lease payments under the Company's non-cancellable operating lease in effect at September 30, 2004, offset by projected proceeds to be received for subtenant rentals, are as follows:


                                             Projected
                        Minimum Lease      Proceeds To Be       Minimum Lease
                        Payments Under     Received Under      Payments, Net of
          Year         Operating Lease   Sub-tenant Rentals   Sub-tenant Rentals
          ----         ---------------   ------------------   ------------------
          2004             $ 20,000           $ 10,000            $ 10,000
          2005               78,000             39,000              39,000
          2006               78,000             39,000              39,000
          2007               78,000             39,000              39,000
          2008               78,000             39,000              39,000
          2009               40,000             20,000              20,000
                           --------           --------            --------
          Total            $372,000           $186,000            $186,000
                           ========           ========            ========

                           NUWAVE TECHNOLOGIES, INC.
                                AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

12.      SUBSEQUENT EVENTS

         REDEMPTION OF CONVERTIBLE DEBENTURE

         During November 2004, NuWave redeemed a Convertible debentures with a face amount of $250,000 for approximately $287,000, including a redemption premium of $25,000 and accrued interest through redemption of approximately $12,000. The unamortized discount of approximately $63,000 at redemption has been recorded as interest expense.

         ISSUANCE OF CONVERTIBLE DEBENTURE

         During October 2004, NuWave issued $100,000 in a convertible debenture. This debenture bears interest at a rate of 5% per annum, with interest due at maturity or upon conversion. This debenture matures in October 2006. NuWave has recorded a debt discount of $25,000 at issuance of this convertible debenture to reflect the value of the beneficial conversion feature related to the convertible debenture. Accordingly, NuWave has recorded the value of the beneficial conversion feature as a reduction to the carrying amount of the convertible debt and as an addition to additional paid-in capital. This debt discount is being amortized over the term of the related debenture, which is 24 months, and such amortization will be recorded as interest expense on the condensed consolidated statement of operations. At the option of NuWave, upon the maturity date, this convertible debenture may be converted into NuWave's Common Stock. At the option of the holder, at any time prior to maturity, any portion of this convertible debenture may be converted into Common Stock. The value of principal and accrued interest is convertible at the per share price equal to the lesser of (a) 120% of the closing bid price, or (b) 80% of the lowest closing bid price for the five days immediately preceding the conversion date. In addition, NuWave may redeem, with 15 days advance notice, a portion or all of this outstanding debenture at 110% of the dollar value of the amount redeemed plus accrued interest.

         TERMINATION AND RESCISSION OF JULY 2004 AGREEMENT OF SALE AND AUGUST 2004 CONVERTIBLE DEBENTURE AND RECOGNITION OF THE SALE OF AN INTEREST IN LAND HELD FOR DEVELOPMENT AND SALE

         During July 2004 and August 2004, the Company entered into an Agreement of Sale and a Convertible Debenture, respectively, related to its transfer of a 20% fee simple interest in its land held for development and sale as a tenant in common. During November 2004, the Agreement of Sale and the Convertible Debenture were terminated and rescinded in their entirety and replaced with an Amended and Restated Agreement of Sale issued in November 2004.

         The terms of the July 2004 Agreement of Sale and the August 2004 Convertible Debenture are outlined below.

                           NUWAVE TECHNOLOGIES, INC.
                                AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

12.      SUBSEQUENT EVENTS  - CONTINUED

         The Company sold a 20% fee simple interest in its land held for development and sale as a tenant in common to an entity which is a related party to a current holder of the Company's convertible debentures ("Investor") and received cash proceeds of $1,783,549.

         The Company may reacquire an interest in the property ("Company's Option"). At any time after closing and upon 15 days advance written notice, the Company may repurchase all or a portion of the interest sold at a purchase price computed at 120% of the price, or portion thereof, paid by the Investor on the effective date.

         The Investor, at any time after closing and upon 15 days advance written notice, may sell back to the Company all or any portion of its interest in the property ("Investor's Option"). The Investor may sell this property back to the Company through exercise rights under a convertible debenture agreement, discussed below. The Investor's Option expires on August 1, 2007, and shall thereupon be exercised automatically for any portion of the property interest not already reacquired by the Company.

         In addition, the Investor has provided the Company with a right of first offer to reacquire the Company's interest in the property. If, at any time prior to August 1, 2007, the Investor wishes to sell its interest to a third party, it must first notify the Company. Upon such notice, the Company may, within 30 days, repurchase all of the remaining property interest for a price equal to a pro-rata portion of the original price paid by the Investor at the effective date ($1,783,549). If the Company fails to exercise this offer within the 30 day period, then the Investor shall be allowed 90 days in which to sell all of its interests in the property to a third party.

         In conjunction with this transaction, the Company issued a convertible debenture in favor of the Investor for $1,783,549. This convertible debenture bears interest from July 14, 2004 at 10% per annum, with the interest payable monthly, starting September 1, 2004. This convertible debenture matures on August 1, 2007.

         Under the terms of the convertible debenture, an exercise of the Company's Option to reacquire its former interest in the property is treated as a redemption of all or a portion of its obligations under the convertible debenture. The Company's purchase price in this case is a premium of 120% of the price, or portion thereof, paid by the Investor on the effective date, as discussed above.

         An exercise of the Investor's Option to sell its interest in the land back to the Company is accomplished through the Investor's right to convert the amount outstanding under the convertible debenture into the Company's common stock. The aggregate amount of principal and any unpaid interest is convertible at the per share price equal to the lesser of (a) 120% of the closing bid price at August 20, 2004, or (b) 80% of the lowest closing bid price for the five days immediately preceding the conversion date. Upon such conversion, a pro-rata portion of the interest in the property is sold back to the Company. Upon the maturity of the convertible debenture, the Investor's Option terminates and any remaining amount of the convertible debenture is automatically converted into the Company's common stock. Upon such conversion, the remaining portion of the interest in the property is sold back to the Company.

                           NUWAVE TECHNOLOGIES, INC.
                                AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

12.      SUBSEQUENT EVENTS  - CONTINUED

         The Company's reacquisition of its interests in the property under the terms of the rights of first offer, as described above, shall represent a satisfaction of its obligations at face value under the convertible debenture.

         Upon the Investor's sale of the property to a third party under the terms of the rights of first offer, as described above, all obligations of the Company under the convertible debenture shall immediately terminate.

         In accordance with the provisions a SFAS No. 66, "Accounting for Sales of Real Estate," the Company has accounted for this transaction as a financing transaction. Under the provisions of SFAS No. 66, when the seller has an obligation to repurchase the property, or the terms of the transaction allow the buyer to compel the seller to repurchase the property or interest, then the transaction shall be accounted for as a financing transaction, rather than a sale. Under the terms of this transaction, the Investor's Option requires the Investor to sell the property back to the Company. This sale back to the Company will be satisfied through the conversion of the Investor's interest under the convertible debenture into the Company's common stock.

         Upon the Investor's sale of the property interest to a third party under the terms of the rights of first offer, as described above, this financing transaction shall be deemed to have terminated and the Company shall thereupon account for the proceeds received as a sale of its interest in the property, with any gain or loss on such sale to be recognized accordingly at that time.

         During November 2004, the July 2004 Agreement of Sale and the August 2004 Convertible Debenture were rescinded and terminated pursuant to an Amended and Restated Agreement of Sale. Under this Amended and Restated Agreement of Sale, for a selling price of approximately $1,427,000, the Company has sold a 20% fee simple interest in its land held for development and sale as a tenant in common to an entity which is a related party to a current holder of the Company's convertible debentures. The Company has applied the $1,427,000 sale amount against the proceeds from the convertible debenture and has incurred interest expense of $38,000 for the three month period ended September 30, 2004, $30,000 of which has been paid to the buyer through September 30, 2004. The Company has incurred additional interest expense of $20,000 through the date of termination. On November 29, 2004, the Company paid approximately $326,000 to the buyer, representing approximately $28,000 in accrued interest and $298,000 in refunded proceeds.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors
NuWave Technologies, Inc.
Union, New Jersey

We  have  audited  the  accompanying   consolidated   balance  sheet  of  NuWave
Technologies Inc. and Subsidiaries as of December 31, 2003, and the related consolidated statements of operations, stockholders' equity (deficiency) and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of NuWave Technologies, Inc. and Subsidiary as of December 31, 2003, and the consolidated results of their operations and their cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company incurred a loss during the year of approximately $790,000 and had stockholders' and working capital deficiencies of approximately $1,705,000 and $50,000, respectively, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Marcum & Kliegman LLP
-------------------------
Marcum & Kliegman LLP

April 9, 2004
New York, New York

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
NUWAVE Technologies, Inc.
Fairfield, New Jersey

We have audited the statements of operations, stockholders' equity (capital deficit), and cash flows of NUWAVE Technologies, Inc. for the year ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of NUWAVE
Technologies, Inc. for the year ended December 31, 2002, in conformity with accounting priciples generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has experienced recurring net losses, its operating activities have resulted in cash outflows, and at December 31, 2002 it has both a negative working capital position and a capital deficit. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ Eisner LLP
---------------------
Eisner LLP


Florham Park, New Jersey
March 28, 2003

                     NUWAVE TECHNOLOGIES, INC. AND SUBSIDIARY

                           Consolidated Balance Sheet

                   (In thousands, except share and per share data)


                                     ASSETS


                                                                    December 31,
                                                                        2003
                                                                    ------------
Current assets:
     Cash and cash equivalents                                       $    119
     Inventory                                                              1
                                                                     --------

                     Total current assets                                 120

Property and equipment, net                                                 4
Land held for development and sale                                      2,970
Deferred tax asset                                                        225
                                                                     --------
                     Total assets                                    $  3,319
                                                                     ========

                    LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current liabilities:

     Accounts payable and accrued liabilities                        $    170
                                                                     --------

                     Total current liabilities                            170

Long-term liabilities:
     Notes payable - related party                                        484
     Secured note payable - related party                               1,400
     Convertible debentures - related party,
       net of unamortized discount of $866                              2,634
     Convertible debentures, net of unamortized discount of $109          336
                                                                     --------
                     Total long-term liabilities                        4,854
                                                                     --------
                     Total liabilities                                  5,024
                                                                     --------
Stockholders' deficiency:
     Series A Convertible Preferred Stock, noncumulative,
       $.01 par value; authorized 400,000 shares; none issued              --
     Preferred stock, $.01 par value; authorized 1,600,000
       shares; none issued - (preferences and
       rights to be designated by the Board of Directors)                  --
     Common stock, $.001 par value; authorized 140,000,000 shares;
       1,875,902 shares issued and outstanding                              2
     Additional paid-in capital                                        26,216
     Accumulated deficit                                              (27,923)
                                                                     --------
                     Total stockholders' deficiency                    (1,705)
                                                                     --------
                     Total liabilties and stockholders' deficiency   $  3,319
                                                                     ========


  The accompanying notes are an integral part of these consolidated financial statements.

                    NUWAVE TECHNOLOGIES, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 (In thousands, except share and per share data)

                                                               For the Years ended December 31,
                                                                ----------------------------
                                                                    2003             2002
                                                                -----------      -----------
Net sales                                                       $        20      $       286
Cost of sales                                                             5              390
                                                                -----------      -----------
                Gross profit (loss)                                      15             (104)
                                                                -----------      -----------

Operating expenses:
     General and administrative                                         958            2,071
     Research and development                                           134              681
                                                                -----------      -----------
         Total operating expenses                                     1,092            2,752
                                                                -----------      -----------
                Loss from operations                                 (1,077)          (2,856)
                                                                -----------      -----------

Other income (expense):
    Gain on forgiveness of debt                                         347               --
    Interest income                                                      --                5
    Interest expense                                                    (55)              (5)
                                                                -----------      -----------
                Other income, net                                       292               --
                                                                -----------      -----------

Loss before (provision for) benefit from income taxes                  (785)          (2,856)

                (Provision for) benefit from income taxes                (5)             182
                                                                -----------      -----------
                Net loss                                               (790)          (2,674)

                Deemed dividend - Redemption premium on
                convertible preferred stock                             (19)              --
                                                                -----------      -----------
                Net loss applicable to common stockholders      $      (809)     $    (2,674)
                                                                ===========      ===========
Basic and diluted net loss per common share:
                Weighted average number of
                    common shares outstanding                     1,455,365          285,315
                                                                ===========      ===========
                Basic and diluted net loss per common share     $     (0.56)     $     (9.37)
                                                                ===========      ===========


  The accompanying notes are an integral part of these consolidated financial statements.

                    NUWAVE TECHNOLOGIES, INC. AND SUBSIDIARY

          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)
                        (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                     CONVERTIBLE                                      TOTAL
                                          COMMON STOCK             PREFERRED STOCK      ADDITIONAL                STOCKHOLDERS'
                                      ---------------------    ----------------------     PAID-IN    ACCUMULATED     EQUITY
                                        SHARES      AMOUNT       SHARES       AMOUNT      CAPITAL      DEFICIT    (DEFICIENCY)
                                      ---------   ---------    ---------    ---------    ---------    ---------    ---------
Balance, January 1, 2002                228,053   $       2           --    $      --    $  25,725    $ (24,440)   $   1,287

Common shares and 2,600
    warrants to purchase common
    shares issued in a private
    placement                            38,309          --           --           --          731           --          731

Options and warrants to purchase
    common stock issued
    for services                             --          --           --           --          200           --          200

Common shares issued under the
    equity line of credit               240,412           3           --           --          267           --          270

Common shares issued for
    services                                960          --           --           --           --           --           --

Change in common stock par value             --          (4)          --           --            4           --           --

Net loss                                     --          --           --           --           --       (2,674)      (2,674)
                                      ---------   ---------    ---------    ---------    ---------    ---------    ---------

Balance, December 31, 2002              507,734           1           --           --       26,927      (27,114)        (186)

Common shares issued under the
    equity line of credit for
    repayment of notes payable,
    net of costs                      1,151,490           1           --           --          272           --          273

Proceeds from issuance of
    common stock under Equity
    Line of Credit                      191,678          --           --           --           39           --           39

Common shares issued for
    services                             25,000          --           --           --            5           --            5

Proceeds from issuance of
    convertible preferred stock              --          --       67,000            1           66           --           67

Warrants issued for services                 --          --           --           --           22           --           22

Redemption of convertible

    preferred stock                          --          --      (67,000)          (1)         (66)         (19)         (86)

Recording of convertible debt                --          --           --           --          986           --          986
    discount

Adjustment to record acquired land
    at the seller's historical cost          --          --           --           --       (2,035)          --       (2,035)
    basis (Note 5)

Net loss                                     --          --           --           --           --         (790)        (790)
                                      ---------   ---------    ---------    ---------    ---------    ---------    ---------
Balance, December 31, 2003            1,875,902   $       2           --    $      --    $  26,216    $ (27,923)   $  (1,705)
                                      =========   =========    =========    =========    =========    =========    =========


  The accompanying notes are an integral part of these consolidated financial statements.

                    NUWAVE TECHNOLOGIES, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                       For the Years ended
                                                                           December 31,
                                                                     ----------------------
                                                                        2003         2002
                                                                     ---------    ---------
Cash flows from operating activities:
      Net loss                                                       $    (790)   $  (2,674)
                                                                     ---------    ---------

          Adjustments to reconcile net loss to net cash used in operating activities:

              Bad debt expense                                              11           --
              Deferred income taxes                                          5           --
              Depreciation                                                  42           32
              Loss on disposal of equipment                                 --            7
              Amortization of debt discount                                 11           --
              Issuance of stock and warrants for services                   27          200
              Gain on forgiveness of debt                                 (347)          --

          Decrease in operating assets:
              Decrease in accounts receivable                               --          127
              Decrease in inventory                                         24          388
              Decrease in prepaid expenses and other
                  current assets                                           159           20
              Decrease in other assets                                      20           10
              Decrease in deferred tax asset                                --           50

          Decrease in operating liabilities:
              Decrease in accounts payable and accrued liabilities         (20)        (309)
                                                                     ---------    ---------
                    Total adjustments                                      (68)         525
                                                                     ---------    ---------
                    Net cash used in operating activities                 (858)      (2,149)
                                                                     ---------    ---------
Cash flows from investing activities:

      Purchase of property and equipment                                    --           (7)
      Land development costs                                               (55)          --
      Proceeds from sale of equipment                                        1            3
                                                                     ---------    ---------
                    Net cash used in investing activities            $     (54)   $      (4)
                                                                     ---------    ---------

  The accompanying notes are an integral part of these consolidated financial statements.

                    NUWAVE TECHNOLOGIES, INC. AND SUBSIDIARY

                        (In thousands except share data)


                                                                     For the Years ended
                                                                         December 31,
                                                                 --------------------------
                                                                   2003               2002
                                                                 -----------    -----------
Cash flows from financing activities:

      Proceeds from issuance of notes payable - related party            557             --
      Proceeds from issuance of notes payable                             --            640
      Proceeds from issuance of convertible debentures                   395             --
      Repayment of note payable to officer/stockholder                  (115)            --
      Proceeds from issuance of common stock
        under Equity Line of Credit                                       39            850
      Proceeds from issuance of convertible preferred stock               67             --
      Costs incurred for equity offerings and warrants                    --           (174)
      Redemption of convertible preferred stock (inclusive of
          redemption premium of $19)                                     (86)            --
                                                                 -----------    -----------
          Net cash provided by financing activities                      857          1,316
                                                                 -----------    -----------

Net decrease in cash and cash equivalents                                (55)          (837)
Cash and cash equivalents - beginning of the year                        174          1,011
                                                                 -----------    -----------

Cash and cash equivalents - end of the year                      $       119    $       174
                                                                 ===========    ===========
Supplemental disclosure of cash flow information:

      Cash paid during the year for interest                     $        25    $         5
                                                                 ===========    ===========
Supplemental disclosures of non-cash investing and
   financing activities:

      Recording of debt discount                                 $       986    $        --
                                                                 ===========    ===========
      Issuance of 1,151,490 and 187,374 shares of
      common stock in settlement of notes payable                $       273    $       325
                                                                 ===========    ===========

      On December 22, 2003, the Company acquired a parcel of land through the assumption of debt as follows:

          Land held for development and sale                     $     2,915
          Note payable - Related party - Stone Street
              Asset Management , LLC                                  (1,400)
          Convertible debenture - Related party - Cornell
              Capital Partners, LP                                    (3,300)
          Convertible debentures                                        (250)
                                                                 -----------
          Additional paid-in capital - adjustment
            to record acquired land at the seller's
            historical cost basis                                $    (2,035)
                                                                 ===========


  The accompanying notes are an integral part of these consolidated financial statements.

                           NUWAVE TECHNOLOGIES, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.       ORGANIZATION AND NATURE OF OPERATIONS

         NUWAVE Technologies, Inc. ("NUWAVE") was incorporated in Delaware on July 17, 1995. On October 20, 2003, NuWave formed Lehigh Acquisition Corp ("Lehigh"). Since its inception, NUWAVE has operated as a technology company, focusing on technology related to enhancing image and video output. NUWAVE continues to market its proprietary video-enhancement technology. During November, 2003, through Lehigh, NUWAVE entered the land development business. On December 22, 2003, Lehigh purchased a parcel of land from a related entity and intends to develop and sell residential units.

2.       GOING CONCERN AND MANAGEMENT'S PLAN


         The Company incurred a net loss of approximately $790,000 and $2,674,000 during the years ended December 31, 2003 and 2002, respectively, and at December 31, 2003 has stockholders' and working capital deficiencies of approximately $1,705,000 and $50,000, respectively and at December 31, 2002 had stockholders' and working capital deficiencies of approximately $27,000 and $283,000, respectively, that raise substantial doubt about the Company's ability to continue as a going concern.


         Management has taken a number of actions to lower costs and to improve the Company's liquidity. The Company has substantially reduced its cash flow requirements through significant reductions in payroll and various other operating expenses. In addition, the Company intends to remain in the technology business, and has engaged the services of an outside consultant to represent it in its sales and marketing efforts in order to attempt to generate increased sales of its technology products.

         The Company has obtained an extension of the due dates until April, 2005, for the payment of certain note payable obligations to Cornell Capital Partners, LP ("Cornell") that matured during 2003 and March of 2004 (see Note
7). In addition, management's plans include the raising of cash through the issuance of debt or equity although there are no assurances that the Company will be successful. The Company continues to require funding by and the financial support of Cornell. Management does not intend to expend any additional funds toward the development of the land held for development and sale (see Note 5) until such time as new funding is secured.

         The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. These consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern. Accordingly, there is substantial doubt about the Company's ability to continue as a going concern. There can be no assurance that the Company will be successful in these endeavors and therefore may have to consider other alternatives.

                           NUWAVE TECHNOLOGIES, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         PRINCIPLES OF CONSOLIDATION

         The consolidated financial statements include the accounts of NuWave and Lehigh, NUWAVE'S wholly-owned subsidiary (collectively, the "Company"). All significant intercompany accounts and transactions have been eliminated in consolidation.

         USE OF ESTIMATES

         The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         CASH AND CASH EQUIVALENTS

         The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

         INVENTORY

         Inventory consists of purchased components and supplies, and is stated at the lower of cost determined on the first-in, first-out method or market.

         PROPERTY AND EQUIPMENT

         Property and equipment is stated at cost, less accumulated depreciation. Depreciation of property and equipment is determined using the straight-line method over their estimated useful lives, generally five to seven years. Upon retirement or other disposition of these assets, the cost and related accumulated depreciation of these assets are removed from the accounts and the resulting gains or losses are reflected in the consolidated results of operations. Expenditures for maintenance and repairs are charged to operations.

         LAND HELD FOR DEVELOPMENT AND SALE

         Land held for development and sale is stated at the seller's historical cost basis (see Note 5), plus the costs of improvements.

         IMPAIRMENT OF LONG-LIVED ASSETS

         The Company periodically assesses the recoverability of long-lived assets, including property and equipment and land held for development and sale, when there are indications of potential impairment, based on estimates of undiscounted future cash flows. The amount of impairment is calculated by comparing anticipated discounted future cash flows with the carrying value of the related asset. In performing this analysis, management considers such factors as current results, trends, and future prospects, in addition to other economic factors.

                           NUWAVE TECHNOLOGIES, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

         REVENUE RECOGNITION

         Revenue  from  sales  is  recognized   when  products  are  shipped  to
customers.

         RESEARCH AND DEVELOPMENT COSTS

         Research and development costs are charged to expense as incurred. During the years ended December 31, 2003 and 2002, the Company incurred approximately $134,000 and $681,000, respectively, in research and development costs.

         ADVERTISING COSTS

         Advertising costs are expensed as incurred, which consist primarily of promotional items, print and digital media. There were no material advertising costs incurred during the year ended December 31, 2003. During the year ended December 31, 2002, the Company incurred approximately $5,000 in advertising costs.

         INCOME TAXES

         The Company recognizes deferred tax assets and liabilities based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities, using the effective tax rates in effect in the years in which the differences are expected to reverse. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

         STOCK-BASED COMPENSATION

          On December 31, 2003, the Company terminated its two stock-based employee compensation plans (see Note 8). As permitted under Statement of Financial Accounting Standards ("SFAS") No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure", which amended SFAS No. 123 "Accounting for Stock-Based Compensation," the Company has elected to continue to follow the intrinsic value method in accounting for its stock-based employee compensation arrangements as defined by Accounting Principles Board Opinion
("APB") No. 25, "Accounting for Stock Issued to Employees", and related interpretations including Financial Accounting Standards Board ("FASB") Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation", an interpretation of APB No. 25. No stock-based employee compensation cost is reflected in net loss, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant.

         The following table summarizes the effect on net loss as if the Company has applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation. Since certain option grants awarded during 2001 vest over several years, the pro forma results noted below are not likely to be representative of the effects on future years of the application of the fair-value-based method.

                           NUWAVE TECHNOLOGIES, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

         STOCK-BASED COMPENSATION, CONTINUED

                                                          FOR THE YEARS ENDED
                                                 ------------------------------------
                                                 DECEMBER 31, 2003  DECEMBER 31, 2002
                                                 -----------------  -----------------
Net loss applicable to common stockholders,
   as reported                                      $  (809,000)      $(2,674,000)

Less:  Total stock based employee compensation
  expense determined under the fair value based
  method for all awards                                      --           (28,000)
                                                    -----------       -----------

Pro forma net loss                                  $  (809,000)      $(2,702,000)
                                                    ===========       ===========

Basic and diluted net loss per share, as reported   $      (.56)      $     (9.37)
                                                    ===========       -----------

Pro forma basic and diluted net loss per share      $      (.56)      $     (9.47)
                                                    ===========       ===========


         For the purpose of the above pro forma information, the fair value of these options was estimated at the date of grant using the Black-Scholes option pricing model. Options were last issued by the Company in 2001. The weighted-average fair value of the options granted during 2001 was $39.00. The following weighted-average assumptions were used in computing the fair value of option grants for 2001: weighted-average risk-free interest rates ranged from 5.09% to 5.39%; zero dividend yield; volatility of the Company's Common Stock of 110%; and an expected life of the options of ten years.


         LOSS PER SHARE

         The Company follows SFAS No. 128, "Earnings Per Share", which provides for the calculation of "basic" and "diluted" earnings (loss) per share. Basic loss per share includes no dilution and is computed by dividing loss available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted loss per share reflects the potential dilution that could occur through the effect of common shares issuable upon the exercise of stock options and warrants and convertible securities. For the years ended December 31, 2003 and 2002, potential common shares amount to 35,441,444 and 140,467 shares, respectively, and have not been included in the computation of diluted loss per share since the effect would be antidilutive. Conversion of all convertible debentures was based upon a conversion price of $0.112 per share at December 31, 2003.

         CONCENTRATION OF CREDIT RISK - CASH

         The Company maintains its cash and cash equivalents with various financial institutions, which exceed federally insured limits throughout the year. At December 31, 2003, the Company had cash on deposit of approximately $35,000 in excess of federally insured limits.

                           NUWAVE TECHNOLOGIES, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

         FAIR VALUE OF FINANCIAL INSTRUMENTS

         The consolidated financial statements include various estimated fair value information at December 31, 2003 and 2002, as required by SFAS No. 107, "Disclosures about Fair Value of Financial Instruments". Such information, which pertains to the Company's financial instruments, is based on the requirements set forth in that Statement and does not purport to represent the aggregate net fair value to the Company.

         The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

                  Cash: The carrying amount approximates fair value because of the short-term maturity of those instruments.

                  Accounts payable and accrued liabilities: The carrying amounts approximate fair value because of the short maturity of those instruments.

                  Notes payable and convertible debentures: The carrying amounts of notes payable and convertible debentures approximate fair value due to the length of the maturities, and/or due to the interest rates not being significantly different from the current market rates available to the Company.

         EFFECT OF RECENT ACCOUNTING PRONOUNCEMENTS

         In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity". SFAS No. 150 establishes standards for classification and measurement in the statement of financial position of certain financial instruments with characteristics of both liabilities and equity. It requires classification of a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and, otherwise, is effective at the beginning of the first interim period beginning after June 15, 2003. The Company adopted SFAS No. 150 in the third quarter of 2003. The adoption did not have an impact on the consolidated financial statements.

         In January 2003, as revised in December 2003, the FASB issued Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51." FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period ending after December 15, 2004. The adoption of FIN 46 for provisions effective during 2003 did not have a material impact on the consolidated financial statements.

                           NUWAVE TECHNOLOGIES, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4.       PROPERTY AND EQUIPMENT

         Property and equipment consist of the following:

                                         USEFUL LIVES IN       DECEMBER 31,
                                              YEARS                2003
                                         ---------------       ------------
Furniture and fixtures                          7              $    5,000
Computer equipment                              5                 221,000
Equipment                                       5                 100,000
                                                               ----------
                                                               $  326,000
   Less: accumulated depreciation                                 322,000
                                                               ----------
                                                               $    4,000
                                                               ==========

         Depreciation expense on property and equipment for the years ended December 31, 2003 and 2002 amounted to approximately $42,000 and $32,000, respectively.

5.       LAND HELD FOR DEVELOPMENT AND SALE

         On December 22, 2003, Lehigh acquired a parcel of land in New Jersey for $4,950,000 that it intends to develop and then sell. This land was acquired from Stone Street Asset Management LLC ("Stone Street"), a company under common control with Cornell. In connection with this purchase of land, the Company incurred debt obligations consisting of a $3,300,000 of convertible debenture to Cornell, $250,000 of convertible debentures to unrelated parties and a $1,400,000 secured note payable to Stone Street (see Note 7). As a result of Stone Street's relationship with Cornell, and Cornell's relationship with the Company (see Note 7), the Company has recorded the land at the historical cost basis as recorded by Stone Street of approximately $2,915,000 in accordance with accounting rules regarding transfer of non-monetary assets. The difference of $2,035,000 between the fair value of the land as determined by an independent appraiser and the carryover cost basis of land from Stone Street has been recorded as an adjustment to additional paid-in capital.

6.       ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

         Accounts payable and accrued liabilities consist of the following:

                                                                DECEMBER 31,
                                                                    2003
                                                                ------------
Accounting and legal fees                                       $   51,000
Interest - related parties                                          31,000
Interest                                                             1,000
Consulting fees                                                     37,000
Automobile lease termination fee                                    22,000
Miscellaneous                                                       28,000
                                                                ----------
                                                                $  170,000
                                                                ==========

                           NUWAVE TECHNOLOGIES, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7.       NOTES PAYABLE AND CONVERTIBLE DEBENTURES

         NOTE PAYABLE OFFICER/STOCKHOLDER

         On December 10, 2002, the Company entered into a 60 day Revolving Line of Credit and Secured Promissory Note with the Company's former CEO and stockholder. Under the terms of the agreement, the former CEO agreed to lend the Company, as needed for working capital requirements, up to $230,000. At December 31, 2002 there was an outstanding balance of $115,000, which was repaid on January 2, 2003. Interest expense and a commitment fee related to this note included in the consolidated statement of operations for the year ended December 31, 2002 amounted to $1,000 and $8,000, respectively.

         NOTES PAYABLE

         Effective upon September 29, 2003, Cornell became a related party (see below).

         In connection with the Equity Line of Credit with Cornell (see Note 8), the Company received loans ("Equity Line Loans") aggregating $357,000 and $525,000 during the years ended December 31, 2003 and 2002, respectively. Under the Equity Line of Credit, through the issuance of its common stock, the Company repaid certain of these Equity Line Loans in the amounts of $273,000 and $325,000, in each of the years December 31, 2003 and 2002, respectively through the issuance of 1,151,490 and 187,374 shares of the Company's common stock. The common shares issued to repay these notes were issued at a 3% discount. These Equity Line Loans were non-interest bearing during their terms, which ranged from 90 days to 180 days.

         The balance of these Equity Line Loans as of September 2003, totaling $284,000, were not repaid within their term and were in default. During September 2003, the Company entered into an Agreement with Cornell to settle the default on these loans. The following items took place pursuant to the
Agreement:

          o Cornell agreed not to foreclose on its outstanding indebtedness of $284,000 owed by the Company. In addition, on September 29, 2003, Cornell entered into a new loan agreement with the Company for $200,000 to be deposited in escrow to be used to satisfy certain outstanding obligations of the Company, including trade payables, unpaid wages, and settlement of employment agreements. The loan was non-interest bearing for its original term of 180 days.

          o Cornell would provide additional capital to the Company and assist in identifying new businesses. Cornell agreed to maintain the Company's public filings and status. The Company's Chief Executive Officer ("CEO") and Chairman of the Board of Directors, and Chief Financial Officer ("CFO"), agreed to resign their positions with the Company, and as such, their employment agreements terminated at the same time. The CEO and CFO received a settlement consisting of cash and warrants to purchase shares of the Company's common stock at an exercise price of $1.00 per share (see Note 8). The Company's Board of Directors appointed a nominee to its Board of Directors, selected by Cornell. Upon such appointment, the Company's existing Board members resigned.

                           NUWAVE TECHNOLOGIES, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7.       NOTES PAYABLE AND CONVERTIBLE DEBENTURES, CONTINUED

         NOTES PAYABLE - RELATED PARTY, CONTINUED


          o The Agreement was consummated on September 29, 2003 and effective with the closing and the resignations of the Board members. As a result of reaching settlements to satisfy certain outstanding obligations of the Company, including trade payables, unpaid wages, and settlement of employment agreements, the Company realized a gain on forgiveness of debt of approximately $347,000 during the year ended December 31, 2003.


         On March 27, 2004, the $200,000 loan matured and was not repaid according to its terms. On April 5, 2004, Cornell agreed to extend the due dates of the $284,000 of Equity Line Loans and the $200,000 loan to April 15, 2005.

         While in default and through the extended maturity date, the $284,000 of Equity Line Loans and the $200,000 loan accrue interest from the default dates at a rate of 24% per annum. Interest expense on these loans from Cornell for the years ended December 31, 2003 and 2002 was approximately $46,000 and $5,000, respectively.

         At December 31, 2003, accrued interest on these loans due to Cornell included in accounts payable and accrued liabilities on the accompanying consolidated balance sheet was approximately $23,000.

         CONVERTIBLE DEBENTURES

         During October 2003, the Company raised $200,000 through the issuance of a convertible debenture to Cornell. In addition, during December 2003, the Company raised $195,000 through the issuance of convertible debentures to various unrelated parties. On December 22, 2003, the Company issued a convertible debenture for $3,300,000 to Cornell and $250,000 to unrelated parties in connection with the acquisition of land held for development and sale (see Note 5) which is secured through a first mortgage lien on the land. All of these debentures bear interest at a rate of 5% per annum, with interest due at maturity or upon conversion. These debentures mature at various dates ranging from October 2005 through December 2008.

         At the option of the Company, upon the maturity date, these convertible debentures may be converted into the Company's Common Stock. At the option of the holder, at any time prior to maturity, any portion of these convertible debentures may be converted into Common Stock. The value of principal and accrued interest is convertible at the per share price equal to the lesser of
(a) 120% of the closing bid price, or (b) 80% of the lowest daily volume weighted average price for the five days immediately preceding the conversion date. In addition, the Company may redeem, with 30 days advance notice, a portion or all of these outstanding debentures at 120% of the dollar value of the amount redeemed plus accrued interest. Under the conversion limitation for the debentures held by Cornell, the Company may issue shares under conversion only so long as, at conversion, the Cornell holds no more than 9.9% of the Company's outstanding shares.

                           NUWAVE TECHNOLOGIES, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7.       NOTES PAYABLE AND CONVERTIBLE DEBENTURES, CONTINUED

         CONVERTIBLE DEBENTURES, CONTINUED

         The Company has recorded debt discounts of $986,000 ($875,000 of which related to convertible debentures issued to Cornell) at issuance of these convertible debentures to reflect the value of the beneficial conversion feature related to the convertible debentures. Accordingly, the Company has recorded the value of the beneficial conversion features as a reduction to the carrying amount of the convertible debt and as an addition to additional paid-in capital.

         The Company is amortizing the debt discount over the term of the related debentures which range from 24 months to 60 months. Amortization of debt discounts for the year ended December 31, 2003 amounted to approximately $11,000 (approximately $9,000 of which relates to convertible debentures issued to Cornell) and was recorded as interest expense on the accompanying consolidated statement of operations.

         SECURED NOTE PAYABLE - RELATED PARTY

         On December 22, 2003, Lehigh issued a secured note for $1,400,000 to Stone Street in conjunction with its purchase of land in New Jersey (see Note
5). The note provides for the payment of sixty equal monthly installments of principal and interest of $27,741 beginning on January 1, 2005, matures on January 10, 2010 and is secured through a second mortgage on the land. The note bears interest at a rate of 5% per annum.

         Aggregate annual maturities of Notes Payable and Convertible Debentures at December 31, 2003 are as follows:

        Year Ending December 31,                       Amount
        ------------------------                    -----------
                2004                                $        --
                2005                                  1,122,000
                2006                                    273,000
                2007                                    287,000
                2008                                  3,802,000
                Thereafter                              345,000
                                                     ----------

        Total notes payable and convertible
        debentures                                    5,829,000

        Less: unamortized debt discount                 975,000

        Total notes payable and convertible
        debentures, net                              $4,854,000
                                                     ==========

                           NUWAVE TECHNOLOGIES, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.       STOCKHOLDERS' DEFICIENCY

         CONVERTIBLE PREFERRED STOCK

         During May 2003, the Company entered into a Securities Purchase Agreement with several independent buyers whereby the Company issued and sold to the buyers 67,000 shares of Series A Preferred Stock at $1 per share. The buyers were entitled, at their option, to convert the Series A Preferred Stock into shares of the Company's Common Stock at any time commencing after May 1, 2004 at an adjusted conversion price of $0.05 per share. Any unconverted shares as of May 1, 2005 would automatically convert into shares of the Company's Common Stock at an adjusted conversion price of $0.05 per share. The Company had the right to redeem the outstanding Preferred Stock upon 30 days written notice at a redemption price of 150% of the subscription amount plus interest on the purchase price of 24%. If the Company chose to redeem some, but not all, of the Series A Preferred Stock, the Company could redeem a pro rata amount from each holder of the Series A Preferred Stock. The preferred stock was redeemed by the Company in October 2003 for a total redemption price of $86,400. The $19,400 excess of the amount of the redemption over the amount of the original issue has been recorded as a deemed dividend - redemption premium on convertible preferred stock.

         COMMON STOCK AND WARRANTS

         On December 20, 2002, the stockholders approved an increase in the number of authorized shares from 40,000,000 to 140,000,000 and a reduction of the par value per share from $0.01 to $0.001. The change in par value has been reflected in the consolidated financial statements during 2002. On July 21, 2003, the Company's Board of Directors declared effective a reverse split of the Company's common shares in the ratio of 1 to 50 as voted on and approved by the stockholders at the Company's Annual Stockholders' meeting held on December 20, 2002, and effective on July 21, 2003. All share and per share amounts have been retroactively restated for the stock split.

         On February 5, 2002, the Company entered into a private placement agreement with investors whereby the Company issued 12,000 shares of the Company's common stock for an aggregate purchase price of $330,000. In connection with this agreement, the Company issued to the Placement Agent a Placement Agent Warrant, exercisable to purchase up to 600 shares of common stock, representing five percent of the total of the stock issued in the Offering. The warrants shall be exercisable for a period of five years, expiring on February 8, 2007, at an exercise price of $27.50 per share. The Placement Agent also received a cash placement fee of eight percent of the purchase price and a non-accountable allowance equal to two percent of the purchase price, totaling $33,000.

         On February 27, 2002, the Company entered into an agreement with an investor whereby the Company issued 4,285 shares of common stock for an aggregate purchase price of $150,000 and warrants to purchase up to 1,000 shares of Common Stock at an exercise price of $50.00 per share with an exercise period of five years expiring February 27, 2007. Under the terms of the agreement a consultant was paid a finder's fee of $1,500 representing one percent of the purchase price.

                           NUWAVE TECHNOLOGIES, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.       STOCKHOLDERS' DEFICIENCY, CONTINUED

         COMMON STOCK AND WARRANTS, CONTINUED

         On April 15, 2002, the Company entered into a $3,000,000 Equity Line of Credit Agreement (the "Agreement") with Cornell (the "Purchaser"). Provided the Company was in compliance with the terms of the Agreement, the Company could, at its option, periodically require the Purchaser to purchase up to $100,000 in any seven day period of the Company's common stock (the "put" shares) up to a maximum of $3,000,000 over the next two years, commencing on May 31, 2002 (the effective date of a Securities Act of 1933 registration statement on Form SB-2 for the registration of 100,000 shares of common stock to be sold under the Agreement, plus 4,762 shares of common stock mentioned below). Additional registration statements added 280,000 shares on November 1, 2002 and 1,200,000 on January 10, 2003, bringing the total registered shares to 1,580,000 under the Agreement. The Company issued to the Purchaser 4,362 shares of common stock as a commitment fee for entering into the Agreement. In addition, the Company issued to the placement agent 400 shares of the Company's common stock. For each share of common stock purchased under the Equity Line of Credit, the Purchaser paid 97% of the then Market Price (as defined in the Agreement), and was paid a fee of 4% of each advance. The Company has issued 1,343,168 and 235,650 common shares (of which 1,151,490 and 187,374 represented shares utilized for the repayment of notes payable to Cornell - see Note 7) under the Agreement for the years ended December 31, 2003 and 2002, respectively.

         The Agreement was non-exclusive; thereby permitting the Company to offer and sell its securities to third parties while the Equity Line of Credit was in effect. The Company had the option to terminate the Equity Line of Credit Agreement at any time, provided there is no pending advance thereunder. During July 2003, the Company reached the limit of 1,580,000 registered shares that were issuable under the Agreement.

         Between June 7, 2002 and June 30, 2002 the Company entered into agreements with various investors whereby a total of 22,203 shares of Common Stock and warrants exercisable at $50 per share for 1,000 shares of common stock were issued for an aggregate purchase price of $330,350. In connection with the issuance of these shares, the Company incurred costs of $35,664 in placement agent fees and expenses.

         On June 30, 2003, the Company issued 25,000 shares of common stock valued at approximately $5,000 in exchange for services provided to the Company.

         On September 24, 2003, the Company issued 200,000 warrants to purchase the Company's common stock at $1.00 per share. These warrants were issued to two former officers for prior services provided to the Company. The warrants are exercisable over a five-year period which expires in September 2008. The fair value of the warrants was estimated at $0.09 per warrant on the date of issuance using the Black-Scholes pricing model. Compensation costs related to these warrants for the year ended December 31, 2003 included in the consolidated statement of operations amounted to $18,000.

                           NUWAVE TECHNOLOGIES, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


8.       STOCKHOLDERS' DEFICIENCY, CONTINUED

         COMMON STOCK AND WARRANTS, CONTINUED

         During the years ended December 31, 2003 and 2002, a total of 94,879 and 50,600 warrants expired, respectively.

         At December 31, 2003 there were 218,230 warrants outstanding as follows:

          NUMBER OF                         WEIGHTED
        COMMON SHARES                       AVERAGE
          UNDERLYING      EXERCISE PRICE    EXERCISE      EXPIRATION
           WARRANTS      RANGE PER SHARE     PRICE          DATES
        -------------    ---------------    --------   ----------------
             3,130       $53.50 - $70.00     $66.78    November 2004 to
                                                         December 2004
            12,000       $37.50 - $100.00    $68.79    February 2005 to
                                                         November 2005
             3,100        $5.00 - $50.00     $38.39     January 2007 to
                                                         October 2007
           200,000            $1.00           $1.00     September 2008
          --------
          218,230
          =======


         STOCK OPTIONS

         On January 12, 2003 the Company's employees and directors rescinded their interest in 23,780 of the Company's options that had been granted to them. During 2003, all other outstanding options expired.

         The Company accounted for stock options in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB No. 25") and related interpretations. Under APB No. 25, generally, no compensation expense is recognized in the financial statements in connection with the awarding of stock option grants to employees provided that, as of the grant date, all terms associated with the award are fixed and the quoted market price of the Company's stock, as of the grant date, is not more than the amount an employee must pay to acquire the stock as defined; however, to the extent that stock options are granted to non employees, for goods or services, the fair value of these options is included in operating results as an expense.

                           NUWAVE TECHNOLOGIES, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.       STOCKHOLDERS' DEFICIENCY, CONTINUED

         STOCK OPTIONS, CONTINUED

         A summary of the Company's stock option activity under its plans, and related information, is as follows. All amounts have been restated to reflect the impact of the reverse stock split:

                                                                     WEIGHTED
                                    NUMBER OF                        AVERAGE     NUMBER OF
                                     COMMON       EXERCISE PRICE     EXERCISE     SHARES
                                     SHARES      RANGE PER SHARE      PRICE     EXERCISABLE
                                    ----------   ----------------    --------   -----------
Outstanding at January 1, 2002        32,560     $30.50 - $344.00    $126.00      29,843
                                                                                  ======
Cancelled                              5,203     $36.50 - $344.00    $190.00
                                     -------
Outstanding at December 31, 2002      27,357     $30.50 - $337.50    $114.50      26,991
                                                                                  ======
Forfeited                             27,357     $30.50 - $337.50    $114.50
                                     -------
Outstanding at December 31, 2003          --                                          --
                                     =======                                      ======


         PERFORMANCE INCENTIVE STOCK OPTION PLAN

On January 31, 1996, the Company adopted its 1996 Performance Incentive Stock Option Plan (the "Plan"). Under the Plan, incentive and nonqualified stock options, stock appreciation rights and restricted stock could be granted to key employees and consultants (the "Participants") by certain disinterested directors of the Board of Directors. Any incentive option granted under the Plan would have an exercise price of not less than 100% of the fair market value of the shares on the date on which such option is granted. With respect to an incentive option granted to a Participant who owns more than 10% of the total combined voting stock of the Company or of any parent or subsidiary of the Company, the exercise price for such option would be at least 110% of the fair market value of the shares subject to the option on the date on which the option is granted. A nonqualified option granted under the Plan (i.e., an option to purchase the common stock that does not meet the Internal Revenue Code's requirements for incentive options) would have an exercise price of at least the par value of the common stock. Stock appreciation rights could be granted in conjunction with the grant of an incentive or nonqualified option under the Plan or independently of any such stock option. The directors determined the vesting of the options under the Plan at the date of grant. A maximum of 24,100 options could be awarded under the Plan (as amended May 26, 1998). No options were issued during the years ended December 31, 2003 and 2002 under the Performance Incentive Stock Option Plan. This plan was terminated by the Company on December 31, 2003.

                           NUWAVE TECHNOLOGIES, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.   STOCKHOLDERS' DEFICIENCY, CONTINUED

         STOCK OPTIONS, CONTINUED

         NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

         On November 25, 1996, the Company established a Non-Employee Director Stock Option Plan (the "Director's Plan"). The Director's Plan provided that each member of the Board of Directors (an "Eligible Director") who otherwise (1) was not currently an employee of the Company, or (2) was not a former employee still receiving compensation for prior services (other than benefits under a tax-qualified pension plan) would be eligible for the grant of stock options under the Director's Plan. Each Eligible Director at the time of his election to the Board of Directors, would be granted an option to purchase 60 shares of the Company's common stock at an exercise price equal to closing price of such common stock at close of business at the date of such grant, such option to vest immediately and to expire five years from the date of such grant.

         Beginning with the annual meeting of the stockholders of the Company held on May 29, 1997 and provided that a sufficient number of shares remained available under the Director's Plan, each year immediately following the date of the annual meeting of the Company there automatically would be granted to each Eligible Director who was then serving on the Board an option to purchase 100 shares of the Company's common stock. The first 20 options vested immediately, the remainder vested equally over the next four years from the date of grant and were exercisable at the closing price of such shares of common stock at the date of grant. Such options expired five years from the date of vesting. No options were issued during the years ended December 31, 2003 and 2002 under the Director's Plan. This plan was terminated by the Company on December 31, 2003.

         The maximum number of shares of Common Stock with respect to which options could be granted under the Director's Plan (as amended May 26, 1998) was 4,700 shares.

         This plan was terminated by the Company on December 31, 2003.

9.       EMPLOYEE BENEFIT PLAN

         The Company maintained a noncontributory Employee Savings Plan, operated in accordance with the provisions of Section 401(k) of the Internal Revenue Code that was terminated during the year ended December 31, 2003. Pursuant to the terms of the plan, participants could defer a portion of their income through contributions to the plan. During the years ended December 31, 2003 and 2002, the Company did not make any discretionary additional contributions to the plan. The termination of the Plan had no effect on the consolidated financial statements.

                           NUWAVE TECHNOLOGIES, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10.      INCOME TAXES

         The (provision for) benefit from income taxes for the years ended December 31, 2003 and 2002 consists entirely of state taxes and is comprised of the following:

                                                 2003          2002
                                                 ----          ----
                 State:
                       Current                $      0      $ 232,000
                       Deferred               $ (5,000)       (50,000)
                                              --------      ---------
                                              $ (5,000)     $ 182,000
                                              ========      =========

         The difference between the statutory federal income tax rate and the effective rate for the Company's income tax benefit for each of the years ended December 31, 2003 and 2002, respectively, is summarized as follows:

                                                               2003       2002
                                                              ------     ------
         Tax at federal statutory rate                         34.0%      34.0%
         State income tax benefit (expense) net of federal
           tax effect                                          (0.2)%      4.2%
         Increase in valuation allowance  aaallowance         (37.0)%    (33.9)%
         Miscellaneous                                          2.6%       2.1%
                                                              ------     ------
         Effective income tax rate                              0.6%       6.4%
                                                              ======     ======


         The tax effect of temporary differences consists of the following:

                                                               DECEMBER,
                                                               31, 2003
                                                             ------------
                 Deferred tax assets:
                      Net operating loss carryforward        $ 10,231,000
                      Land held for development and sale          813,000
                      Research and development credits            198,000

                      Property and equipment                       21,000
                                                             ------------
                                                               11,263,000
                      Valuation allowance                     (11,038,000)
                                                             ------------
                                                             $    225,000
                                                             ============

                           NUWAVE TECHNOLOGIES, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10.      INCOME TAXES, CONTINUED

         In accordance with New Jersey statutes, the Company entered into an agreement to sell certain New Jersey net operating losses ("NOL") and research and development credits. Accordingly, a state income tax benefit and deferred tax asset was recorded at December 31, 2002 and for the year then ended. The deferred tax asset at December 31, 2003 of $225,000 related to the sale of a portion of the New Jersey NOL recorded in 2002 that was received by the Company in January 2004. The Company has not recorded an additional state deferred tax asset at December 31, 2003 related to the sale of the remaining New Jersey NOL (see below).

         An increase in valuation allowance of approximately $1,477,000 and $968,000, respectively, for the years ended December 31, 2003 and 2002 was recorded because it was more likely than not that the deferred tax assets would not be realized.

         As of December 31, 2003, the Company has unused net operating loss carryforwards of $27,640,000 and $10,305,000, respectively, available for federal and state income tax purposes. The unused net operating loss carryforwards expire in various years from 2010 to 2023. The Company may be subject to limitations on the use of its NOL's as provided under Section 382 of the Internal Revenue Code. In addition, the Company has research and development tax credit carryforwards for federal and state purposes of approximately $144,000 and $54,000, respectively that expire in various years from 2010 to 2023.

11.      SEGMENT DATA

         The  Company  presents  segment  information  in  accordance  with  the provisions of SFAS No. 131,"Disclosures About Segments of an Enterprise and Related Information" ("SFAS No. 131"). SFAS No.131 establishes standards for the way public enterprises report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to stockholders.

         Commencing with the acquisition of land (see Note 5) in December 2003, the Company operates in two industry segments - video and image technology and real estate development and sale. The Company evaluates segment performance based on loss from operations.

                           NUWAVE TECHNOLOGIES, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.      SEGMENT DATA, CONTINUED

         Summarized financial information concerning the Company's reportable segments is shown in the following table for the year ended December 31, 2003:

                                                   (IN THOUSANDS)

                                                     REAL ESTATE
                                   VIDEO & IMAGE     DEVELOPMENT
                                    TECHNOLOGY        AND SALE         TOTAL
                                     ----------      ----------       -------
    Net revenues from customers      $       20      $       --       $    20
                                     ==========      ==========       =======
    Loss from operations             $   (1,062)     $      (15)      $(1,077)
                                     ==========      ==========       =======
    Total identifiable assets        $      349      $    2,970       $ 3,319
                                     ==========      ==========       =======
    Gain on forgiveness of debt      $      347      $       --       $   347
                                     ==========      ==========       =======
    Interest expense                 $       53      $        2       $    55
                                     ==========      ==========       =======

    Depreciation                     $       42      $       --       $    42
                                     ==========      ==========       =======
    Capital expenditures             $       --      $    2,970       $ 2,970
                                     ==========      ==========       =======


12.      MAJOR CUSTOMERS

         For the year ended December 31, 2003, two customers accounted for sales of $12,720 (65%) and $4,375 (22%), respectively. For the year ended December 31, 2002, one customer accounted for sales of approximately $268,000 (94%).

13.      SALES AND MARKETING AGREEMENT

         In October 2003, the Company entered into a non-exclusive contract with a sales and marketing agent, who is the Company's former chief technology officer. The agent will market, promote, sell and distribute the Company's technology, in exchange for a commission equal to 90% of the net profits derived from such efforts.

14.      SUBSEQUENT EVENTS

         During January and February 2004, the Company formed NuWave Acquisition Corp, Harwood Acquisition Corp, WH Acquisition Corp. and JK Acquisition Corp. Each of these subsidiaries was formed with the intent to acquire and hold investments in real estate and other types of assets.

WE  HAVE  NOT   AUTHORIZED  ANY  DEALER,
SALESPERSON  OR OTHER  PERSON TO PROVIDE
ANY     INFORMATION    OR    MAKE    ANY
REPRESENTATIONS       ABOUT       NUWAVE
TECHNOLOGIES,     INC.     EXCEPT    THE
INFORMATION OR REPRESENTATIONS CONTAINED
IN THIS PROSPECTUS.  YOU SHOULD NOT RELY
ON   ANY   ADDITIONAL   INFORMATION   OR
REPRESENTATIONS IF MADE.

         -----------------------

This  prospectus  does not constitute an            ----------------------
offer to sell, or a  solicitation  of an
offer to buy any securities:                              PROSPECTUS

     O    except   the   common    stock             ---------------------
          offered by this prospectus;

     O    in any  jurisdiction  in which
          the offer or  solicitation  is
          not authorized;                     130,690,033 Shares of Common Stock

     O    in any jurisdiction  where the           NuWave Technologies, Inc.
          dealer or other salesperson is
          not   qualified  to  make  the             ___________ __, 2004
          offer or solicitation;

     O    to any  person  to  whom it is
          unlawful  to make the offer or
          solicitation; or

     O    to  any  person  who  is not a
          United States  resident or who
          is outside the jurisdiction of
          the United States.

The delivery of this prospectus or any accompanying sale does not imply that:

     O    there  have been no changes in
          the    affairs    of    NuWave
          Technologies,  Inc.  after the
          date of this prospectus; or

     O    the  information  contained in
          this   prospectus  is  correct
          after   the   date   of   this
          prospectus.

         -----------------------

Until  __________,   2004,  all  dealers
effecting transactions in the registered
securities, whether or not participating
in this distribution, may be required to
deliver   a   prospectus.   This  is  in
addition to the obligation of dealers to deliver a prospectus when acting as underwriters.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         NuWave's bylaws provide that we have the power to indemnify any officer or director against damages if such person acted in good faith and in a manner the person reasonably believed to be in the best interests of our Company. No indemnification may be made (i) if a person is adjudged liable unless a Court determines that such person is entitled to such indemnification, (ii) with respect to amounts paid in settlement without court approval or (iii) expenses incurred in defending any action without court approval.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. All expenses will be paid by NuWave.


          Securities and Exchange Commission Registration Fee    $     1,407
          Printing and Engraving Expenses                              1,500
          Accounting Fees and Expenses                                65,000
          Legal Fees and Expenses                                     25,000
          Miscellaneous                                                7,093
                                                                 -----------
          TOTAL                                                  $   100,000
                                                                 ===========


ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

Standby Equity Distribution Agreement

         In May 2004, we entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, L.P. Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically sell to Cornell Capital Partners, L.P. shares of common stock for a total purchase price of up to $30 million. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners, L.P. will pay NuWave 99% of the volume weighted average price on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the 5 days immediately following the notice date. Further, Cornell Capital Partners, L.P. will retain a fee of 10% of each advance under the Standby Equity Distribution Agreement. In connection with the Standby Equity Distribution Agreement, we paid Newbridge Securities Corporation a fee of 111,111 shares of common stock.

Convertible Debenture


         During August 2004, the Company raised approximately $1,783,000 through the issuance of a convertible debenture to a party related to a current convertible debenture holder. This debenture bore interest at 10% per annum, with interest payable monthly and was secured through an interest in the land held for development and sale. This debenture matured in August 2007. At the option of the holder or the Company, at any time, this convertible debenture could be converted into the Company's Common Stock. The value of principal and accrued interest was convertible at the per share price equal to the lesser of
(a) 120% of the closing bid price at August 20, 2004, or (b) 80% of the lowest closing bid price for the five days immediately preceding the conversion date. In connection with the issuance of this convertible debenture the Company transferred a 20% fee simple interest in its land held for development and sale. In addition, the Company and the transferee each have the option to effectively void all or a portion of the transfer. In the event that neither option is exercised within three years, the 20% fee simple interest will revert to the Company upon settlement of the convertible debenture. Upon issuance NuWave has recorded a debt discount of $446,000, for the August 2004 debenture. This debt discount was recorded to reflect the value of the beneficial conversion feature related to the convertible debentures. Accordingly, NuWave has recorded the value of the beneficial conversion feature as a reduction to the carrying amount of the convertible debt and as an addition to additional paid-in capital. This debt discount was being amortized over the term of the related debentures, which was 36 months, and the amortization of such discount was recorded as interest expense on the accompanying condensed consolidated statement of operations.

         During November 2004, the July 2004 Agreement of Sale and the August 2004 Convertible Debenture were rescinded and terminated pursuant to an Amended and Restated Agreement of Sale. Under this Amended and Restated Agreement of Sale, for a selling price of approximately $1,427,000, the Company has sold a 20% fee simple interest in its land held for development and sale as a tenant in common to an entity which is a related party to a current holder of the Company's convertible debentures. The Company has applied the $1,427,000 sale amount against the proceeds from the convertible debenture and has incurred interest expense of $38,000 for the three month period ended September 30, 2004, $30,000 of which has been paid to the buyer through September 30, 2004. The Company has incurred additional interest expense of $20,000 through the date of termination. On November 29, 2004 NuWave paid approximately $326,000 to the buyer, representing approximately $28,000 in accrued interest and $298,000 in refunded proceeds.


         Convertible Debentures


         During October 2004, NuWave issued $100,000 in a convertible debenture. This debenture bears interest at a rate of 5% per annum, with interest due at maturity or upon conversion. This debenture matures in October 2006. NuWave has recorded a debt discount of $25,000 at issuance of this convertible debenture to reflect the value of the beneficial conversion feature related to the convertible debenture. Accordingly, NuWave has recorded the value of the beneficial conversion feature as a reduction to the carrying amount of the convertible debt and as an addition to additional paid-in capital. This debt discount is being amortized over the term of the related debenture, which is 24 months, and such amortization will be recorded as interest expense on the consolidated statement of operations. At the option of NuWave, upon the maturity date, this convertible debenture may be converted into NuWave's Common Stock. At the option of the holder, at any time prior to maturity, any portion of this convertible debenture may be converted into Common Stock. The value of principal and accrued interest is convertible at the per share price equal to the lesser of (a) 120% of the closing bid price, or (b) 80% of the lowest closing bid price for the five days immediately preceding the conversion date. In addition, NuWave may redeem, with 15 days advance notice, a portion or all of this outstanding debenture at 110% of the dollar value of the amount redeemed plus accrued interest.

         In June 2004, NuWave issued $250,000 in a convertible debenture. This debenture bears interest at a rate of 10% per annum, with interest due at maturity or upon conversion and matures in June 2006. NuWave has recorded a debt discount of $83,000 at issuance of these convertible debentures to reflect the value of the beneficial conversion feature related to the convertible debenture. At the option of NuWave, upon the maturity date, this convertible debentures may be converted into NuWave's Common Stock. At the option of the holder, at any time prior to maturity, any portion of this convertible debenture may be converted into Common Stock. The value of principal and accrued interest is convertible at the per share price equal to the lesser of (a) 120% of the closing bid price on April 26, 2004, or (b) 75% of the lowest closing bid price for the five days immediately preceding the conversion date. In addition, NuWave may redeem, with 15 days advance notice, a portion or all of these outstanding debentures at 125% of the dollar value of the amount redeemed plus accrued interest. This convertible debenture was redeemed by NuWave in November 2004.


         During January 2004, NuWave issued $110,000 in convertible debentures. These debentures bear interest at a rate of 5% per annum, with interest due at maturity or upon conversion. These debentures mature in January 2006. NuWave has recorded a debt discount of $27,000 at issuance of these convertible debentures to reflect the value of the beneficial conversion feature related to the convertible debentures. Accordingly, NuWave has recorded the value of the beneficial conversion features as a reduction to the carrying amount of the convertible debt and as an addition to additional paid-in capital. This debt discount is being amortized over the term of the related debentures, which is 24 months, and such amortization was recorded as interest expense on the accompanying condensed consolidated statement of operations. At the option of NuWave, upon the maturity date, these convertible debentures may be converted into NuWave's Common Stock. At the option of the holder, at any time prior to maturity, any portion of these convertible debentures may be converted into Common Stock. The value of principal and accrued interest is convertible at the per share price equal to the lesser of (a) 120% of the closing bid price, or (b) 80% of the lowest daily volume weighted average price for the five days immediately preceding the conversion date. In addition, NuWave may redeem, with 15 days advance notice, a portion or all of these outstanding debentures at 110% of the dollar value of the amount redeemed plus accrued interest.

         During October 2003, NuWave raised $200,000 through the issuance of a convertible debenture to Cornell Capital Partners, L.P. In addition, during December 2003, NuWave raised $195,000 through the issuance of convertible debentures to various unrelated parties. In September 2004, NuWave redeemed the $200,000 convertible debenture with Cornell Capital Partners, L.P. and $70,000 of the convertible debentures issued in December 2003. On December 22, 2003, NuWave issued a convertible debenture for $3,300,000 to Cornell Capital
Partners, L.P. and $250,000 to unrelated parties in connection with the acquisition of land held for development and sale which is secured through a first mortgage lien on the land. All of these debentures bear interest at a rate of 5% per annum, with interest due at maturity or upon conversion. These debentures mature at various dates ranging from October 2005 through December 2008. At the option of NuWave, upon the maturity date, these convertible debentures and accrued interest may be converted into NuWave's Common Stock. At the option of the holder, at any time prior to maturity, any portion of these convertible debentures may be converted into Common Stock. The value of principal and accrued interest is convertible at the per share price equal to the lesser of (a) 120% of the closing bid price, or (b) 80% of the lowest daily volume weighted average price for the five days immediately preceding the conversion date. In addition, NuWave may redeem a portion or all of these outstanding debentures at 110% (120% for Cornell Capital Partners, L.P.) of the dollar value of the amount redeemed plus accrued interest. Under the conversion limitation for the debentures, NuWave may issue shares under conversion only so long as, at conversion, the holder has no more than 9.9% of NuWave's outstanding shares.

         Note Payable - Related Party

         On December 22, 2003, Lehigh issued a secured note for $1,400,000 to Stone Street Asset Management LLC in conjunction with its purchase of land in New Jersey. The note provides for the payment of sixty equal monthly installments of principal and interest of $27,741 beginning on January 1, 2005, matures on January 10, 2010 and is secured through a second mortgage on the land. The note bears interest at a rate of 5% per annum.

         Warrants

         On September 24, 2003, NuWave issued 200,000 warrants to purchase NuWave's common stock at $1.00 per share. These warrants were issued to two former officers for prior services provided to NuWave. The warrants are exercisable over a five-year period which expires in September 2008.

         Equity Line of Credit

         On April 15, 2002, NuWave entered into a $3,000,000 Equity Line of Credit Agreement with Cornell Capital Partners, L.P. Provided NuWave was in compliance with the terms of the Agreement, NuWave could, at its option, periodically require the Purchaser to purchase up to $100,000 in any seven day period of NuWave's common stock (the "put" shares) up to a maximum of $3,000,000 over the next two years, commencing on May 31, 2002 (the effective date of a Securities Act of 1933 registration statement on Form SB-2 for the registration of 100,000 shares of common stock to be sold under the Agreement, plus 4,762 shares of common stock mentioned below). Additional registration statements added 280,000 shares on November 1, 2002 and 1,200,000 on January 10, 2003, bringing the total registered shares to 1,580,000 under the Agreement. NuWave issued to the Purchaser 4,362 shares of common stock as a commitment fee for entering into the Agreement. In addition, NuWave issued to the placement agent 400 shares of NuWave's common stock. For each share of common stock purchased under the Equity Line of Credit, the Purchaser paid 97% of the then Market Price (as defined in the Agreement), and was paid a fee of 4% of each advance. This Agreement expired on April 15, 2004.

         The Agreement was non-exclusive; thereby permitting NuWave to offer and sell its securities to third parties while the Equity Line of Credit was in effect. NuWave had the option to terminate the Equity Line of Credit Agreement at any time, provided there is no pending advance thereunder. During July 2003, NuWave reached the limit of 1,580,000 registered shares that were issuable under the Agreement.

         NuWave received loans from Cornell Capital Partners, L.P. aggregating $357,000 and $525,000 during the years ended December 31, 2003 and 2002, respectively. NuWave repaid certain of these loans in the amounts of $273,000 and $325,000, in each of the years December 31, 2003 and 2002, respectively through the issuance of 1,151,490 and 187,374 shares of NuWave's common stock. The common shares issued to repay these notes were issued at a 3% discount. These loans were non-interest bearing during their terms, which ranged from 90 days to 180 days.


         The balance of these loans as of September 2003, totaling $284,000, were not repaid within their term and were in default. During September 2003, NuWave entered into an Agreement with Cornell Capital Partners, L.P. to settle the default on these loans. In connection therewith, Cornell Capital Partners, L.P. agreed not to foreclose on its outstanding indebtedness of $284,000 owed by NuWave. In addition, on September 29, 2003, Cornell Capital Partners, L.P. entered into a new loan agreement with NuWave for $200,000 to be deposited in escrow to be used to satisfy certain outstanding obligations of NuWave, including trade payables, unpaid wages, and settlement of employment agreements. The loan was non-interest bearing for its original term of 180 days. Also see
Note 7 to the consolidated financial statements at December 31, 2003.


         On March 27, 2004, the $200,000 loan matured and was not repaid according to its terms. On April 5, 2004, Cornell Capital Partners, L.P. agreed to extend the due dates of the $284,000 of loans and the $200,000 loan to April 15, 2005. On May 11, 2004, Cornell Capital Partners, L.P. agreed to further extend the due dates of these $484,000 in loans to August 1, 2005. On July 20,

2004, Cornell Capital Partners, L.P. agreed to further extend the due dates of these $484,000 in loans to December 5, 2005. While in default and through the extended maturity date, the $284,000 of loans and the $200,000 loan accrue interest from the default dates at a rate of 24% per annum. On September 10, 2004, NuWave paid off in full its obligations for principal and accrued interest related to its $484,000 in loans.

         Convertible Preferred Stock

         During May 2003, NuWave entered into a Securities Purchase Agreement with several independent buyers whereby NuWave issued and sold to the buyers 67,000 shares of Series A Preferred Stock at $1 per share. The buyers were entitled, at their option, to convert the Series A Preferred Stock into shares of NuWave's Common Stock at any time commencing after May 1, 2004 at an adjusted conversion price of $0.05 per share. Any unconverted shares as of May 1, 2005 would automatically convert into shares of NuWave's Common Stock at an adjusted conversion price of $0.05 per share. NuWave had the right to redeem the outstanding Preferred Stock upon 30 days written notice at a redemption price of 150% of the subscription amount plus interest on the purchase price of 24%. If NuWave chose to redeem some, but not all, of the Series A Preferred Stock, NuWave could redeem a pro rata amount from each holder of the Series A Preferred Stock. The preferred stock was redeemed by NuWave in October 2003 for a total redemption price of $86,400. The $19,400 excess of the amount of the redemption over the amount of the original issue has been recorded as a deemed dividend - redemption premium on the convertible preferred stock.

         Shares issued for services

         On June 30, 2003, NuWave issued 25,000 shares of common stock valued at approximately $5,000 in exchange for services provided to NuWave.

         Effective June 1, 2004, NuWave issued 75,000 shares of common stock to George Kanakis, its President, under the terms of his employment contract. Under his employment agreement, Mr. Kanakis is also entitled to options to purchase 100,000 shares of common stock at some future date. NuWave has not yet adopted a stock option plan. Accordingly, these options have not yet been issued to Mr. Kanakis.

         Increase in Authorized Shares, Reduction in Par Value and Reverse Stock Split

         On December 20, 2002, the stockholders approved an increase in the number of authorized shares from 40,000,000 to 140,000,000 and a reduction of the par value per share from $0.01 to $0.001. The change in par value has been reflected in the financial statements during 2002. On July 21, 2003, NuWave's Board of Directors declared effective a reverse split of NuWave's common shares in the ratio of 1 to 50 as voted on and approved by the stockholders at NuWave's Annual Stockholders' meeting held on December 20, 2002, and effective on July 21, 2003. All share and per share amounts have been retroactively restated for the stock split.

         Issuance of Common Stock

         Between June 7, 2002 and June 30, 2002 NuWave entered into agreements with various investors whereby a total of 22,203 shares of Common Stock and warrants exercisable at $50 per share for 1,000 shares of common stock were issued for an aggregate purchase price of $330,350. In connection with the issuance of these shares, NuWave incurred costs of $35,664 in placement agent fees and expenses.

         On February 27, 2002, NuWave entered into an agreement with an investor whereby NuWave issued 4,285 shares of common stock for an aggregate purchase price of $150,000 and warrants to purchase up to 1,000 shares of Common Stock at an exercise price of $50.00 per share with an exercise period of five years expiring February 27, 2007. Under the terms of the agreement a consultant was paid a finder's fee of $1,500 representing one percent of the purchase price.

         On February 5, 2002, NuWave entered into a private placement agreement with investors whereby NuWave issued 12,000 shares of NuWave's common stock for an aggregate purchase price of $330,000. In connection with this agreement, NuWave issued to the Placement Agent a Placement Agent Warrant, exercisable to purchase up to 600 shares of common stock, representing five percent of the total of the stock issued in the Offering. The warrants shall be exercisable for a period of five years, expiring on February 8, 2007, at an exercise price of $27.50 per share. The Placement Agent also received a cash placement fee of eight percent of the purchase price and a non-accountable allowance equal to two percent of the purchase price, totaling $33,000.

         All of the above offerings and sales were deemed to be exempt under Rule 506 of Regulation D and Section 4(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of NuWave or executive officers of NuWave, and transfer was restricted by NuWave in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings.

ITEM 27. EXHIBITS

         (a) The following exhibits are filed as part of this registration statement:

EXHIBIT NO. DESCRIPTION                                              LOCATION
----------  -----------------------------------------------------    ----------------------------------------------
3.1         Articles of Incorporation of NuWave (Delaware)           Incorporated by reference to Exhibit 3.1(a) to
                                                                     Registration Statement on Form SB-2 filed with
                                                                     the Securities and Exchange Commission on
                                                                     April 2, 1996

3.2         Certificate of Amendment to Articles of Incorporation    Incorporated by reference to Exhibit 3.1(b) to
            of NuWave (Delaware)                                     Registration Statement on Form SB-2 filed with
                                                                     the Securities and Exchange Commission on
                                                                     April 2, 1996

3.3         Certificate of Authority (New Jersey)                    Incorporated by reference to Exhibit 3.1(c) to
                                                                     Registration Statement on Form SB-2 filed with
                                                                     the Securities and Exchange Commission on
                                                                     April 2, 1996

3.4         Amended Certificate of Authority (New Jersey)            Incorporated by reference to Exhibit 3.1(d) to
                                                                     Registration Statement on Form SB-2 filed with
                                                                     the Securities and Exchange Commission on
                                                                     April 2, 1996

3.5         Certificate of Amendment to Articles of Incorporation    Incorporated by reference to Exhibit 3.1(e) to
            of NuWave (Delaware)                                     Registration Statement on Form SB-2 filed with
                                                                     the Securities and Exchange Commission on
                                                                     April 2, 1996

3.6         By-Laws of NuWave                                        Incorporated by reference to Exhibit 3.2 to
                                                                     Registration Statement on Form SB-2 filed with
                                                                     the Securities and Exchange Commission on
                                                                     April 2, 1996

4.1         Form of Common Stock Certificate                         Incorporated by reference to Exhibit 4.1 to
                                                                     Amendment No. 2 to Registration Statement on
                                                                     Form SB-2 filed with the Securities and
                                                                     Exchange Commission on July 3, 1996

4.2         Form of Public Warrant Agreement between NuWave,         Incorporated by reference to Exhibit 4.2 to
            American Stock Transfer & Trust Company and Rickel &     Amendment No. 1 to Registration Statement on
            Associates, Inc.                                         Form SB-2 filed with the Securities and
                                                                     Exchange Commission on May 22, 1996

4.3         Form of Public Warrant Certificate                       (See Exhibit 4.3 to Amendment No. 2 to
                                                                     Registration Statement on Form SB-2 filed with
                                                                     the Commission on July 3, 1996

4.4         Form of Underwriter's Warrant Agreement (including       Incorporated by reference to Exhibit 4.4 to
            Warrant Certificate) between NuWave and Rickel &         Amendment No. 1 to Registration Statement on
            Associates                                               Form SB-2 filed with the Securities and
                                                                     Exchange Commission on May 22, 1996

5.1         Opinion re: Legality                                     Incorporated by reference to Form SB-2 filed
                                                                     with the Securities and Exchange Commission on
                                                                     August 9, 2004

10.1        Form of Stock Purchase Agreement, dated as of June       Incorporated by reference to Exhibit 10.45 to
            2002, between NuWave Technologies, Inc. and certain      Registration Statement on Form SB-2, filed
            investors                                                with the Securities and Exchange Commission on
                                                                     July 11, 2002

10.2        Form of Selling Stockholders Agreement, dated as of      Incorporated by reference to Exhibit 10.46 to
            July 2002 among NuWave and the Purchasers.               Registration Statement on Form SB-2, filed
                                                                     with the Securities and Exchange Commission on
                                                                     July 11, 2002

EXHIBIT NO. DESCRIPTION                                              LOCATION
----------  -----------------------------------------------------    ----------------------------------------------
10.3        Revolving Line of Credit Secured Demand Promissory       Incorporated by reference to Exhibit 10.47 to
            Note, dated December 10, 2002, to Gerald Zarin by        Registration Statement on SB-2 filed with the
            NuWave Technologies, Inc.                                Securities and Exchange Commission on December
                                                                     27, 2002

10.4        Agreement with Cornell Capital Partners LP, dated        Incorporated by reference to Exhibit 10.1 to
            September 10, 2003                                       Form 8-K, filed with the Securities and
                                                                     Exchange Commission on September 10, 2003

10.5        Convertible Debenture dated December 22, 2003, between   Incorporated by reference to Form 10-KSB filed
            Cornell Capital Partners, L.P. and NuWave                with the Securities and Exchange Commission on
                                                                     April 15, 2004

10.6        Secured Note Payable Agreement dated December 22,        Incorporated by reference to Form 10-KSB filed
            2003, between Stone Street Asset Management, LLC and     with the Securities and Exchange Commission on
            NuWave                                                   April 15, 2004

10.7        Form of convertible debenture, dated as of December      Incorporated by reference to Form 10-KSB filed
            2003, between NuWave and certain investors               with the Securities and Exchange Commission on
                                                                     April 15, 2004

10.8        Independent Sales Agent Agreement between Nextgen        Incorporated by reference to Form 10-KSB filed
            Associates, Inc. and NuWave dated October 31, 2003       with the Securities and Exchange Commission on
                                                                     April 15, 2004

10.9        Standby Equity Distribution Agreement dated as of May    Incorporated by reference to Form SB-2 filed
            2003 between NuWave and Cornell Capital Partners, L.P.   with the Securities and Exchange Commission on
                                                                     August 9, 2004

10.10       Placement Agent Agreement dated as of May 2003 between   Incorporated by reference to Form SB-2 filed
            NuWave, Newbridge and Cornell Capital Partners, L.P.     with the Securities and Exchange Commission on
                                                                     August 9, 2004

10.11       Registration Rights Agreement dated as of May 2003       Incorporated by reference to Form SB-2 filed
            between NuWave and Cornell Capital Partners, L.P.        with the Securities and Exchange Commission on
                                                                     August 9, 2004

10.12       Employment Agreement dated June 1, 2004 between NuWave   Incorporated by reference to Form SB-2 filed
            and George Kanakis                                       with the Securities and Exchange Commission on
                                                                     August 9, 2004


10.13       Agreement of sale between 24 West 96th Street Realty     Incorporated by reference to Form 10-QSB filed
            Corp. and Lehigh Acquisition Corp dated July 1, 2004     with the Securities and Exchange Commission on
                                                                     November 22, 2004

10.14       Convertible Debenture agreement between 24 West 96th     Incorporated by reference to Form 10-QSB filed
            Street Realty Corp. and NuWave dated August 20, 2004     with the Securities and Exchange Commission on
                                                                     November 22, 2004

10.15       Amended and restated Agreement of sale between 24 West   Incorporated by reference to Form 10-QSB filed
            96th Street Realty Corp. and Lehigh Acquisition Corp     with the Securities and Exchange Commission on
            dated November 10, 2004                                  November 22, 2004

14.1        Code of Ethics                                           Incorporated by reference to Form 10-KSB filed
                                                                     with the Securities and Exchange Commission on
                                                                     April 15, 2004

23.1        Consent of Marcum & Kliegman LLP                         Provided herewith

23.2        Consent of Eisner LLP                                    Provided herewith

23.3        Consent of Legal Counsel                                 Incorporated by reference to Exhibit 5.1 filed
                                                                     herewith

                    ITEM 28. UNDERTAKINGS

         The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                           (i)    Include  any  prospectus  required by Sections
10(a)(3) of the Securities Act of 1933 (the "Act");

                           (ii)  Reflect in the  prospectus  any facts or events
arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                           (iii)  Include  any  additional  or changed  material
information on the plan of distribution;

                  (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, as of December 20, 2004.


                                       NUWAVE TECHNOLOGIES, INC.

                                       By: /s/ George Kanakis
                                           -------------------------------------
                                       Name:  George Kanakis
                                       Title: President, Chief Executive Officer

                                              (Principal Executive Officer),
                                              Chief Financial Officer (Principal
                                              Accounting Officer) and Director


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.


SIGNATURE                  TITLE                                DATE
---------                  -----                               ----

/s/ George Kanakis         President, Chief Executive          December 20, 2004
------------------------   Officer (Principal Executive
George Kanakis             Officer), Chief Financial Officer
                           (Principal Accounting Officer)
                           and Director


/s/ Gary H. Giannantonio   Director                            December 20, 2004
------------------------
Gary H. Giannantonio